Exhibit 4.1

REVOLVING CREDIT AND GUARANTY AGREEMENT

dated as of August 25, 2011

among

CIT GROUP INC.,

CERTAIN SUBSIDIARIES OF CIT GROUP INC.,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent and L/C Issuer

——————————————————————————————

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BARCLAYS CAPITAL
and
J.P. MORGAN SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners

BARCLAYS CAPITAL
and
J.P. MORGAN SECURITIES LLC,
as Syndication Agents

CREDIT SUISSE SECURITIES (USA) LLC,
MORGAN STANLEY SENIOR FUNDING, INC.
and
UBS SECURITIES LLC,
as Documentation Agents

——————————————————————————————

$2,000,000,000 Revolving Credit Facility

——————————————————————————————

TABLE OF CONTENTS

Page

SECTION 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions	1
1.2	Accounting Terms	38
1.3	Interpretation, etc.	39
1.4	Exchange Rates; Currency Equivalents	39
1.5	Additional Alternative Currencies	39
1.6	Change of Currency	40
1.7	Times of Day	40
1.8	Letter of Credit Amounts	40
1.9	Type of Loans and Borrowings	41

SECTION 2

LOANS

2.1	Loans	41
2.2	Applicable Percentages; Availability of Funds	42
2.3	Use of Proceeds	43
2.4	Evidence of Debt; Register; Lenders’ Books and Records; Notes	43
2.5	Interest on Loans	44
2.6	Conversion/Continuation	45
2.7	Default Interest	45
2.8	Fees	45
2.9	Voluntary Prepayments and Commitment Reductions	46
2.10	Mandatory Prepayments; Commitment Termination	47
2.11	Application of Commitment Reductions and Payments	47
2.12	General Provisions Regarding Payments	47
2.13	Ratable Sharing	49
2.14	Making or Maintaining LIBOR Rate Loans	50
2.15	Increased Costs; Capital Adequacy; Reserves on LIBOR Rate Loans	51
2.16	Taxes; Withholding, etc.	53
2.17	Obligation to Mitigate	56
2.18	Defaulting Lenders	57
2.19	Removal or Replacement of a Lender	58
2.20	Letters of Credit	59

SECTION 3

CONDITIONS PRECEDENT

3.1	Conditions to Initial Extensions of Credit	67
3.2	Conditions to Each Credit Extension	68

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SECTION 4

REPRESENTATIONS AND WARRANTIES

4.1	Organization; Requisite Power and Authority; Qualification	69
4.2	Capital Stock and Ownership	69
4.3	Due Authorization	70
4.4	No Conflict	70
4.5	Governmental Consents	70
4.6	Binding Obligation	70
4.7	Historical Financial Statements	70
4.8	[Reserved.]	71
4.9	[Reserved.]	71
4.10	Adverse Proceedings, etc.	71
4.11	Payment of Taxes	71
4.12	Properties	71
4.13	Environmental Matters	72
4.14	No Defaults	72
4.15	Governmental Regulation	72
4.16	Margin Stock	72
4.17	Employee Matters	72
4.18	Employee Benefit Plans	73
4.19	[Reserved.]	74
4.20	Solvency	74
4.21	Compliance with Statutes, etc.	74
4.22	Disclosure	74
4.23	Terrorism Laws and FCPA	74
4.24	Insurance	74
4.25	Security Interest in Collateral	75
4.26	Intellectual Property	75
4.27	Permits, etc.	75

SECTION 5

AFFIRMATIVE COVENANTS

5.1	Financial Statements and Other Reports	75
5.2	Existence	78
5.3	Payment of Taxes and Claims	79
5.4	Maintenance of Properties	79
5.5	Insurance	79
5.6	Books and Records; Inspections	80
5.7	Compliance with Laws	80
5.8	Environmental	81
5.9	Additional Guarantors	81
5.10	Designation of Restricted and Unrestricted Subsidiaries	82
5.11	Further Assurances	82
5.12	Use of Proceeds	83
5.13	Post-Closing Obligations	83
5.14	Ratings	83

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5.15	Collateral Matters	83

SECTION 6

NEGATIVE COVENANTS
6.1	Liens	83
6.2	Restricted Payments	88
6.3	Financial Covenants	88
6.4	Merger, Consolidation or Sale of All or Substantially All Assets	89
6.5	Collateral Asset Sales	90
6.6	Negative Pledges	90

SECTION 7

GUARANTY
7.1	Guaranty of the Obligations	91
7.2	Contribution by Guarantors	91
7.3	Payment by Guarantors	92
7.4	Liability of Guarantors Absolute	92
7.5	Waivers by Guarantors	94
7.6	Guarantors’ Rights of Subrogation, Contribution, etc.	94
7.7	Subordination of Other Obligations	95
7.8	Continuing Guaranty	95
7.9	Authority of Guarantors or Borrower	95
7.10	Financial Condition of Borrower	95
7.11	Bankruptcy, etc.	96
7.12	Discharge of Guaranty Upon Sale of Guarantor	96
7.13	Taxes	97
7.14	Release of Guarantors on Collateral Release Date	97

SECTION 8

EVENTS OF DEFAULT

8.1	Events of Default	97

SECTION 9

AGENTS
9.1	Appointment of Agents, Arrangers and Other Agents	100
9.2	Powers and Duties	100
9.3	General Immunity	101
9.4	Agents Entitled to Act as Lender	103
9.5	Lenders’ Representations, Warranties and Acknowledgment	103
9.6	Right to Indemnity	104
9.7	Successor Administrative Agent; Collateral Agent	104
9.8	Proofs of Claim	106
9.9	Arrangers and Other Agents	107

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9.10	Tax Indemnification	107
9.11	Pay-Off Letter	107

SECTION 10

MISCELLANEOUS
10.1	Notices	107
10.2	Expenses	109
10.3	Indemnity	110
10.4	Set Off	111
10.5	Amendments and Waivers	111
10.6	Successors and Assigns; Participations	113
10.7	[Reserved.]	116
10.8	Survival of Representations, Warranties and Agreements	116
10.9	No Waiver; Remedies Cumulative	117
10.10	Marshalling; Payments Set Aside	117
10.11	Severability	117
10.12	Obligations Several; Independent Nature of Lenders’ Rights	117
10.13	Headings	118
10.14	APPLICABLE LAW	118
10.15	CONSENT TO JURISDICTION	118
10.16	WAIVER OF JURY TRIAL	118
10.17	Confidentiality	119
10.18	Usury Savings Clause	120
10.19	Collateral Documents and Guaranty	120
10.20	[Reserved.]	124
10.21	Patriot Act	124
10.22	Disclosure	124
10.23	Appointment for Perfection	124
10.24	Electronic Execution of Assignments	124
10.25	No Fiduciary Duty	124
10.26	Entire Agreement	125

APPENDICES:	A	Notice Addresses

SCHEDULES:	1.1A	Collateral Procedures
	1.1B	Aircraft Registration Jurisdictions
	1.1C	L/C Subsidiaries
	1.1D	Regulated Subsidiaries
	2.1	Commitments
	2.20(j)	Existing Letters of Credit
	3.1(d)	Opinions of Counsel
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	5.10	Unrestricted Subsidiaries
	5.13	Post-Closing Obligations
	7.14	Post Collateral Release Guarantors

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EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Revolving Loan Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Certificates Regarding Non-Bank Status
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Guarantor Counterpart Agreement
	H	Administrative Questionnaire
	I	Intercompany Subordination Agreement
	J	Collateral Agreement
	K	Intercreditor Agreement Joinder
	L	Guarantor Asset Coverage Ratio Certificate

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REVOLVING CREDIT AND GUARANTY AGREEMENT

This REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of August 25, 2011, is entered into by and among CIT GROUP INC., a Delaware corporation (“Borrower”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders party hereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, or any successor thereto pursuant to the terms hereof, “Administrative Agent”), Collateral Agent (in such capacity, or any successor thereto pursuant to the terms hereof, “Collateral Agent”) and L/C Issuer.

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Borrower has requested that the Lenders provide revolving credit facilities, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS AND INTERPRETATION

1.1              Definitions.

The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“23A Transaction” means any transfer or transfers of assets of Borrower or any Restricted Subsidiary to any Banking Subsidiary pursuant to waivers of or exemptions from Section 23A of the Federal Reserve Act or any comparable statute, and the rules or regulations promulgated thereunder.

“Acceptable Collateralization” means, at the L/C Issuer’s election, (i) cash collateralization of all L/C Obligations arising under Letters of Credit issued by the L/C Issuer in an aggregate amount equal to percentages of such L/C Obligations reasonably acceptable to the L/C Issuer and pursuant to pledge documentation reasonably satisfactory to the L/C Issuer, (ii) issuance to the L/C Issuer of back-to-back letters of credit from one or more financial institutions reasonably acceptable to the L/C Issuer with aggregate face amounts equal to percentages of such L/C Obligations reasonably acceptable to the L/C Issuer and in form reasonably satisfactory to the L/C Issuer or (iii) to the extent requested by Borrower, the “grandfathering” of all Letters of Credit issued by the L/C Issuer under a replacement revolving credit facility reasonably acceptable to the L/C Issuer.

“Acceptance Credit” means a commercial Letter of Credit in which the L/C Issuer engages with the beneficiary of such Letter of Credit to accept a time draft.

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum (rounded to the nearest one hundredth of one percent (1/100 of 1%)) equal to the rate determined by Administrative Agent to be the offered rate which appears on the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR 01 Page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest one hundredth of one percent (1/100 of 1%)) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest one hundredth of one percent (1/100 of 1%)) equal to the offered quotation rate to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in Same Day Funds comparable to the principal amount of the applicable Loan, for which the Adjusted LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date as reasonably determined by Administrative Agent in accordance with its customary practices, by (ii) an amount equal to (a) one, minus (b) the Applicable Reserve Requirement.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Appendix A, or such other address or account as the Administrative Agent may from time to time notify to Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower, any Restricted Subsidiary or any U.S. Banking Subsidiary) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any arbitrator whether pending or, to the best knowledge of any Relevant Officer of Borrower, any Restricted Subsidiary or any U.S. Banking Subsidiary, threatened in writing, against or affecting Borrower, any Restricted Subsidiary or any U.S. Banking Subsidiary or any property of Borrower, any Restricted Subsidiary or any U.S. Banking Subsidiary.

“Affected Lender” as defined in Section 2.14(b).

“Affected Loans” as defined in Section 2.14(b).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

Notwithstanding anything to the contrary herein, in no event shall any Agent, Arranger, Other Agent or (other than for purposes of the definition of “Eligible Assignee”) Lender, or any Person acquired or formed in connection with a workout, restructuring or foreclosure in the Ordinary Course of Business, be considered an “Affiliate” of any Credit Party.

“Agent Affiliates” has the meaning set forth in Section 10.1(b)(iii).

“Agents” means Administrative Agent and Collateral Agent.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Revolving Credit and Guaranty Agreement and any annexes, exhibits, and schedules to any of the foregoing, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

“Aircraft Mortgage” means any aircraft mortgage entered into in favor of the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, by Grantor or Owner-Trustee, as applicable, with respect to aircraft or aircraft engines owned by a Grantor or an Owner-Trustee.

“Alternative Currency” means each of Euro, Sterling, Thai Baht, Hong Kong Dollars, Canadian Dollars, Mexican Peso and Indian Rupee, and each other currency (other than Dollars) that is approved in accordance with Section 1.5.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Applicable Cash Collateralization Percentage” means (i) in the case of L/C Obligations denominated in Dollars, 100% (105% for purposes of the last paragraph of Section 8.1 and clause seventh of Section 2.12(h)), (ii) in the case of L/C Obligations denominated in Euro or Sterling, 115%, and (iii) in the case of L/C Obligations denominated in Thai Baht, Hong Kong Dollars, Canadian Dollars, Mexican Peso, Indian Rupee or any other currency, 120%.

“Applicable Margin” means the applicable percentage per annum set forth below determined by reference to the long term senior unsecured, non-credit enhanced debt rating of Borrower by S&P and Moody’s (the “Debt Rating”) to be effective promptly after (i) public announcement of any change of Borrower’s Debt Rating or (ii) delivery of written notice of any change of Borrower’s Debt Rating by Borrower to the Administrative Agent. In the case of a split rating and the ratings differential is one level (which includes a +, -, 1, 2 or 3 signifier), the higher rating will apply. In the case of a split rating and the ratings differential is more than one level, the rating that is one level higher than the lower rating will apply.

Debt Rating (S&P/Moody’s)	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans
≥ BB+ / Ba1	2.000%	1.000%
BB / Ba2	2.250%	1.250%
BB- / Ba3	2.500%	1.500%
≤ B+ / B1	2.750%	1.750%

“Applicable Percentage” means, (a) with respect to any Tranche 1 Lender at any time, the percentage (carried out to the ninth decimal place) of the Tranche 1 Total Commitments represented by such Lender’s Tranche 1 Commitment at such time, subject to adjustment as provided in Section 2.18, provided that if the Tranche 1 Commitments have been terminated, then the Applicable Percentage of each Tranche 1 Lender shall be based on the Applicable Percentage of such Tranche 1 Lender most recently in effect, giving effect to any subsequent assignments, (b) with respect to any Tranche 2 Lender at any time, the percentage (carried out to the ninth decimal place) of the Tranche 2 Total Commitments represented by such Lender’s Tranche 2 Commitment at such time, subject to adjustment as provided in Section 2.18, provided that if the Tranche 2 Commitments have been terminated, then the Applicable Percentage of each Tranche 2 Lender shall be based on the Applicable Percentage of such Tranche 2 Lender most recently in effect, giving effect to any subsequent assignments, and (c) with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Total Commitments represented by such Lender’s Commitments at such time, subject to adjustment as provided in Section 2.18, provided that if the Commitments have been terminated, then the Applicable Percentage of each Lender shall be based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Tranche 1 Lender and each Tranche 2 Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic, marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency Liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Rate Loans. A LIBOR Rate Loan shall be deemed to constitute Eurocurrency Liabilities and, as such, shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Applicable Time” means, with respect to any payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appraised Value” means, with respect to any aircraft, railcar or locomotive, the current market value of such aircraft, railcar or locomotive as determined in a “desktop” appraisal. For the avoidance of doubt, such appraisal shall not be based on forward-looking assumptions about the market environment.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Agents or to Lenders by means of electronic communications pursuant to Section 10.1(b).

“Arranger” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, the investment banking division of Barclays Bank PLC, and J.P. Morgan Securities LLC in its respective capacity as joint lead arranger and joint bookrunner.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Assignment Tax” as defined in the definition of Other Taxes.

“Attributable Indebtedness” in respect of a Sale and Leaseback Transaction means, as of the date of determination thereof, without duplication, the present value (discounted at the rate per annum equal to the rate of interest implicit in the lease involved in such Sale and Leaseback Transaction, as determined in good faith by Borrower) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, cost or expense reimbursement or indemnity on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include the amount of such penalty, but no rental payments of any kind shall be considered as required to be paid under such lease subsequent to the first date upon which it may be terminated without penalty.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, chief financial officer, chief accounting officer, controller, treasurer or assistant treasurer, in each case, whose signatures and incumbency have been certified to Administrative Agent.

“Auto-Extension Letter of Credit” as defined in Section 2.20(b)(iii).

“Availability Period” means the period from and including the Closing Date to the earlier of (i) the Final Maturity Date and (ii) the date of termination of the Commitments in accordance with the terms of this Agreement.

“Bank Activities” means (i) 23A Transactions and (ii) any transfer or transfers of assets, Liens, Indebtedness, subordinations, participations, payments, assignments, reimbursements, purchases, granting of security interests, perfection thereof, and replacements thereof to secure obligations, servicing or other agreements, arrangements, transactions or actions by Borrower or any Restricted Subsidiary or any other Person in favor of any Banking Subsidiary required to be taken or which would be prudent or desirable to take in order to comply with all agreements, arrangements or transactions now and hereafter entered into between any of Borrower or any Restricted Subsidiary or any other Person and any Banking Subsidiary, or any Banking Subsidiary and/or its regulators, and all laws, federal, state, foreign and local statutes, rules, guidelines, regulations, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all administrative orders, directed duties, requests, licenses and agreements with such Governmental Authorities, whether or not having the force of law, all arising from or relating to or connected with any Banking Subsidiary, together with all contractual indemnifications in connection with each of the above, and any and all actions undertaken in connection with any of the foregoing activities.

“Bank of America” means Bank of America, N.A. and its successors and assigns.

“Bankers’ Acceptance” means a time draft, drawn by the beneficiary under a commercial Letter of Credit and accepted by the L/C Issuer upon presentation of documents by the beneficiary of an Acceptance Credit pursuant to Section 2.20, in the standard form for bankers’ acceptances of the L/C Issuer.

“Banking Subsidiary” means, collectively, (i) the Utah Bank and any other chartered or licensed banking institution that is authorized to take deposits and a Subsidiary of Borrower from time to time, and (ii) any Subsidiary of a Person described in clause (i).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 0.5% and (iii) the Adjusted LIBOR Rate for a LIBOR Rate Loan with a one-month Interest Period commencing on such date plus 1.0%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Beneficiary” means each Agent, Arranger, Other Agent and Lender.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the board of directors, the managing member or members or any committee of managing members thereof designated to manage and direct the business of such limited liability company; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” as defined in the preamble hereto.

“Borrowing” means Loans of the same type and, in the case of LIBOR Rate Loans, having the same Interest Period made or continued by the Lenders pursuant to Sections 2.1(a) or 2.6(a), respectively.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Cape Town Convention” means the Convention on International Interests in Mobile Equipment (Cape Town, 2001).

“Cape Town Filing” means, with respect to any aircraft or aircraft engine, a filing under the Cape Town Convention with respect to such aircraft or aircraft engine.

“Capital Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee (or the equivalent) that, in conformity with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the final maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a premium or penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Carrying Value” means the book value (net of any specific reserves) determined in accordance with GAAP as in effect on the Closing Date, inclusive of fresh start accounting (“FSA”) adjustments recorded upon emergence of Borrower from bankruptcy and accretion and amortization of the FSA adjustments recorded since the date of such emergence; provided, that if there is a change in GAAP after the Closing Date that would change the Carrying Value of aircraft, railcars or locomotives, Borrower may, in its sole discretion, elect within 30 days of the effectiveness of such change in GAAP (the “GAAP Change Date”) (which election may be made only once during the term of this Agreement) to define, from and after the GAAP Change Date, Carrying Value of aircraft, railcars and locomotives as their Appraised Value as determined by a Qualified Appraiser within the six months preceding the date on which Carrying Value is being determined.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances on terms and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders), pursuant to which Borrower shall grant to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Derivatives of such term have corresponding meanings. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities and repurchase agreements for marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of issuance thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) time deposits or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank (including any branch of a commercial bank) that (a) in the case of a commercial bank organized under the laws of the United States of America, any state thereof or the District of Columbia is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and has Tier 1 capital (as defined in such regulations) of not less than $100,000,000 or (b) in the case of any other commercial bank has a short-term commercial paper rating from S&P of at least A-1 or from Moody’s of at least P-1; and (v) shares of any money market mutual fund that has (a) net assets of not less than $500,000,000, and (b) ratings of at least AA or Aa from S&P or Moody’s, respectively.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit E-1, E-2, E-3 or E-4, as applicable.

“CFL” means CIT Financial Ltd./Services Financiers Ltée, an Ontario, Canada corporation.

“Change of Control” means the occurrence of any of the following:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner of more than 50% of the total outstanding

Voting Capital Stock of Borrower (measured by voting power rather than the number of shares); or

(2) Borrower consolidates with or merges with or into any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any such Person, or any such Person consolidates with or merges into or with Borrower in any such event pursuant to a transaction in which the outstanding Voting Capital Stock of Borrower is converted into or exchanged for cash, securities or other property, other than any such transaction where:

(A) the Voting Capital Stock of Borrower outstanding immediately prior to such transaction is changed into or exchanged for Voting Capital Stock (other than Disqualified Stock) of the surviving corporation constituting a majority of the outstanding shares of such Voting Capital Stock (measured by voting power rather than the number of shares) of such surviving corporation (immediately after giving effect to such issuance); and

(B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is the Beneficial Owner of more than 50% of the total outstanding Voting Capital Stock (measured by voting power rather than the number of shares) of the surviving corporation.

“CIT Funding” means CIT Group Funding Company of Delaware LLC, a Delaware limited liability company.

“CIT Leasing” means C.I.T. Leasing Corporation, a Delaware corporation.

“CITLC Assigned Note” means that certain Promissory Note No. 3 (MSN 30267), dated as of March 27, 2008, in the original principal amount of $12,223,183.20, by Snapdragon Ltd. in favor of CIT Leasing, and any promissory note issued from time to time in replacement thereof to the extent such replacement note is payable to the order of CIT Leasing, together with certain payments received by or payable to CIT Leasing thereunder.

“CITLC Loan Assignment and Intercreditor Agreement” means that certain Loan Assignment and Intercreditor Agreement, dated as of June 11, 2008, by and between CIT Leasing (as both administrative agent and assignor) and HSH Nordbank AG, New York Branch (as assignee).

“Closing Date” means the date of the initial Credit Extensions hereunder, which is August 25, 2011.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Collateral” means, collectively, all of the property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations. For the avoidance of doubt, any Collateral released pursuant to the provisions of Section 10.19 hereof shall, upon such release, cease to be “Collateral” for any and all purposes.

“Collateral Agent” as defined in the preamble hereto and, as applicable, shall mean the Parent Collateral Agent and/or the Subsidiary Collateral Agent (each as defined in the Collateral Agreement).

“Collateral Agreement” means the Collateral Agreement, dated as of the Closing Date, and substantially in the form of Exhibit J.

“Collateral Asset Sale” means the sale, lease, conveyance or other disposition of any Collateral or the Equity Interests of any Credit Party that is an owner, whether directly or indirectly, of Collateral to any Person. Notwithstanding the preceding, none of the following items shall be deemed to be a Collateral Asset Sale: (i) a transfer of assets between or among Borrower and its Restricted Subsidiaries or a transfer from Borrower or a Restricted Subsidiary to an Owner Trust wholly owned by the Borrower or such Restricted Subsidiary, in each case, except a transfer by a Credit Party or a Subsidiary of a Credit Party to a Person that is not a Credit Party or a Subsidiary of a Credit Party; (ii) an issuance of Equity Interests by a Restricted Subsidiary of Borrower to Borrower or to a Restricted Subsidiary of Borrower, provided that Equity Interests of a Guarantor or of a direct or indirect Subsidiary of a Guarantor may only be issued to a Guarantor or a Subsidiary of a Guarantor; provided, further, however, that a Guarantor that is directly owned by Borrower may issue Equity Interests to Borrower; (iii) the sale, funding or other disposition or lease of Portfolio Assets or other assets (including equipment) in the Ordinary Course of Business; (iv) any sale or other disposition of damaged, worn-out or obsolete assets or assets that are no longer useful in the business of Borrower or any Restricted Subsidiary of Borrower; (v) the sale or other disposition of Cash or Cash Equivalents; (vi) sales or grants of licenses or sublicenses of intellectual property, and licenses, leases or subleases of other assets, of Borrower or any Restricted Subsidiary of Borrower to the extent not materially interfering with the business of Borrower and its Restricted Subsidiaries; (vii) disposition of Investments, receivables or other assets in connection with the workout, compromise, settlement or collection thereof or exercise of remedies with respect thereto, in the Ordinary Course of Business or in bankruptcy, foreclosure or similar proceedings; (viii) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon); (ix) the sale or other disposition of Equity Interests of an Unrestricted Subsidiary of Borrower; (x) Bank Activities; (xi) sales or dispositions of assets to the extent required by applicable federal, state or international law, regulation or other directive; and (xii) mergers, dispositions of assets, consolidations or sales of any Subsidiary, in each case in accordance with Section 6.4(d)(2)(A) hereof.

“Collateral Coverage Ratio” means, with respect to any date of determination, the ratio of (A) the sum of the Carrying Value, without duplication, of (i) the Collateral (excluding Cash and Cash Equivalents and the collateral securing Borrower’s outstanding Long-Dated Bonds) on which the Collateral Agent has a perfected First Priority security interest to secure the Obligations (and, in the case of Collateral comprised of assets of a type described in Schedule 1.1A hereto, in respect of which Borrower has complied with the Collateral Procedures); plus (ii) the Collateral which is aircraft registered in a jurisdiction outside the United States and owned by a Guarantor with respect to which a First Lien Cape Town Filing is in full force and effect (in respect of which Borrower has complied with the Collateral Procedures); plus (iii) unrestricted Cash and Cash Equivalents of Guarantors held in Controlled Accounts to (B) the Total Commitments hereunder on such date; provided, however, that no more than one-third (1/3) of the amount in clause (A) may be attributable to the pledge of Equity Interests of Foreign Subsidiaries. The Carrying Value of the Equity Interests of any Subsidiary shall be based upon capital account balances according to Borrower’s general ledger in accordance with GAAP and reflected at the appropriate percentages of such Equity Interests that are pledged; provided that, the value of equity in any Foreign Subsidiary shall be based on the value of equity in each of the highest-tiered pledged Foreign Subsidiaries (or, in the event the equity in a highest-tiered pledged Foreign Subsidiary is subject to release pursuant to the second sentence of Section 10.19(i), the value of equity in the next highest-tiered pledged Foreign Subsidiary that is not subject to release pursuant to the second sentence of Section 10.19(i)) and shall exclude the value of equity in any Foreign Subsidiary that may be released pursuant to the second sentence of Section 10.19(i). No assets of any Unrestricted Subsidiary shall be included in clause (A) above. For purposes of any certification of the calculation of the Collateral Coverage Ratio required hereunder (and not for any other purpose), Borrower may exclude certain assets described in clause (A) to the extent provided for in the form of Compliance Certificate; it being understood that such exclusion in the certification shall not affect whether any asset constitutes Collateral or the required priority of any Lien on Collateral.

The Carrying Value of the assets in clauses (A)(i) and (A)(ii) above as of any date of calculation (the “Calculation Date”) shall be the Carrying Value thereof as of the last day of the most recent Fiscal Quarter for which internal financial statements of Borrower are available, as adjusted to:

(1) subtract the sum of (x) the Carrying Value attributed as of the last day of such Fiscal Quarter in such calculation to the assets subject to the disposition, transfer or release of Collateral giving rise to such pro forma calculation on the Calculation Date and (y) the Carrying Value attributed as of the last day of such Fiscal Quarter in such calculation to all other Collateral (A) disposed of since the last day of such Fiscal Quarter in accordance with the terms of this Agreement or (B) released from the Collateral Agent’s Lien since the last day of such Fiscal Quarter pursuant to the terms of this Agreement, and

(2) add the Carrying Value, as set forth in reasonable detail in an Officer’s Certificate delivered by Borrower to the Administrative Agent, of all Collateral meeting the requirements described in clause (A)(i) or (A)(ii) above acquired by any Guarantor since the last day of such Fiscal Quarter in accordance with the terms of this Agreement.

“Collateral Documents” means the Collateral Agreement, each Aircraft Mortgage, each Foreign Law Pledge Agreement and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement (or its predecessor) or any of the other Credit Documents in order to grant to the Collateral Agent, for the benefit of Secured Parties, a Lien on any property of that Credit Party as security for the Obligations.

“Collateral Procedures” means the actions and procedures described on Schedule 1.1A.

“Collateral Release Date” means the first date on which (i) the Series A Second Priority Secured Notes cease to be outstanding, (ii) no Default or Event of Default exists, (iii) neither the Series C Second Priority Secured Notes nor any other debt securities issued by Borrower (except the Long-Dated Bonds) are secured by Collateral or Guaranteed by any Subsidiary and (iv) the Borrower delivers an Officer’s Certificate to the Administrative Agent certifying to the foregoing.

“Commitment” means any Tranche 1 Commitment or any Tranche 2 Commitment.

“Commitment Fee” as defined in Section 2.8(a)(i).

“Commitment Rate Percentage” shall be, at any time, the rate per annum set forth in the table below opposite the Utilization Rate:

Utilization Rate	Commitment Rate Percentage
< 33.3%	0.625%
≥ 33.3% but <66.7%	0.500%
≥ 66.7%	0.375%

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Net Worth” means, with respect to any date of determination, total shareholder’s equity of Borrower and its Subsidiaries as of such date on a consolidated basis determined in accordance with GAAP.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Administrative Agent, entered into with the bank or securities intermediary at which any Controlled Account is maintained by any Credit Party as required under the terms hereof or of the Collateral Agreement.

“Controlled Account” means each Deposit Account or Securities Account subject to a Control Agreement in favor of, or held in the name of, the Collateral Agent to secure the Obligations and not subject to any other Lien (other than Liens permitted under Section 6.1(b)(8) that are immaterial in amount).

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents (prior to the Collateral Release Date), the Intercreditor Agreement (prior to the Collateral Release Date), each Issuer Document and all other certificates, documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.

“Credit Extension” means each of the following: (a) a borrowing of Loans or (b) an L/C Credit Extension.

“Credit Party” means each Person (other than any Agent or any Lender or any representative thereof) from time to time party to a Credit Document.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Rate” means any interest payable pursuant to Section 2.7.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder (a “Funding Default”), including in respect of its Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder, (b) has notified Borrower, or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under agreements generally in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent and Borrower that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Person” means any Person that has a material line of business substantially similar to a material line of business of Borrower or any subsidiary on the Closing Date and designated in writing as a “Disqualified Person” by Borrower in the letter dated August 25, 2011 and delivered to the Lenders.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption or prepayment by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Final Maturity Date unless such Capital Stock is redeemable solely for or payable solely in Qualified Equity Interests. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer thereof may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the repayment in full of the Obligations.

“Documentation Agent” means each of Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc. and UBS Securities LLC in its respective capacity as documentation agent.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Eligible Aircraft” means aircraft Owned directly by a Guarantor or through a Guarantor’s 100% direct beneficial ownership in a Qualified Owner Trust, subject to no Liens other than Permitted Aircraft Liens; provided that (i) no more than 50% of the Carrying Value of all Eligible Aircraft shall consist of wide body aircraft, (ii) no more than 50% of the Carrying Value of all Eligible Aircraft shall consist of aircraft registered in Australia and no more than 25% of the Carrying Value of all Eligible Aircraft shall consist of aircraft registered in any other single jurisdiction, other than the U.S. or Canada, (iii) each such aircraft shall be subject to an operating lease that is in effect with such Guarantor, a Qualified Owner Trust or a Qualified Lease Subsidiary and was entered into in the ordinary course of business, the obligor under such operating lease shall not be subject to any bankruptcy, insolvency, reorganization, liquidation or similar proceedings and no payments under such operating lease shall be overdue by more than 60 days, (iv) no more than 25% of the Carrying Value of all Eligible Aircraft shall consist of aircraft leased to a single customer (including affiliates of such customer for this purpose), (v) each such aircraft shall be registered in a jurisdiction listed on Schedule 1.1B, and (vi) no such aircraft shall be leased to a lessee that is organized under the laws of or domiciled in a Prohibited Country (or, if the country in which a lessee is organized under the laws of or domiciled in becomes a Prohibited Country as a result of the jurisdiction in which such lessee is organized under or domiciled becoming a Prohibited Country after the date the applicable aircraft and lease with such lessee were included in the determination of the Guarantor Asset Coverage Ratio, the leasing of such aircraft to such lessee shall not continue for the later of (x) more than 120 days and (y) the period the applicable Credit Party is mandatorily prevented by operation of law from repossessing such aircraft, but in no event longer than 180 days).

“Eligible Assignee” means any Person other than (i) a natural person, (ii) a Disqualified Person or (iii) Borrower or any of its Affiliates; provided that if the consent of Borrower, the Administrative Agent or the L/C Issuer is required by Section 10.6(c) for an assignment to such Person, such consent shall have been obtained.

“Eligible Finance Receivable” means any Finance Receivable owned directly by a Guarantor; provided that (i) such Finance Receivable shall be graded “Pass” or “Unclassified” (i.e., not “Special Mention,” “Substandard” or “Doubtful” or similar classification) by the Borrower in its regulatory credit classifications, (ii) no payments under such Finance Receivable shall be overdue by more than 60 days, (iii) such Finance Receivable shall not be subject to any Liens other than Permitted Finance Receivable Liens and (iv) if such Finance Receivable relates to an aircraft, railcar or locomotive, (x) unless clause (y) applies, such Guarantor shall own or have a first priority perfected security interest (subject only to Permitted Aircraft Liens or Permitted Railcar Liens) in the entire such aircraft (including airframe and engines), railcar or locomotive, or if such Finance Receivable relates to the financing of a fractional interest in an entire aircraft, such Guarantor shall have a first priority perfected security interest (subject only to Permitted Aircraft Liens) in the entire fractional interest so financed and (y) if such Finance Receivable is a syndicated financing of aircraft, the collateral agent for such financing shall have a first priority perfected security interest (subject only to Permitted Aircraft Liens) in the entire such aircraft (including airframe and engines), or if such financing relates to the financing of a fractional interest in an entire aircraft, the collateral agent for such financing shall have a first priority perfected security interest (subject only to Permitted Aircraft Liens) in the entire fractional interest so financed.

“Eligible Railcar” means a railcar or locomotive owned directly by a Guarantor, subject to no liens other than Permitted Railcar Liens; provided that (i) each such railcar or locomotive shall be operated in the U.S., Canada or Mexico, (ii) no more than 10% of the Carrying Value of all Eligible Railcars shall consist of railcars or locomotives subject to an operating lease with a lessee that is domiciled in

Mexico, and (iii) each such railcar or locomotive shall be subject to an operating lease that is in effect with such Guarantor and was entered into in the ordinary course of business.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged environmental damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them) statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) protection of the environment or other environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety, health and industrial hygiene, as it relates to any Hazardous Material, or the protection of human, plant or animal health or welfare, as they relates to any Hazardous Material.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, in each case together with the regulations thereunder.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 or 430 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required contribution or installment under Section 430(j) of the Internal

Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) notice of intent to terminate a Pension Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more non-related contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability or Borrower’s reasonable expectation of liability therefor, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA or a violation of Section 436 of the Internal Revenue Code with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” of a Person means (a) any Tax imposed on or measured by net income, profits or gain by the jurisdiction in which a Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business or has a present or former connection (other than a business or connection arising solely from having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, and/or engaged in any other transaction pursuant to, any Credit Document), (b) any Tax in the nature of the branch profits tax imposed by Section 884(a) of the Internal Revenue Code that is imposed by any jurisdiction described in clause (a) above, (c) any withholding tax that is attributable to a Lender’s failure to comply with Section 2.16(e), (d) any U.S. federal withholding tax imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof and (e) in the case of a Non-U.S. Lender, any U.S. federal withholding tax imposed pursuant to any laws in effect at the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, immediately prior to designation of a new lending office (or assignment), to receive additional amounts from a Credit Party with respect to such withholding tax pursuant to Section 2.16.

“Existing Letter of Credit Facility” means that certain Amended and Restated Letter of Credit Agreement, dated as of February 18, 2011, among Borrower, certain Subsidiaries of Borrower party thereto from time to time, each lender from time to time party thereto and Bank of America, as administrative agent and letter of credit issuer.

“Existing Letter of Credit Rollover Date” means a Business Day agreed to between Borrower and Bank of America that is no later than six (6) Business Days after the Closing Date.

“Existing Letters of Credit” means the letters of credit and bankers’ acceptances issued under the Existing Letter of Credit Facility that are outstanding on the Closing Date, as identified on Schedule 2.20(j) hereto, which schedule may be amended prior to the Existing Letter of Credit Rollover Date as agreed among Borrower, Bank of America and the Administrative Agent in writing.

“Existing Term Loan Credit Facility” means that certain Third Amended and Restated Credit and Guaranty Agreement, dated as of August 11, 2010, by and among Borrower, certain Subsidiaries of Borrower party thereto, the lenders party thereto from time to time and Bank of America, as administrative agent and collateral agent, as amended prior to the date hereof.

“Factored Accounts” as defined in Section 10.19(f).

“Fair Market Value” means, with respect to any asset, the value that would be paid by a willing buyer to an unaffiliated willing seller in a sale or other disposition of such asset not involving distress or necessity of either party, as determined in good faith by the chief financial officer, chief accounting officer, treasurer, assistant treasurer, or controller, which determination will be conclusive (unless otherwise provided in this Agreement).

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotations on such day received by Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Act” means the Federal Reserve Act of 1913, as amended from time to time, and any successor statute.

“Final Maturity Date” means August 14, 2015.

“Finance Receivable” means credit extended to customers through financing arrangements, including but not limited to term and revolver loans and financing leases, but excluding operating leases.

“First Lien Cape Town Filing” means, with respect to any aircraft, (i) a Cape Town Filing with respect to such aircraft has been made to secure the Obligations and is in full force and effect, (ii) no Cape Town Filing with respect to such aircraft is in full force and effect with priority over such Cape Town Filing (other than a Cape Town Filing of a lease or sublease of such aircraft), (iii) such aircraft is subject to no other Lien other than a Permitted Collateral Lien and (iv) the Collateral Agent’s Lien is senior to any other Lien on such Collateral (except (A) any lease or sublease thereon that is not prohibited hereunder and (B) Liens permitted under Section 6.1(b)(2), Section 6.1(b)(8), Section 6.1(b)(13) and Other Priority Liens, in each case that are immaterial in amount).

“First Lien Obligations” means all Obligations secured by Liens (other than Junior Liens) on Collateral (including the Obligations under this Agreement).

“First Priority” means, with respect to any Lien purported to be created in any Collateral, that (i) such Lien is the only Lien to which such Collateral is subject, other than any Permitted Collateral Lien, and (ii) such Lien is senior to any other Lien on such Collateral other than (A) Liens permitted under Section 6.1(b)(2), Section 6.1(b)(8), Section 6.1(b)(13) and Other Priority Liens, in each case that are immaterial in amount and (B) in the case of Collateral consisting of aircraft, aircraft engines, rail assets or any other leased assets leased by Borrower or any Restricted Subsidiary, any lease or sublease thereon not prohibited hereunder.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and the Restricted Subsidiaries ending on December 31 of each calendar year.

“Foreign Grantor” has the meaning assigned to that term in the Collateral Agreement.

“Foreign Law Pledge Agreement” means the (i) Second Amended and Restated Pledge Agreement dated as of March 4, 2010 made by CIT Financial (Barbados) SRL in favor of Barclays Bank PLC, as Collateral Agent; (ii) Share Mortgage in respect of a percentage of the Shares held in CIT Group Finance (Ireland), dated as of August 13, 2009, as amended on October 28, 2009, among CIT Holdings No.2 (Ireland), as mortgagor and Barclays Bank PLC (replaced by Bank of America, N.A.), as Collateral Agent; and (iii) Share Mortgage in respect of Shares held in CIT Aerospace International, dated as of August 13, 2009, among CIT Holdings Canada ULC, as mortgagor and Barclays Bank PLC (replaced by Bank of America, N.A.), as Collateral Agent, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

“Fraudulent Conveyance” as defined in Section 7.1.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSA” as defined in the definition of “Carrying Value.”

“Funding Default” as defined in the definition of “Defaulting Lender.”

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” as defined in Section 1.2.

“GAAP Change Date” as defined in the definition of “Carrying Value.”

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity or Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Collateral Agreement and any collateral agreement to which Borrower may be a party.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, that is (a) an obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the Indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against non-payment or non-discharge in respect thereof; or (b) a liability of such Person for Indebtedness of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (b), the primary purpose or intent thereof is as described in clause (a) above.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor Asset Coverage Ratio” means, with respect to any date of determination, the ratio of (A) the sum of, without duplication, (i) the Carrying Value of (1) all Eligible Finance Receivables, (2) all Eligible Aircraft and (3) all Eligible Railcars (provided that, in the case of each of clauses (1), (2) and (3), Borrower may elect to exclude any asset or any portion thereof from such calculation), plus (ii) unrestricted Cash and Cash Equivalents owned directly by Guarantors and held in Deposit Accounts and Securities Accounts at the Administrative Agent or another Lender to (B) the sum of (i) the Total Commitments on such date plus (ii) the aggregate amount of all outstanding Indebtedness for borrowed money (including, without duplication, Guarantees of such Indebtedness) of the Guarantors (excluding

Subordinated Intercompany Indebtedness) on such date; provided that no more than one-half of the amount in clause (A) shall consist of the Carrying Value of Eligible Aircraft.

The Carrying Value of Eligible Finance Receivables, Eligible Aircraft and Eligible Railcars as of any date of calculation shall be the Carrying Value thereof as of the last day of the most recent month for which the Officer’s Certificate pursuant to Section 5.1(c) has been or was required to be delivered on or prior to such date of calculation, as adjusted to:

(a) subtract the sum of the Carrying Value attributed in such calculation to (i) each asset that is disposed of to any Person other than a Guarantor, (ii) each asset (or any portion thereof) that Borrower determines to exclude from the calculation of Guarantor Asset Coverage Ratio and (iii) each asset that becomes subject to a Lien other than a Permitted Aircraft Lien, Permitted Finance Receivable Lien or Permitted Railcar Lien, as applicable, in each case of clauses (i), (ii) and (iii), to the extent occurring after the last day of the most recent month for which the Officer’s Certificate pursuant to Section 5.1(c) has been or was required to be delivered on or prior to the date of calculation; provided that no such subtraction pursuant to clause (i) or (iii) shall be required unless assets with an aggregate Carrying Value (considering clauses (i) and (iii) together) of more than $50 million are so disposed of or encumbered after the end of the most recent month for which the Officer’s Certificate pursuant to Section 5.1(c) has been or was required to be delivered on or prior to such date of calculation; and

(b) add the sum of the Carrying Value of each Eligible Finance Receivable, Eligible Aircraft and Eligible Railcar that Borrower determines, after the last day of the most recent month for which the Officer’s Certificate pursuant to Section 5.1(c) has been or was required to be delivered on or prior to such date of calculation, to include in the calculation of the Guarantor Asset Coverage Ratio; provided that no such addition pursuant to this clause (b) shall be permitted with respect to any such calcuation unless assets with an aggregate Carrying Value of more than $50 million are so added for purposes of such calculation.

“Guarantor Counterpart Agreement” means a Guarantor Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.9.

“Guarantor Ratio Assets” means, at any time, the assets of the Guarantors included in the calculation of the Guarantor Asset Coverage Ratio at such time.

“Guarantors” means:

(1) each Subsidiary of Borrower that is a guarantor of the Existing Term Loan Credit Facility on the Closing Date; and

(2) any other Subsidiary of Borrower that executes a Guarantor Counterpart Agreement in accordance with the provisions of this Agreement,

and their respective successors and assigns, in each case, until such Person has been released from the Guaranty in accordance with the provisions of this Agreement.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law or Governmental Authority or which poses a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past or current activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means (i) the audited consolidated financial statements of Borrower and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows, as of and for the Fiscal Year ended December 31, 2010, and (ii) unaudited consolidated financial statements of Borrower and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows, as of and for the six months ended June 30, 2011.

“Honor Date” as defined in Section 2.20(c)(i).

“IFRS” as defined in the definition of “GAAP.”

“Immaterial Subsidiary” means, as of any date, (unless such Subsidiary is otherwise classified as a Special Purpose Entity, Joint Venture or Regulated Subsidiary) any Subsidiary (A) that (i) (a) has assets with an aggregate Carrying Value less than $5.0 million, (b) has aggregate revenues less than $5.0 million for the most recently ended Fiscal Year for which financial statements were delivered pursuant to Section 5.1 immediately preceding the date on which the calculation is required to be made, and (c) is not integral to the business or operations of Borrower and its Subsidiaries, taken as a whole (other than Immaterial Subsidiaries), and (ii) has no Subsidiaries (other than Immaterial Subsidiaries), (B) the Capital Stock of which was acquired in connection with the workout of assets or exercise of remedies in the Ordinary Course of Business or as the proceeds of collateral securing a loan or other financing asset or in connection with servicing or managing assets in the Ordinary Course of Business, or (C) whose sole asset is one or more runoff portfolios or assets acquired in a workout.

“Increased Cost Lender” as defined in Section 2.19.

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of Capital Lease Obligations that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding obligations incurred in the Ordinary Course of Business having a term of less than six (6) months that are not overdue by more than sixty (60) days) which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person; (vi) all indebtedness of the type described elsewhere in this definition secured by any Lien on any property or asset owned or held by that Person regardless of whether such indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (vii) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bond and similar credit transactions for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or drafts; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another of the type described in clauses (i) through (vii) or clauses (xi) through (xiii); (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the type described in clauses (i) through (vii) or clauses (xi) through (xiii) of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against non-payment or non-discharge in respect thereof; (x) any liability of such Person for an obligation of the type described in clauses (i) through (vii) or clauses (xi) through (xiii) of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclause (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction valued at the termination value thereof, including any Rate Management Transaction, whether entered into for hedging or speculative purposes; (xii) the maximum fixed redemption or repurchase price of all Disqualified Stock of such Person; and (xiii) all Attributable Indebtedness of such Person. Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly or by operation of law non-recourse to such Person.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any required investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of outside counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) and any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); (ii) the statements contained in the commitment letter or proposal letter delivered by any Lender to Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim against or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Information Platform” as defined in Section 5.1(m).

“Institutional Term Loan” means any term loan borrowed by Borrower or any Subsidiary that is syndicated in the institutional term loan market.

“Intercreditor Agreement” means the Senior Intercreditor and Subordination Agreement, dated as of December 10, 2009, as amended by the First Amendment to the Senior Intercreditor and Subordination Agreement, dated as of August 11, 2010, and as supplemented by the Joinder Agreement dated as of March 30, 2011, the Joinder Agreement dated as of June 15, 2011 and the Intercreditor Agreement Joinder, among Bank of America, as First Lien Credit Facility Representative and First Lien Agent, Deutsche Bank Trust Company Americas, as Series A Representative, Series A Collateral Agent, Series C Representative, Series C Collateral Agent, Borrower, the Guarantors and certain other parties, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Intercreditor Agreement Joinder” means the Joinder to the Intercreditor Agreement, dated as of the Closing Date, and substantially in form of Exhibit K.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, (a) the last day of each Fiscal Quarter, commencing on the first such date to occur after the Closing Date; and (b) the Final Maturity Date with respect to such Loan; and (ii) any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of any Interest Period of longer than three (3) months Interest Payment Date shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a LIBOR Rate Loan, an interest period of one, two, three or six months or, if each applicable Lender agrees, an interest period of nine or twelve months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this proviso, end on the last Business Day of a calendar month; and (c) no Interest Period shall extend beyond the Final Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of (i) loans (including Guarantees or other obligations but excluding extensions of trade credit), accounts receivable or deposits made in the Ordinary Course of Business), (ii) advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the Ordinary Course of Business), (iii) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, or (iv) any item that is or would be classified as an investment on a balance sheet prepared in accordance with GAAP. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) in favor of the L/C Issuer (including any authorization for air release of cargo or release of shipment without surrender of marine bills of lading) and relating to such Letter of Credit.

“Joint Venture” means a joint venture, partnership or other similar arrangement, in each case with a Person or Persons who are not Subsidiaries of Borrower, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Restricted Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Junior Debt” means any Indebtedness of Borrower or any Guarantor other than (i) First Lien Obligations, (ii) Indebtedness secured by Permitted Collateral Liens other than Junior Liens, and (iii) Indebtedness owing to Borrower, any Restricted Subsidiary or any Regulated Subsidiary.

“Junior Liens” means the Liens that are junior in priority to the Liens securing the Obligations and that are subject to the terms of the Intercreditor Agreement as such.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Tranche 2 Lender, such Tranche 2 Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Facility” means any facility related to the issuance of letters of credit, together with any documents entered into or otherwise related thereto (including any cash collateral and control agreements), as the same may be amended, amended and restated, supplemented or otherwise modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced, in whole or in part, from time to time.

“L/C Issuer” means Bank of America, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Participation Fee” as defined in Section 2.8(a)(iii).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit (including the maximum aggregate amount which is, or at any time thereafter may become, payable by the L/C Issuer under all then outstanding Bankers’ Acceptances and Letters of Indemnity) plus the aggregate of all Unreimbursed Amounts, including, without duplication, all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.8. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP or article 29 of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means, at any time, the Tranche 2 Total Commitments at such time.

“L/C Subsidiary” means (i) any Subsidiary listed on Schedule 1.1C or (ii) any Subsidiary designated as an L/C Subsidiary by Borrower after the Closing Date by written notice to the Administrative Agent and the L/C Issuer at least five (5) Business Days in advance of the effectiveness thereof; provided that such Subsidiary has delivered the documents specified in Section 3.1(b) and (j) to the Administrative Agent and L/C Issuer prior to such Subsidiary being designated an “L/C Subsidiary.”

“Lender” means each Lender party hereto on the Closing Date, and any other Person that becomes a party hereto pursuant to an Assignment Agreement other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Letter of Credit” means (i) any letter of credit or Letter of Indemnity issued hereunder or (ii) any Existing Letter of Credit. A Letter of Credit may be a commercial letter of credit (payable against sight or time drafts, including any Bankers’ Acceptances arising from acceptance of time drafts) or a standby Letter of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer (which, in the case of any Letter of Credit issued for the account of any customer of Borrower or any Subsidiary, at the L/C Issuer’s election, shall be executed by both (i) Borrower or the applicable L/C Subsidiary and (ii) such customer) and, as applicable, shall include such general acceptance agreements, applications, certificates and other documents as L/C Issuer may require in connection with the creation of Bankers’ Acceptances.

“Letter of Credit Expiration Date” means the day that is five days prior to the Final Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Indemnity” means any air release, steamship guarantee or similar document providing indemnity to a carrier for air release of cargo or release of shipment without surrender of bills of lading for such cargo or shipment.

“LIBOR Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Loan” means any Tranche 1 Loan or any Tranche 2 Loan.

“Long-Dated Bonds” means the senior notes issued pursuant to that certain Indenture, dated as of January 20, 2006, between CIT Group Inc., as issuer, and The Bank of New York Mellon (formerly The Bank of New York), as successor trustee, as supplemented from time to time, as such notes are outstanding on the Closing Date.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, properties, assets, or condition (financial or otherwise) of Borrower, the Restricted Subsidiaries and the Banking Subsidiaries taken as a whole; (ii) the ability of the Credit Parties as a whole to fully and timely perform the Obligations; (iii) the legality, validity, binding effect, or enforceability against the Credit Parties of the Credit Documents, in each case, taken as a whole; (iv) prior to the Collateral Release Date, the Collateral Agent’s Liens (on behalf of itself and the Secured Parties) on the Collateral, taken as a whole, or on the priority of such Liens, taken as a whole, except to the extent Liens on Collateral are expressly not required to be maintained pursuant to this Agreement or any Collateral Document; or (v) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or (prior to the Collateral Release Date) any Secured Party under the Credit Documents, taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, (i) to which Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates is making or accruing an obligation to make contributions or (ii) in respect of which Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates could have liability under Section 4201 of ERISA in the event of a complete or partial withdrawal of any Person from such plan.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Non-Consenting Lender” as defined in Section 2.19.

“Non-Extension Notice Date” as defined in Section 2.20(b)(iii).

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-U.S. Lender” as defined in Section 2.16(e).

“Non-Voting Capital Stock” means, with respect to any issuer of Capital Stock, the Capital Stock of such issuer that is not Voting Capital Stock.

“Note” means a Revolving Loan Note substantially in the form of Exhibit B.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means all liabilities and obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Arrangers, the Other Agents, the Lenders or any of them under any Credit Document, whether for principal, interest and fees (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“Obligee Guarantor” as defined in Section 7.7.

“Officer’s Certificate” means a certificate executed by an Authorized Officer of Borrower in his or her official (and not individual) capacity.

“Ordinary Course of Business” means each of the following occurring in the ordinary course of business: (i) all activities conducted by Borrower and its Subsidiaries in the ordinary course of their businesses, regardless of frequency, including, without limitation, the following activities: providing, arranging or syndicating financing (whether debt or equity), holding Portfolio Assets and their other assets and properties, asset management and servicing, factoring, trade accounts receivable purchasing, trade accounts receivable management services, leasing (both capital and operating leasing, and sales and exchanges pursuant to such leasing, and real estate leasing and subleasing to or from third parties with respect to operating locations), purchases, sales, transfers or other dispositions of Portfolio Assets, investment advisory services, insurance products, vendor financing, management, Portfolio Asset management, purchases and sales or other dispositions of assets and Capital Stock (including Investments in Joint Ventures) acquired in workouts of Portfolio Assets or factoring facilities, in each case in this clause (i), to third parties or to Subsidiaries in the ordinary course of business, (ii) any financings (including any Investments and other transactions in connection therewith) of the foregoing activities through securitizations, secured financings, bank loans, conduit facilities, trusts, special purpose vehicles or other means, (iii) any related workout, exercise of remedies or restructuring activities, including, without limitation, formation of a special purpose vehicle to acquire, hold or dispose of assets and Capital Stock obtained in connection with such restructuring or other activities, (iv) managing and operating assets and businesses acquired through the exercise of remedies, (v) business associated with investments, banking or investment banking (including commercial and retail deposit taking and Bank Activities) or finance companies and (vi) any reasonable extension or evolution of the foregoing activities.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement or limited liability company agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Agent” means each of the Syndication Agents and Documentation Agents.

“Other Priority Liens” means (a) (x) Liens for Taxes (i) for amounts not yet overdue, or (ii) for amounts that are overdue if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts; and (y) Liens with respect to other claims described in Section 5.3; provided that the requirements of Section 5.3 applicable thereto are complied with; (b) statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, suppliers, repairmen, workmen and materialmen, ordinary course Liens on aircraft for airport, navigation, and other en-route charges, permitted Liens under leases and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) or 436(f) of the Internal Revenue Code or by ERISA), (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts; (c) Liens incurred in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of Indebtedness for borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof, or deposits made to secure liability to insurance carriers; (d) easements, rights of way, restrictions, encumbrances, encroachments, and other minor defects or irregularities in title or ownership rights, in each case which do not and will not interfere in any material respect with the value or use of the property to which such Lien is attached or with the ordinary conduct of the business of Borrower or any of its Restricted Subsidiaries; (e) Liens solely on any cash earnest money deposits made by Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement the consummation of which would be permitted hereunder; (f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (g) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; and (h) licenses or sublicenses of patents, trademarks and other intellectual property rights granted by Borrower or any of its Restricted Subsidiaries in connection with Ordinary Course of Business.

“Other Taxes” means any and all present or future stamp, registration, recording, filing, transfer, documentary, excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to or in connection with, any Credit Document, excluding any such Tax imposed as a result of an assignment by a Lender (“Assignment Tax”) if the Lender has a present or former connection with the jurisdiction imposing such Assignment Tax (other than a connection arising solely from having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, and/or engaged in any other transaction pursuant to, any Credit Document).

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Own” means, with respect to any aircraft, to hold legal and sole ownership of such aircraft directly or to hold 100% of the beneficial ownership of such aircraft through a trust, conditional sale or similar arrangement holding title to such aircraft. The terms “Ownership” and “Owned by” have a correlative meaning.

“Owner Trust” means any trust holding title to any aircraft, 100% of the beneficial ownership of which trust is held by Borrower or any Grantor.

“Owner-Trustee” means the owner-trustee (not in its individual capacity but solely as trustee) of an Owner Trust, the property of which is beneficially owned by a Grantor.

“Participant” as defined in Section 10.6(g)(ii).

“Participant Register” as defined in Section 10.6(g)(iv).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means an Employee Benefit Plan that is a “defined benefit plan” (as defined in Section 414(j) of the Code and Section 3(35) of ERISA) other than a Multiemployer Plan.

“Permitted Collateral Liens” means each of the Liens permitted pursuant to Section 6.1 and Other Priority Liens.

“Permitted Aircraft Liens” means (i) Liens described under clause (a)(x) in the definition of Other Priority Liens, (ii) any Lien of landlords, carriers, warehousemen, hanger keepers, mechanics, suppliers, repairmen, workmen, materialmen and the like (including liens for airport, navigation, and other en-route charges) arising in the ordinary course of business by operation of Law (or under customary terms of repair or modification agreements or any engine or parts-pooling arrangements) or similar Lien, in each case (x) which are either not overdue or are being contested in good faith by appropriate proceedings, and (y) securing obligations that are not incurred in connection with the obtaining of any Indebtedness for borrowed money, and (iii) the lease pursuant to which the applicable aircraft is leased or any sublease of such aircraft or any liens incurred by lessees or sublessees in connection with such arrangements or in their interest in such lease or sublease.

“Permitted Finance Receivable Liens” means (i) Liens described under clause (a)(x) in the definition of Other Priority Liens, and (ii) Liens that are rights of set off or other limitations or encumbrances relating to transactions with a syndicate member or participant or agent or letter of credit bank or issuer in a loan or equity transaction in the ordinary course of business securing obligations that are not incurred in connection with the obtaining of any Indebtedness for borrowed money.

“Permitted Funding Indebtedness” means any (i) Indebtedness incurred in the Ordinary Course of Business, the proceeds (if any) of which are used in the Ordinary Course of Business, including, without limitation, customary loans or lines of credit (revolving and term), asset swaps, factoring agreements, trade accounts receivable purchasing agreements, securitizations and conduits and other similar transactions, total return swaps, secured financings, letters of credit facilities, aircraft acquisition financings, purchase money financing, repurchase transactions, reverse repurchase transactions or warehouse financings (including any reasonable extension or evolution of such activities including for purposes of financing other types of financial or operating assets), and (ii) any and all indemnification or guaranty obligations arising in connection with any of the foregoing activities.

“Permitted Railcar Liens” means (i) Liens described under clause (a)(x) in the definition of Other Priority Liens, (ii) any Lien of landlords, carriers, warehousemen, mechanics, suppliers, repairmen, workmen, materialmen and the like arising in the ordinary course of business by operation of law (or under customary terms of repair or modification agreements or parts-pooling arrangements) or similar Lien, in each case (x) which are either not overdue or are being contested in good faith by appropriate proceedings, and (y) securing obligations that are not incurred in connection with the obtaining of any Indebtedness for borrowed money, and (iii) the lease pursuant to which the applicable railcar is lease or any sublease of such railcar or any liens incurred by lessees or sublessees in connection with such arrangements or in their interest in such lease or sublease.

“Permitted Release Collateral” means (i) Collateral to the extent that it is subject to a Lien described in clause (4), (5), (6), (7), (10), (11), (12)(c), (15), (17) or (to the extent it relates to any of the foregoing) (19) of Section 6.1(b) and (ii) Collateral subject to Liens permitted pursuant clause (8), (9)(a), (12)(a), (12)(b) or (to the extent it relates to any of the foregoing) (19) of Section 6.1(b) or Liens described in clause (a), (b), (c), (e) or (f) of the definition of “Other Priority Liens”, in each case, with an aggregate Fair Market Value (measured at the time of the applicable release) not to exceed $10,000,000 during the term of this Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PMSI Assets” as defined in Section 6.1(b)(5).

“Portfolio Assets” means any assets or rights acquired, funded, held, managed, financed, syndicated or otherwise generated or disposed of in the Ordinary Course of Business, including, without limitation, loans, leases, inventory, equipment, intellectual property rights, securities and investment property (equity or otherwise), mortgages and instruments (negotiable or otherwise), receivables, trade payables or trade account receivables, and any other financial assets and the proceeds and products of the foregoing.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal Office” means, for each of the Administrative Agent and any Lender, such Person’s “Principal Office” (and account as appropriate) as set forth on Appendix A, or such other office or account or office of a third party or sub agent, as appropriate, as such Person may from time to time designate in writing to Borrower and each Lender.

“Prohibited Country” means a country or territory that is the subject of sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council or other sanctions authority relevant in the United States or any other jurisdiction of incorporation or formation of any Guarantor or Owner Trust that owns Eligible Aircraft.

“Public Lender” as defined in Section 5.1(m).

“Publicly Traded Debt Securities” means any issue of debt securities of Borrower or any of its Restricted Subsidiaries originally issued in a public offering registered with the SEC or in an offering pursuant to Rule 144A under the Securities Act and of which issue at least $50.0 million aggregate principal amount is outstanding.

“Qualified Appraiser” means (i) in the case of aircraft, any of AVITAS, Inc., Aircraft Information Services, Inc. or Aviation Specialist Group, (ii) in the case of railcars or locomotives, Rail Solutions, Inc. and (iii) any other appraisal firm selected and retained by Borrower and reasonably acceptable to the Administrative Agent.

“Qualified Equity Interests” means Capital Stock of Borrower that is not Disqualified Stock.

“Qualified Lease Subsidiary” means a Subsidiary that (a) does not engage in any activities other than entering into (i) leases (each, a “headlease”) with respect to aircraft with a Guarantor, a Qualified Owner Trust or another Qualified Lease Subsidiary and (ii) subleases with respect to such aircraft with the ultimate customer or another Qualified Lease Subsidiary, (b) is obligated to pay, and pays, not less than 98% of the rental payments under the sublease as rental payment under the headlease and (c) has no liabilities other than those incidental to the foregoing.

“Qualified Owner Trust” means an Owner Trust that (a) is wholly owned, beneficially and of record, directly by a Guarantor, (b) does not engage in any activities other than (i) holding title to aircraft for the benefit of one or more Guarantors and (ii) entering into leases with respect to such aircraft for the benefit of one or more Guarantors, and (c) has no liabilities other than those incidental to the foregoing.

“Rate Management Transactions” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by Borrower or any Restricted Subsidiary which is a rate swap, basis swap, total return swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, or the purchase of credit default swaps.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Refinancing” with respect to any Indebtedness, a renewal, refunding, extension, refinancing, replacement, defeasance or discharge of such Indebtedness.

“Register” as defined in Section 2.4(b).

“Regulated Subsidiary” means any Person identified on Schedule 1.1D and each other Person identified from time to time by any Credit Party in writing to the Agents in accordance with Section 10.1 so long as, in each case, such Person is an entity directly regulated by a Governmental Authority, including any Banking Subsidiary and its Subsidiaries, or whose assets or business consist primarily of assets (e.g., licenses) or businesses regulated directly by a Governmental Authority.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and the Exchange Act.

“Regulation S-X” means Regulation S-X as promulgated by the SEC under the Securities Act.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, chief financial officer, chief accounting officer, controller, treasurer or assistant treasurer.

“Replacement Lender” as defined in Section 2.19.

“Requisite Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed, without duplication, “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

“Requisite Tranche Lenders” means (a) with respect to the Tranche 1 Facility, the Requisite Tranche 1 Lenders and (b) with respect to the Tranche 2 Facility, the Requisite Tranche 2 Lenders.

“Requisite Tranche 1 Lenders” means one or more Lenders having or holding Tranche 1 Exposure representing more than fifty percent (50%) of the Tranche 1 Exposure of all Lenders, provided that the Tranche 1 Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Tranche 1 Lenders.

“Requisite Tranche 2 Lenders” means one or more Lenders having or holding Tranche 2 Exposure representing more than fifty percent (50%) of the Tranche 2 Exposure of all Lenders, provided that the Tranche 2 Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Tranche 2 Lenders.

“Restricted Payment” as defined in Section 6.2(a).

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, a Restricted Subsidiary refers to a Restricted Subsidiary of Borrower.

“Revaluation Date” means, with respect to any Letter of Credit, each of the following: (i) each date of issuance or renewal of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) the first Business Day of each month and (v) such additional dates as the Administrative Agent or the L/C Issuer shall reasonably determine (including, without limitation, on any date when the L/C Issuer issues a Letter of Indemnity, an airway bill release, steamship guarantee or a banker’s acceptance in respect of a Letter of Credit) or the Requisite Tranche 2 Lenders shall reasonably require.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sale and Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby Borrower or a Restricted Subsidiary transfers such property to a Person and Borrower or a Restricted Subsidiary leases it from such Person.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be reasonably determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Notes” means (i) the Series A Second Priority Secured Notes and (ii) the Series C Second Priority Secured Notes.

“Secured Parties” means, collectively, the Lenders, the Arrangers, the Agents, the L/C Issuer and any agents or sub-agents appointed by Administrative Agent or Collateral Agent pursuant to Section 9.3(h).

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means a “securities account” as defined in Section 8-501 of the UCC, with a bank or like organization.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Series A Collateral Agreement” means the Series A Collateral Agreement, dated as of December 10, 2009, relating to the 7.0% Series A Second Priority Secured Notes of Borrower, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Series A Indenture” means the Indenture, dated as of December 10, 2009, as supplemented by the First Supplemental Indenture, dated December 10, 2009, as amended on May 31, 2011, relating to the 7.0% Series A Second Priority Secured Notes of Borrower, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Series A Second Priority Secured Notes” means the 7.0% Series A Second Priority Secured Notes issued under the Series A Indenture and outstanding on the Closing Date.

“Series C Collateral Agreement” means the Series C Collateral Agreement, dated as of March 30, 2011, as amended on June 15, 2011, relating to the Series C Second Priority Secured Notes, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Series C Indenture” means the Indenture, dated as of March 30, 2011, as supplemented by the First Supplemental Indenture, dated March 30, 2011, and the Second Supplemental Indenture, dated June 15, 2011, relating to the Series C Second Priority Secured Notes, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Series C Second Priority Secured Notes” means the Series C Second Priority Secured Notes issued under the Series C Indenture and outstanding on the Closing Date.

“Significant Subsidiary” means any Restricted Subsidiary or any U.S. Banking Subsidiary that is a chartered or licensed banking institution that is authorized to take deposits that, in either case, would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Borrower substantially in the form of Exhibit F-2.

“Solvent” means that as of the date of determination, (a) the sum of Borrower’s debts and liabilities (including contingent liabilities) does not exceed the present fair saleable value of Borrower’s present assets; (b) Borrower’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) Borrower does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Special Purpose Entity” means a Person (i) formed by Borrower or a Subsidiary of Borrower for a limited purpose or having a limited business purpose in connection with the Ordinary

Course of Business or (ii) the Capital Stock of which was acquired in connection with the workout of assets or exercise of remedies in the Ordinary Course of Business or as the proceeds of collateral securing a loan or other Portfolio Asset or in connection with servicing or managing assets in the Ordinary Course of Business, which is designated as a Special Purpose Entity by Borrower or a Guarantor.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the issue date of such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Intercompany Indebtedness” means Indebtedness of any Guarantor to Borrower or any Subsidiary; provided that all such Indebtedness of any Guarantor shall be expressly subordinated to the Obligations on the terms attached hereto as Exhibit I.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, limited liability company, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting, agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, limited liability company, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

Unless otherwise specified, a Subsidiary refers to a Subsidiary of Borrower.

“Syndication Agent” means each of Barclays Capital, the investment banking division of Barclays Bank PLC, and J.P. Morgan Securities LLC in its respective capacity as syndication agent.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, claim, fee, deduction or withholding of any nature imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, penalties or additional amounts thereon.

“Tax Related Person” means any Person (including a beneficial owner of an interest in a pass-through entity) who is required to include in income amounts realized (whether or not distributed) by an Agent, a Lender or Participant or any Tax Related Person of any of the foregoing.

“Terminated Lender” as defined in Section 2.19.

“Terrorism Laws” means any of the following: (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the Patriot Act (as it may be subsequently codified), (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.

“Threshold Amount” means $250,000,000.

“Total Commitments” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trade Finance Grantor” as defined in Section 10.19(f).

“Tranche” means the Tranche 1 Facility or the Tranche 2 Facility.

“Tranche 1 Commitment” means, with respect to each Tranche 1 Lender, its obligations to make Tranche 1 Loans to Borrower pursuant to Section 2.1(a)(i), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Tranche 1 Commitment” or opposite such caption in the Assignment Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Tranche 1 Exposure” means, with respect to any Lender, as of any date of determination, the sum of (i) any unfunded Tranche 1 Commitment of such Lender in effect as of such date, if any, and (ii) the principal amount of the Tranche 1 Loans of such Lender outstanding as of such date.

“Tranche 1 Facility” means the “Tranche 1” revolving facility established pursuant to Section 2.1 of this Agreement and the Tranche 1 Loans and Tranche 1 Commitments thereunder.

“Tranche 1 Lender” means each Lender that has a Tranche 1 Commitment or that holds a Tranche 1 Loan.

“Tranche 1 Loan” as defined in Section 2.1(a)(i).

“Tranche 1 Outstandings” means the aggregate Outstanding Amount of all Tranche 1 Loans.

“Tranche 1 Total Commitments” means, at any time, the aggregate amount of the Lenders’ Tranche 1 Commitments at such time. The Tranche 1 Total Commitments as of the Closing Date are $1,650,000,000.

“Tranche 2 Commitment” means, with respect to each Tranche 2 Lender, its obligations to (A) make Tranche 2 Loans to Borrower pursuant to Section 2.1(a)(ii) and (B) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Tranche 2 Commitment” or opposite such caption in the Assignment Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Tranche 2 Exposure” means, with respect to any Tranche 2 Lender, as of any date of determination, the sum, without duplication, of (i) any unfunded Tranche 2 Commitment of such Lender in effect as of such date, if any, (ii) the principal amount of the Tranche 2 Loans of such Lender outstanding as of such date and (iii) such Tranche 2 Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations.

“Tranche 2 Facility” means the “Tranche 2” revolving facility established pursuant to Sections 2.1 and the Letter of Credit facility established pursuant to Section 2.20 of this Agreement and the Tranche 2 Loans and Tranche 2 Commitments thereunder.

“Tranche 2 Lender” means each Lender that has a Tranche 2 Commitment or that holds a Tranche 2 Loan.

“Tranche 2 Loan” as defined in Section 2.1(a)(ii).

“Tranche 2 Outstandings” means the aggregate Outstanding Amount of all Tranche 2 Loans and all L/C Obligations.

“Tranche 2 Total Commitments” means, at any time, the aggregate amount of the Lenders’ Tranche 2 Commitments at such time. The Tranche 2 Total Commitments as of the Closing Date are $350,000,000.

“TRS Facility” means that certain Confirmation, Credit Support Annex, ISDA Master Agreement and ISDA Schedule, each dated June 6, 2008 between CIT Financial Ltd. and Goldman Sachs International, and the guaranties in support of the obligations of CIT Financial Ltd. under each thereof by Borrower and CIT Financial (Barbados) Srl, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“UCC” or “Uniform Commercial Code” has the meaning assigned to such term in the Collateral Agreement.

“UCP” means, with respect to any Letter of Credit, the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce.

“Unencumbered” means, with respect to any asset, that such asset is not, as of the Closing Date (immediately prior to entering into the Collateral Documents), subject to an agreement for consignment or conditional sale, or to a Lien other than (i) Liens permitted under Section 6.1(b)(2), Section 6.1(b)(8), Section 6.1(b)(13) or Other Priority Liens, in each case that are immaterial in amount, or (ii) in the case of Collateral consisting of aircraft, rail assets, or any other leased assets, any lease or sublease thereon not prohibited hereunder.

“United States” means the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.20(c)(i).

“Unrestricted Subsidiary” means (i) any Subsidiary listed on Schedule 5.10 and (ii) any Subsidiary that is formed after the Closing as an Unrestricted Subsidiary or designated as an Unrestricted Subsidiary after the Closing Date, in each case, in compliance with Section 5.10.

“Upfront Fee” as defined in Section 2.8(a)(ii).

“U.S. Banking Subsidiary” means a Banking Subsidiary (including the Utah Bank) organized under the laws of the United States, any state thereof or any other jurisdiction thereunder.

“U.S. Lender” as defined in Section 2.16(e).

“Utah Bank” means CIT Bank, a bank organized under the laws of the State of Utah (including, without limitation, any chartered or licensed banking institution that is authorized to take deposits which is merged with or into CIT Bank or which is the successor in interest to CIT Bank).

“Utilization Rate” means the percentage equal to (i) the Total Outstandings over (ii) the Total Commitments.

“Voting Capital Stock” of any specified Person as of any date means the outstanding Capital Stock of such Person that has at the time ordinary voting power to elect the Board of Directors of such Person.

1.2              Accounting Terms.

All calculations under the Credit Documents shall be made in accordance with the accounting principles and policies used to prepare the Historical Financial Statements, except (i) as otherwise expressly provided herein or therein and (ii) that Indebtedness of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Sections 5.1(a) and 5.1(b) shall be prepared in accordance with generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, in each case which are in effect at the applicable time in the United States (“GAAP”). At any time after the Closing Date, Borrower may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement). Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent.

Accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP or in the application thereof.

1.3              Interpretation, etc.

Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless otherwise indicated, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein). Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, replaced or supplemented from time to time. Capitalized terms in this Agreement referring to any Person shall refer to such Person together with its successors and permitted assigns.

1.4              Exchange Rates; Currency Equivalents.

(a)                The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b)               Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the L/C Issuer.

1.5              Additional Alternative Currencies.

(a)                Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the Administrative Agent and the L/C Issuer (such approval not to be unreasonably withheld or delayed).

(b)               Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and the L/C Issuer, in their sole discretion). The Administrative Agent shall promptly notify the L/C Issuer of any such request. The L/C Issuer shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request, whether it consents to the issuance of Letters of Credit in such requested currency (such consent not to be unreasonably withheld or delayed).

(c)                Any failure by the L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the L/C Issuer to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.5, the Administrative Agent shall promptly so notify Borrower.

1.6              Change of Currency.

(a)                Each obligation of Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.

(b)               Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)                Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.7              Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to New York City time.

1.8              Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.9              Type of Loans and Borrowings.

For purposes of this Agreement, Loans or Borrowings may be classified and referred to by its type (e.g., a “LIBOR Rate Loan” or “Base Rate Loans”).

SECTION 2.

LOANS

2.1              Loans.

(a)                Loan Commitments.

                                                        (i)          Subject to the terms and conditions hereof, each Tranche 1 Lender severally agrees to make loans (each such loan, a “Tranche 1 Loan”) to Borrower from time to time, on any Business Day during the Availability Period; provided, however, that after giving effect to any Borrowing of Tranche 1 Loans, (i) the Tranche 1 Outstandings shall not exceed the Tranche 1 Total Commitments, and (ii) the aggregate Outstanding Amount of the Tranche 1 Loans of any Lender shall not exceed such Lender’s Tranche 1 Commitment. Within the limits of each Lender’s Tranche 1 Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.1(a)(i), prepay under Section 2.9 or 2.10, and reborrow under this Section 2.1(a)(i). Tranche 1 Loans may be Base Rate Loans or LIBOR Rate Loans, as further provided herein.

                                                      (ii)          Subject to the terms and conditions hereof, each Tranche 2 Lender severally agrees to make loans (each such loan, a “Tranche 2 Loan”) to Borrower from time to time, on any Business Day during the Availability Period; provided, however, that after giving effect to any Borrowing of Tranche 2 Loans, (i) the Tranche 2 Outstandings shall not exceed the Tranche 2 Total Commitments, and (ii) the aggregate Outstanding Amount of the Tranche 2 Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Tranche 2 Commitment. Within the limits of each Lender’s Tranche 2 Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.1(a)(ii), prepay under Section 2.9 or 2.10, and reborrow under this Section 2.1(a)(ii). Tranche 2 Loans may be Base Rate Loans or LIBOR Rate Loans, as further provided herein.

(b)               Borrowing Mechanics.

                                                        (i)          Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than 10:00 a.m. (or, solely in the case where the Credit Date is the Closing Date, 3:00 p.m.) at least three Business Days in advance of the proposed Credit Date in the case of a Loan that is a LIBOR Rate Loan, and no later than 9:00 a.m. on the proposed Credit Date in the case of a Loan that is a Base Rate Loan; provided, however, that if Borrower wishes to request LIBOR Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 10:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of the applicable Tranche of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 10:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation of the Loans of any Tranche, the Administrative Agent shall notify Borrower (which notice may be by telephone to be followed by confirmation in writing) whether or not the requested Interest Period has been consented to by all the Lenders of such Tranche. Each Borrowing of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Borrower shall be bound to make a borrowing in accordance with a Funding Notice for a Loan that is a LIBOR Rate Loan unless such Funding Notice is revoked by Borrower prior to the occurrence of the applicable Credit Extension; provided that any such revocation shall be subject to the terms of Section 2.14(c). Promptly upon receipt by Administrative Agent of any Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing. Administrative Agent and Lenders may act without liability upon the basis of written, or telecopied notice believed by Administrative Agent in good faith to be from Borrower (or from any Authorized Officer thereof designated in writing purportedly from Borrower to Administrative Agent), it being understood that no Lender nor Administrative Agent shall be obligated in any manner with respect to the funding of any Loan in the absence of the receipt by Administrative Agent of a completed and executed Funding Notice. Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of Borrower until Administrative Agent and such Lenders receive written notice to the contrary. Administrative Agent and Lenders shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.

                                                      (ii)          Each Lender of the applicable Tranche shall make its Loan available to Administrative Agent not later than 12:00 noon on the applicable Credit Date, by wire transfer of Same Day Funds in Dollars, at the Principal Office designated by the Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Loans available to Borrower by no later than 3:00 p.m. on the applicable Credit Date by causing an amount of Same Day Funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent by 12:00 noon on such day from Lenders to be credited to the account of Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.

2.2              Applicable Percentages; Availability of Funds.

(a)                Applicable Percentages. Any Loan requested on a Credit Date shall be made by the applicable Lenders simultaneously and proportionately to their respective Applicable Percentages, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(b)               Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date (or, in the case of a Base Rate Loan, at least 2 hours before the time that Lenders are required to make their Loans available pursuant to Section 2.1(b)(ii) on the applicable Credit Date) that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall within one Business Day pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans. Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.3              Use of Proceeds.

On the Closing Date, the proceeds of the Loans shall be used, together with cash on hand of Borrower, to repay in full, and terminate, Borrower’s Existing Term Loan Credit Facility. In addition, all outstanding letters of credit and bankers’ acceptances under Borrower’s Existing Letter of Credit Facility shall be deemed to have been issued under the Tranche 2 Facility on the Existing Letter of Credit Rollover Date, and the Existing Letter of Credit Facility shall be terminated on the Existing Letter of Credit Rollover Date. Following the Closing Date, Borrowings and Letters of Credit will be used for general corporate purposes of Borrower and its Subsidiaries. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.4              Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)                Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or any Borrower’s Obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)               Register. Administrative Agent (or its agent or sub-agent) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”) including the principal amount of the Loans and Commitments. The Register shall be available for inspection by Borrower, the L/C Issuer and any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register, the Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any Loan. Borrower hereby designates the entity serving as Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.4, and Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c)                Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent), Borrower promptly shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Commitment.

2.5              Interest on Loans.

(a)                Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment thereof (whether by acceleration or otherwise) as follows:

                                                        (i)          if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

                                                      (ii)          if a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin.

(b)               The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c)                In connection with LIBOR Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a LIBOR Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d)               Interest payable pursuant to Section 2.5(a) shall be computed on the basis of a 360 day year with respect to LIBOR Rate Loans and Base Rate Loans (other than as to clause (i) of the definition of Base Rate) or (solely as to clause (i) of the definition of Base Rate) a 365/366 day year with respect to Base Rate Loans, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, the last Interest Payment Date with respect to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)                Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and be payable in arrears (i) on each Interest Payment Date; and (ii) upon any reduction or termination of Commitments, on the principal amount of Loans repaid in connection with such reduction or termination. Any interest on a Loan which is not paid when due shall, to the extent permitted by applicable law, bear interest at the same rate as is applicable to that Loan, and such interest on interest shall be payable in arrears at the same times as interest on that Loan and shall, if not paid when due, compound daily.

2.6              Conversion/Continuation.

(a)                Subject to Section 2.14, Borrower shall have the option:

                                                        (i)          to convert at any time all or any part of any Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount from one type of Loan to another type of Loan; provided, a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless Borrower shall pay all amounts due under Section 2.14 in connection with any such conversion; or

                                                      (ii)          upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount as a LIBOR Rate Loan;

provided, however, in the case of clauses (i) and (ii), that during the existence of an Event of Default, no Loan may be converted to or continued as a LIBOR Rate Loan without the consent of the Requisite Lenders.

(b)               Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

2.7              Default Interest.

Any payment not made when due hereunder shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws, whether or not allowed in such a proceeding) payable on demand or, if no demand is made, at the time specified below, at a rate that is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. To the extent no demand therefor has been previously made, such interest shall be payable in arrears at the same times as interest on each Loan and shall, if not paid when due, compound daily. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.8              Fees.

(a)                Borrower agrees to pay to each Lender a proportional amount of each of the following fees in accordance with such Lender’s Applicable Percentages:

                                                        (i)          an aggregate commitment fee (“Commitment Fee”) equal to (x) the Commitment Rate Percentage times (y) (I) with respect to Tranche 1 Lenders, the actual daily amount by which the Tranche 1 Total Commitments exceeds the Tranche 1 Outstandings and (II) with respect to Tranche 2 Lenders, the actual daily amount by which the Tranche 2 Total Commitments exceeds the Tranche 2 Outstandings;

                                                      (ii)          an aggregate upfront fee (“Upfront Fee”) equal to one percent (1.00%) of the aggregate Commitments on the Closing Date; and

                                                    (iii)          with respect to Tranche 2 Lenders, an aggregate fee (“L/C Participation Fee”) equal to (x) the aggregate Dollar Equivalent of the L/C Obligations on each day times (y) the Applicable Margin for LIBOR Rate Loans, provided, however, any L/C Participation Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to Section 2.20 shall be payable, to the maximum extent permitted by applicable Law, to the other Tranche 2 Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.18, with the balance of such fee, if any, payable to the L/C Issuer for its own account.

(b)               Borrower agrees to pay to the L/C Issuer (i) a fronting fee equal to (x) 0.125% per annum times (y) the actual daily amount of the aggregate Dollar Equivalent of all L/C Obligations; and (ii) customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit and bankers’ acceptances as from time to time in effect as notified in writing from the L/C Issuer to the Borrower (such fees in effect as of the date hereof as provided to Borrower prior to or on the Closing Date). Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c)                All fees referred to in Sections 2.8(a)(i) and (iii) and Section 2.8(b)(i) shall be calculated on the basis of a 360 day year and the actual number of days elapsed in the applicable period and shall be payable quarterly in arrears on the last day of each Fiscal Quarter during the applicable period, commencing on the first such date to occur after the Closing Date, and on the date of termination of the Commitments. The Upfront Fee shall be paid on the Closing Date.

(d)               In addition to any of the foregoing fees, Borrower agrees to pay to the Agents all fees separately agreed in the amounts and at the times so agreed.

2.9              Voluntary Prepayments and Commitment Reductions.

(a)                Any time and from time to time, Borrower may prepay any Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000; provided that notice of any such prepayment shall be given to the Administrative Agent not later than 12:00 noon, on the Business Day prior to the date of prepayment in the case of Base Rate Loans and on the third Business Day prior to the date of prepayment in the case of LIBOR Rate Loans. Upon the giving of any such notice, the principal amount of the Loans specified in such notice (together with any amounts due pursuant to Section 2.14(c) in the case of LIBOR Rate Loans) shall become due and payable on the prepayment date specified therein.

(b)               Any time and from time to time, Borrower may permanently reduce the Tranche 1 Total Commitments or the Tranche 2 Total Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Tranche 1 Total Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Tranche 1 Outstandings would exceed the Tranche 1 Total Commitments or (B) the Tranche 2 Total Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Tranche 2 Outstandings would exceed the Tranche 2 Total Commitments.

2.10          Mandatory Prepayments; Commitment Termination.

(a)                If for any reason the Tranche 1 Outstandings at any time exceed the Tranche 1 Total Commitments, Borrower shall, within three Business Days, prepay the Tranche 1 Loans in an aggregate amount sufficient to reduce the Tranche 1 Outstandings as of such date of payment to an amount not to exceed the Tranche 1 Total Commitments.

(b)               If for any reason the Tranche 2 Outstandings at any time exceed the Tranche 2 Total Commitments, Borrower shall, within three Business Days, prepay the Tranche 2 Loans and/or Cash Collateralize L/C Obligations in an aggregate amount sufficient to reduce the Tranche 2 Outstandings as of such date of payment to an amount not to exceed the Tranche 2 Total Commitments; provided that for this purpose only, L/C Obligations that are Cash Collateralized in an amount equal to the Applicable Cash Collateralization Percentage of the amount of L/C Obligations shall be disregarded from the calculation of Tranche 2 Outstandings.

(c)                The Commitments shall terminate on the Final Maturity Date. All Loans shall be due and payable on the Final Maturity Date.

2.11          Application of Commitment Reductions and Payments.

(a)                Each reduction of Commitments of any Tranche shall reduce the Commitment of each Lender of such Tranche ratably according to such Lender’s Applicable Percentage of such Tranche.

(b)               Each payment by any Credit Party in respect of the principal, interest or fees of any Tranche shall be paid to the Lenders of such Tranche ratably according to such Lender’s Applicable Percentage of such Tranche.

(c)                Any prepayment of Loans of any Tranche shall be applied first to Base Rate Loans of such Tranche to the full extent thereof before application to LIBOR Rate Loans of such Tranche, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.14(c).

2.12          General Provisions Regarding Payments.

(a)                All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in Same Day Funds, without recoupment, setoff, counterclaim or other defense free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 noon on the date due at the Principal Office designated by the Administrative Agent for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next Business Day.

(b)               [Reserved.]

(c)                Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each applicable Lender at such address as such Lender shall indicate in writing, such Lender’s Applicable Percentage of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)               Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender of any Tranche makes Base Rate Loans in lieu of its Applicable Percentage of any LIBOR Rate Loans of such Tranche, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)                Subject to the proviso set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of fees hereunder.

(f)                [Reserved.]

(g)                Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in Same Day Funds prior to 12:00 noon to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the next Business Day. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.

(h)               If an Event of Default shall have occurred and be continuing, all payments or proceeds received by the Agents hereunder in respect of any of the Obligations shall be applied:

first, to pay any costs, expenses, fees, commissions and taxes (including reasonable fees, charges and disbursements of counsel to the Collateral Agent) then due Collateral Agent in connection with the sale, foreclosure or realization upon, the disposal, storage, maintenance or otherwise dealing with any of, the Collateral or otherwise, all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and indemnities and other amounts then due to Collateral Agent under the Credit Documents until paid in full, including without limitation, amounts payable under Sections 2.14, 2.15 and 2.16 and expenses under Section 10.2;

second, to pay any costs, expenses, indemnities, fees or premiums (including fees, charges and disbursements of counsel to the Administrative Agent, Arrangers and Other Agents) then due to Administrative Agent, Arrangers and Other Agents under the Credit Documents until paid in full, including without limitation amounts payable under Sections 2.14, 2.15 and 2.16 and expenses under Section 10.2;

third, to pay any costs, expenses, fees, commissions and taxes (including reasonable fees, charges and disbursements of counsel to the Secured Parties) then due to the Secured Parties in connection with the sale, foreclosure or realization upon, the disposal, storage, maintenance or otherwise dealing with any of, the Collateral or otherwise, all expenses, liabilities and advances made or incurred by the Secured Parties in connection therewith, and indemnities and other amounts then due to the Secured Parties under the Credit Documents until paid in full, including with limitation, amounts payable under Sections 2.14, 2.15 and 2.16 and expenses under Section 10.2;

fourth, ratably to pay any expenses or indemnities then due to any of the Lenders and the L/C Issuer under the Credit Documents, ratably among the Lenders and the L/C Issuer until paid in full;

fifth, ratably to pay interest and fees due in respect of the Loans, L/C Obligations, L/C Borrowings and Letters of Credit, ratably among the Lenders and the L/C Issuer until paid in full;

sixth, ratably to pay the principal amount of all Loans and L/C Borrowings then outstanding, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts, until paid in full;

seventh, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize at the Applicable Cash Collateralization Percentage that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit issued by the L/C Issuer;

eighth, to pay ratably any other Obligations then due and payable; and

ninth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

2.13          Ratable Sharing.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Credit Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Credit Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Credit Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Credit Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Credit Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Credit Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

                                                        (i)          if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, without interest; and

                                                      (ii)          the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral in accordance with the express terms of this Agreement (including the application of Cash Collateral to the satisfaction of the specific L/C Obligations and other applicable obligations for which the Cash Collateral was so provided), or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Borrower, on behalf of each Credit Party, consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

2.14          Making or Maintaining LIBOR Rate Loans.

(a)                Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto absent manifest error), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, Administrative Agent shall on such date give notice (by telecopy or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b)               Illegality or Impracticability of LIBOR Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telecopy or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting the Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Borrower shall pay accrued interest on the amount so converted and all amounts due under Section 2.14(c) in accordance with the terms thereof due to such conversion. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.14(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telecopy) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.14(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms hereof.

(c)                Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or reemployment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or pursuant to Section 2.14(a)(ii)) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d)               Booking of LIBOR Rate Loans. Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)                Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.14 and under Section 2.15 shall be made as though such Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.14 and under Section 2.15.

2.15          Increased Costs; Capital Adequacy; Reserves on LIBOR Rate Loans.

(a)                Compensation For Increased Costs. Subject to the provisions of Section 2.16 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the Closing Date, or compliance by such Lender with any guideline, request or directive issued or made after the Closing Date by any central bank or other governmental or quasi governmental authority (whether or not having the force of law) (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Excluded Taxes of such Lender or any Indemnified Taxes or Other Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable judgment shall determine) as may be necessary to compensate such Lender on an after tax basis for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.15(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)               Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank after the Closing Date or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency issued, becoming effective, phased-in or made after the Closing Date, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.15(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c)                Dodd-Frank; Basel III. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith (“Dodd-Frank”) and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III (“Basel III”), shall in each case be deemed to be a “change in Law,” regardless of the date enacted, adopted or issued. With respect to amounts due pursuant to Sections 2.15(a) and (b) as a result of changes in Law relating to Dodd-Frank or Basel III, the claim for additional amounts shall be generally consistent with such Lender’s treatment of customers of such Lender that such Lender considers, in its reasonable discretion, to be similarly situated as Borrower and having generally similar provisions in their agreements with such Lender, provided that such Lender shall not be required to disclose any confidential or proprietary information.

(d)               L/C Issuer. For purposes of this Section 2.15, the term “Lender” shall include the L/C Issuer.

2.16          Taxes; Withholding, etc.

(a)                Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Taxes.

(b)               Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Indemnified Tax or Other Taxes from any sum paid or payable under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Credit Parties or other Person shall make such deduction or withholding and pay any such Indemnified Tax or Other Taxes to the relevant Governmental Authority before the date on which penalties attach thereto; (iii) the sum payable by such Credit Party in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that after any such deduction or withholding (including deduction or withholding attributable to amounts payable under this Section 2.16), Administrative Agent, the L/C Issuer or such Lender, as the case may be, and each of their Tax Related Persons receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required; and (iv) within thirty (30) days after making any such deduction or withholding, Borrower shall deliver to Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant taxing or other authority.

(c)                Other Taxes. In addition, the Credit Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Credit Parties shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(d)               Indemnification. The Credit Parties shall jointly and severally indemnify each Agent and each Lender, within twenty (20) days after written demand therefor, for the full amount of any Indemnified Taxes and Other Taxes paid or incurred by such Agent or such Lender or their respective Tax Related Persons, as the case may be, relating to, arising out of, or in connection with any Credit Document or any payment or transaction contemplated hereby or thereby, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and all reasonable costs and expenses incurred in enforcing the provisions of this Section 2.16; provided, however, that the Credit Parties shall not be required to indemnify the Agents, Lenders and their respective Tax Related Persons (i) in duplication of Taxes covered by Section 2.16(b), (ii) for any penalty imposed as a result of any gross negligence or unlawful misconduct of such Agent, Lender or Tax Related Person, as the case maybe or (iii)

for Taxes on consolidated net income, other than in the case of (A) any matters addressed in Section 2.16(c) and any indemnification therefor and (B) any payments of expenses and costs made pursuant to this Section 2.16(d), in which instances such indemnification shall be made on an after-Tax basis, such that after all required deductions and payments of all Indemnified Taxes or Other Taxes (including Taxes on consolidated net income applicable to amounts covered by this Section 2.16(d)(iii)(A) or (B)), the Agents, the Lenders and each of their respective Tax Related Persons receives and retains an amount equal to the sum it would have received and retained had it not paid or incurred or been subject to such Indemnified Taxes and Other Taxes or expenses and costs. A certificate as to the amount of such Taxes (along with a copy of the applicable documents from the Internal Revenue Service or other Governmental Authority asserting such claim to Indemnified Taxes, if any; provided that copies of any such document may be redacted to the extent such document contains unrelated information) delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If a Credit Party reasonably believes that such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Agent, such Lender or their respective Tax Related Persons, as the case may be, will use reasonable efforts to cooperate with Borrower (at Borrower’s expense) to obtain a refund of such Indemnified Taxes, the benefit of which refund shall be returned to Borrower to the extent provided in Section 2.16(f), provided that in the sole good faith determination of the Agent or Lender or their respective Tax Related Persons pursuing such refund would not be materially prejudicial to the Agent, Lender or their respective Tax Related Persons.

(e)                Evidence of Exemption From U.S. Withholding Tax. Any Lender that is entitled to an exemption from or reduction of withholding Tax or backup withholding Tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (and the Administrative Agent at any time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by Borrower or the Administrative Agent to permit such payments to be made without such withholding Tax or at a reduced rate. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify Borrower and the Administrative Agent of its inability to do so.

Without limiting the foregoing, each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) shall deliver to Administrative Agent (for the Administrative Agent itself and for transmission to Borrower), on or prior to the date hereof (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be reasonably requested in writing by Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Administrative Agent or Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents or is subject to deduction or withholding at a reduced rate, pursuant to an applicable income tax treaty or because the item of income is effectively connected with the conduct of a U.S. trade or business, (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, including a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) or a “controlled foreign corporation” related to Borrower (within the meaning of Section 881(c)(3)(C) of the Internal Revenue Code)

and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, two original copies of a Certificate Regarding Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Administrative Agent or Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents pursuant to the portfolio interest exemption or (iii) two original copies of any other documentation, properly completed and duly executed by such Lender, to establish such Lender’s entitlement to an exemption from or reduction in withholding of U.S. federal income tax. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to the Administrative Agent (for the Administrative Agent itself and for transmission to Borrower) on or prior to the date hereof (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of the Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, confirming that such U.S. Lender is entitled to an exemption from United States backup withholding tax. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.16(e) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence expired, obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent (for the Administrative Agent itself and for transmission to Borrower) two new original copies of Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8ECI, a Certificate Regarding Non-Bank Status and Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-9 or other applicable documentation (or any successor forms to any of the foregoing), as the case may be, properly completed and duly executed by such Lender, and two new original copies of other documentation, required under the Internal Revenue Code and reasonably requested by Administrative Agent or Borrower, properly completed and duly executed by such Lender, to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents or is subject to deduction or withholding at a reduced rate, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

Each Non-U.S. Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Non-U.S. Lender under any of the Credit Documents (for example, in the case of a typical participation by such Non-U.S. Lender, or where Non-U.S. Lender is a partnership for U.S. federal income tax purposes), shall deliver to the Administrative Agent (for the Administrative Agent itself and for transmission to Borrower) on or prior to the date hereof or on or prior to the date when such Non-U.S. Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent or Borrower (in either case, in the reasonable exercise of its discretion), (A) two original copies of the forms or statements required to be provided by such Non-U.S. Lender as set forth in the preceding paragraph, properly completed and duly executed by such Lender, to establish the portion of any such sums paid or payable with respect to which such Non-U.S. Lender acts for its own account that is not subject to U.S. federal income tax, and (B) two original copies of Internal Revenue Service Form W-8IMY (or any successor forms), properly completed and duly executed by such Lender, together with any information such Non-U.S. Lender is required to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code, properly completed and duly executed by such Lender, to establish that such Non-U.S. Lender is not acting for its own account with respect to a portion of any such sums payable to such Non-U.S. Lender, and two original copies of an applicable Certificate Regarding Non-Bank Status, properly completed and duly executed by the applicable participant or partner, provided, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, such Lender may provide a Certificate Regarding Non-Bank Status on behalf of such partners. Any Non-U.S. Lender providing the Internal Revenue Service Form W-8IMY is hereby required to update such form (or notify the Administrative Agent and Borrower of its inability to do so) at the same times that a Non-U.S. Lender is required to update applicable forms, certificates and documentations pursuant to the preceding paragraph.

Nothing in this Section 2.16 shall be construed to require a Lender, Agent or their respective Tax Related Persons to provide any forms or documentation that it is not legally entitled to provide.

(f)                Treatment of Certain Refunds. If the Administrative Agent, a Lender or its respective Tax Related Persons has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or its respective Tax Related Persons (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent, Lender or its respective Tax Related Persons in reasonable discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided that Borrower, upon the written request of the Administrative Agent, such Lender or its respective Tax Related Persons, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or its respective Tax Related Persons in the event the Administrative Agent, such Lender or its respective Tax Related Persons is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or its respective Tax Related Persons to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

(g)                L/C Issuer. For purposes of this Section 2.16, the term “Lender” shall include the L/C Issuer.

2.17          Obligation to Mitigate.

Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.14, 2.15 or 2.16, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.14, 2.15 or 2.16 would be materially reduced and if, as determined by such Lender in good faith, the making, issuing, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.17 unless Borrower agrees to pay all reasonable costs and expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.17 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.18          Defaulting Lenders.

(a)                Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

                                                        (i)          Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.5.

                                                      (ii)          Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.4), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts (including fees and expenses) owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts (including fees and expenses) owing by that Defaulting Lender to the L/C Issuer hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer or, so long as no Default or Event of Default exists, Borrower as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

                                                    (iii)          Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 2.8(a)(i) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive L/C Participation Fees as provided in Section 2.8(a)(iii).

                                                    (iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Tranche 2 Lender that is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.20, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Tranche 2 Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Tranche 2 Commitment of that non-Defaulting Lender minus (2) the aggregate Tranche 2 Outstanding Amount of that non-Defaulting Lender.

(b)               Defaulting Lender Cure. If Borrower, the Administrative Agent and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Commitments and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.18(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                Cash Collateral. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the L/C Issuer to the extent the L/C Issuer is at such time holding L/C Obligations, Borrower shall at its election either (1) prepay Loans in an amount sufficient to permit the Fronting Exposure with respect to such Defaulting Lender to be reallocated in full to the other Lenders in accordance with Section 2.18(a)(iv) above or (2) Cash Collateralize all such Fronting Exposure (after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

2.19          Removal or Replacement of a Lender.

Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.14, 2.15 or 2.16, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) any Lender shall be a Defaulting Lender; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each, a “Non-Consenting Lender”) whose consent is required shall not have been obtained (and, if such proposed amendment, modification, termination, waiver or consent would have a disproportionate effect on any Tranche, the consent of the Requisite Tranche Lenders with respect to such Tranche shall have been obtained); then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and Commitments in full to one or more Eligible Assignees (each, a “Replacement Lender”) in accordance with the provisions of Section 10.6 and the Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided that in connection with any such replacement, if any such Terminated Lender does not execute and deliver to the Administrative Agent a duly executed Assignment Agreement reflecting such replacement within ten days of the date on which the Replacement Lender executes and delivers such Assignment Agreement to such Terminated Lender, then such Terminated Lender shall be deemed to have executed and delivered such Assignment Agreement without any action on the part of the Terminated Lender; provided, further, that (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the principal of all outstanding Loans of the Terminated Lender; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.14(c), 2.15 or 2.16 through such date; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. In accordance with the Assignment Agreement, interest and fees pursuant to Section 2.8 that accrued prior to the effective date of the assignment shall be for the account of the Terminated Lender, and such amounts that accrue on and after the effective date of the assignment shall be for the account of the Replacement Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Replacement Lender shall cure any existing Funding Default of the applicable Defaulting Lender.

2.20          Letters of Credit.

(a)                The Letter of Credit Commitment.

                                                        (i)          Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Tranche 2 Lenders set forth in this Section 2.20, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of (x) Borrower or any Subsidiary or (y) in the case of commercial Letters of Credit only, any customer of Borrower or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Tranche 2 Lenders severally agree to participate in Letters of Credit issued for the account of Borrower or any Subsidiary and any drawings thereunder; provided that after giving effect to any Credit Extension with respect to any Letter of Credit, (I) the Tranche 2 Outstandings shall not exceed the aggregate amount of Tranche 2 Commitments, and (II) the aggregate Dollar Equivalent of all L/C Obligations shall not exceed the L/C Sublimit. Each request by Borrower or an L/C Subsidiary for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Borrower represents that it or its applicable Subsidiary has complied with all applicable requirements of Law (including “know your customer” requirements) with respect to all customers of Borrower or any Subsidiary for whose account a Letter of Credit is issued hereunder.

                                                      (ii)          The L/C Issuer shall not issue any Letter of Credit, if:

(A)               subject to Section 2.20(b)(iii), the expiry date of such requested Letter of Credit (other than a Letter of Indemnity) would occur more than twelve months after the date of issuance or last extension;

(B)               the expiry date of such requested Letter of Credit (other than a Letter of Indemnity) would occur after the Letter of Credit Expiration Date;

(C) any Bankers’ Acceptance created or to be created thereunder would not be an eligible bankers’ acceptance under Section 13 of the Federal Reserve Act (12 U.S.C. § 372); or

(D) such Letter of Credit is a “direct-pay” Letter of Credit.

                                                    (iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit or bankers’ acceptances generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense (for which the L/C Issuer is not otherwise compensated hereunder) which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)               the maturity date of any Bankers’ Acceptance would occur (1) earlier than 30 or later than 120 days from the date of issuance or (2) later than 60 days before the Letter of Credit Expiration Date, unless the Requisite Tranche 2 Lenders have approved such maturity date;

(C)               the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit or bankers’ acceptances generally;

(D)               except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $10,000;

(E)                except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(F)                except as described in Section 2.20(b)(iii) below, such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(G)               any Tranche 2 Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements for Cash Collateralization with Borrower or such Tranche 2 Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure;

(H)               the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency (if not Dollars); or

(I)                  except as otherwise agreed by the L/C Issuer (acting reasonably, in consultation with the Borrower), in the case of any Letter of Indemnity, the expiry date of such requested Letter of Indemnity would occur (x) more than twelve months after the date of issuance or last extension or (y) after the Letter of Credit Expiration Date.

                                                    (iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

                                                      (v)          The L/C Issuer shall not be under any obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

                                                    (vi)          The L/C Issuer shall act on behalf of the Tranche 2 Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 9.3 (other than Section 9.3(h)) with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and in connection with Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 9.3 (other than Section 9.3(h)) included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer; provided, however, that nothing in this Section 2.20(a)(vi) shall limit the liability of the L/C Issuer to the Borrower under Section 2.20(f) of this Agreement.

(b)               Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

                                                        (i)          Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower or an L/C Subsidiary delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Authorized Officer of Borrower, as the case may be. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) if applicable, the name and address of the customer of Borrower or the applicable L/C Subsidiary for whose account the Letter of Credit is to be issued; (E) the name and address of the beneficiary thereof; (F) the documents to be presented by such beneficiary in case of any drawing thereunder; (G) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (H) the purpose and nature of the requested Letter of Credit; and (I) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower or the applicable L/C Subsidiary shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application or other agreement submitted by the Borrower or applicable L/C Subsidiary to, or entered into by the Borrower with, the L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

                                                      (ii)          Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Tranche 2 Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 2.20(a)(i) or 3.2 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Tranche 2 Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Tranche 2 Lender’s Applicable Percentage times the amount of such Letter of Credit.

                                                    (iii)          If Borrower or the applicable L/C Subsidiary so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving 30 days’ (or such other number of days as the L/C Issuer may agree) prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, Borrower or the applicable L/C Subsidiary shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Tranche 2 Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.20(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Requisite Tranche 2 Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Tranche 2 Lender or Borrower that one or more of the applicable conditions specified in Section 2.20(a)(i) or 3.2 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

                                                    (iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrower or the applicable L/C Subsidiary and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                Drawings and Reimbursements; Funding of Participations.

                                                        (i)          Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the second Business Day following the date of any payment (or, in the case of any commercial Letter of Credit, not later than the date of payment, subject to timely notice by the L/C Issuer) by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Tranche 2 Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Tranche 2 Lender’s Applicable Percentage thereof. In such event, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 3.2 (other than the delivery of a Funding Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.20(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                                                      (ii)          Each Tranche 2 Lender shall upon any notice pursuant to Section 2.20(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.20(c)(iii), each Tranche 2 Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

                                                    (iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 3.2 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest from and including to but excluding the second Business Day after the Honor Date at the Adjusted LIBOR Rate, and for each day thereafter, at the Default Rate (or, in the case of any L/C Borrowing relating to a commercial

Letter of Credit, from and including the Honor Date at the Default Rate). In such event, each Tranche 2 Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.20(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Tranche 2 Lender in satisfaction of its participation obligation under this Section 2.20.

                                                    (iv)          Until each Tranche 2 Lender funds its L/C Advance pursuant to this Section 2.20(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Tranche 2 Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

                                                      (v)          Each Tranche 2 Lender’s obligation to make L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.20(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Tranche 2 Lender may have against the L/C Issuer, Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

                                                    (vi)          If any Tranche 2 Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Tranche 2 Lender pursuant to the foregoing provisions of this Section 2.20(c) by the time specified in Section 2.20(c)(ii), the L/C Issuer shall be entitled to recover from such Tranche 2 Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Tranche 2 Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Tranche 2 Lender’s L/C Advance in respect of the relevant L/C Borrowing. A certificate of the L/C Issuer submitted to any Tranche 2 Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)               Repayment of Participations.

                                                        (i)          At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Tranche 2 Lender such Tranche 2 Lender’s L/C Advance in respect of such payment in accordance with Section 2.20(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Tranche 2 Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

                                                      (ii)          If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.20(c)(i) is required to be returned under any of the circumstances described in Section 10.10 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Tranche 2 Lender shall pay to the Administrative Agent for the account of the

L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Tranche 2 Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Tranche 2 Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                Obligations Absolute. The obligation of Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid in accordance with the terms of this Agreement under all circumstances, including the following:

                                                        (i)          any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Credit Document;

                                                      (ii)          the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

                                                    (iii)          any draft, demand, certificate, endorsement or other document presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

                                                    (iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

                                                      (v)          any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Borrower or any Subsidiary or in the relevant currency markets generally; or

                                                    (vi)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will promptly notify the L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                Role of the L/C Issuer. Borrower and each Tranche 2 Lender agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight or time draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Requisite Tranche 2 Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.20(e); provided that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight or time draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument endorsing, transferring or assigning or purporting to endorse, transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(h)               Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

(i)                 Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary (including an L/C Subsidiary) or a customer of Borrower or any Subsidiary, Borrower shall be jointly and severally obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit; provided, if such Subsidiary is a Foreign Subsidiary, only Borrower shall be obligated to reimburse the L/C Issuer hereunder. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of such Subsidiaries, or a customer of Borrower or any Subsidiary, inures to the benefit of Borrower, and that its business derives substantial benefits from the businesses of such Subsidiaries.

(j)                 Existing Letters of Credit. All Existing Letters of Credit shall be deemed on the Existing Letter of Credit Rollover Date to be issued hereunder and shall constitute Letters of Credit subject to the terms hereof.

(k)               Bankers’ Acceptances. This Agreement contemplates the issuance of commercial Letters of Credit that are Acceptance Credits and the creation of Bankers’ Acceptances in connection therewith. For purposes hereof and as additional clarification as the context requires, (i) references to drawings under Letters of Credit shall include the creation of, and payments under, Bankers’ Acceptances, (ii) references to notices of drawing under Letters of Credit shall include presentations of Bankers’

Acceptances for payment, (iii) references to undrawn amounts under Letters of Credit shall include amounts payable under (or that may become payable under) Bankers’ Acceptances, (iv) references to the issuance of a Letter of Credit shall include the creation of a Bankers’ Acceptance under a commercial Letter of Credit and (v) references to expiry dates of Letters of Credit shall include maturity dates of Bankers’ Acceptances.

SECTION 3.

CONDITIONS PRECEDENT

3.1              Conditions to Initial Extensions of Credit.

The obligation of the L/C Issuer and each Lender to make any Loan or an L/C Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a)                Credit Documents. The Administrative Agent shall have received a copy of each of the following Credit Documents originally executed and delivered by each applicable Credit Party for each Lender: (i) this Agreement; (ii) a Note executed by Borrower in favor of each Lender requesting a Note, provided such request shall have been delivered to Borrower at least two Business Days prior to the Closing Date; (iii) the Collateral Agreement; and (iv) the Intercreditor Agreement Joinder.

(b)               Organizational Documents; Incumbency. The Administrative Agent shall have received (i) copies of each Organizational Document of each Credit Party and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date.

(c)                Collateral. The Collateral Agent shall have received:

                                                        (i)          UCC financing statements for each Credit Party, certificates representing the Pledged Collateral (as defined in the Collateral Agreement) accompanied by undated stock powers or instruments of transfer executed in blank and such filings with the United States Patent and Trademark Office and United States Copyright Office as the Collateral Agent shall reasonably request; and

                                                      (ii)          the results of a recent search, by a Person satisfactory to the Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal property of any Guarantor in the jurisdictions reasonably satisfactory to Collateral Agent, together with copies of all such filings disclosed by such search and such other documents under applicable requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Collateral Documents.

(d)               Opinions of Counsel. The Lenders, Arrangers, Syndication Agents, the Administrative Agent, the Collateral Agent and their respective counsel shall have received executed copies of the favorable written opinions of Sullivan & Cromwell LLP, counsel for Credit Parties, and the favorable written opinions of each local counsel for certain Credit Parties and of each special aircraft and special rail counsel, as set forth on Schedule 3.1(d) hereto, each dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents, Arrangers, Syndication Agents and Lenders).

(e)                Certificates. The Administrative Agent shall have received a properly executed Closing Date Certificate and Solvency Certificate, each dated as of the Closing Date.

(f)                Evidence of Termination. The Administrative Agent shall have received duly executed payoff letters, in form and substance reasonably satisfactory to it, confirming that (i) the Existing Term Loan Credit Facility has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations thereunder have been, or concurrently with the Closing Date are being, released and (ii) the Existing Letter of Credit Facility will be terminated and all Liens securing obligations thereunder will be released, in each case under this clause (ii), as of the Existing Letter of Credit Rollover Date.

(g)                Fees. All fees required to be paid to the Lenders, Agents and the Arrangers on or before the Closing Date pursuant to this Agreement or any separate agreement shall have been paid.

(h)               Expenses. Borrower shall have paid all out-of-pocket expenses of the Agents and the Arrangers to the extent invoiced at least five (5) Business Days prior to the Closing Date, which may include estimated expenses to be incurred by them through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and the Administrative Agent).

(i)                 No Material Adverse Effect. Since December 31, 2010, no event, circumstance or change has occurred that has caused or could reasonably be expected to have, either in any case or in the aggregate, a Material Adverse Effect, except as otherwise disclosed in Borrower’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2010 or any subsequent filings by Borrower with the SEC under the Exchange Act.

(j)                 Patriot Act Information, etc. Each Lender shall have received, on or prior to the Closing Date, all documentation and other information reasonably requested by such Lender that is required by bank regulatory authorities under applicable “know your customer,” anti-money laundering and foreign asset control rules and regulations and any other compliance or regulatory considerations applicable to such Lender (including the Patriot Act), including the information described in Section 10.21.

3.2              Conditions to Each Credit Extension.

The obligation of each Lender to make any Credit Extension (other than the conversion or continuation of a Loan) on any Credit Date, including the Closing Date (except as otherwise specified), is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

                                                        (i)          the Administrative Agent shall have received a fully executed and delivered Funding Notice, if applicable;

                                                      (ii)          the L/C Issuer shall have received fully executed and delivered Letter of Credit Application(s) (with copies to the Administrative Agent), if applicable;

                                                    (iii)          as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (except such representations and warranties that by their terms are qualified by materiality or a Material Adverse Effect, which representations and warranties shall be true and correct in all respects) on and as of that Credit Date to the same extent as though made on and as of that date (or to the extent such representations and warranties specifically relate to an earlier date on and as of such earlier date); and

                                                    (iv)          as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension or the use of proceeds thereof that would constitute an Event of Default or a Default.

The Administrative Agent shall be entitled, but not obligated, to request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the Administrative Agent confirming the satisfaction of any of the foregoing if, in the good faith judgment of the Administrative Agent, such request is warranted under the circumstances.

SECTION 4.

REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to Agents, Arrangers, Other Agents and each Lender, on the Closing Date and on the date of any Credit Extension (other than the conversion or continuation of a Loan), that the following statements are true and correct:

4.1              Organization; Requisite Power and Authority; Qualification.

Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except, in each case, where the failure to have such power or authority has not had, and could not be reasonably expected to have, a Material Adverse Effect, (c) has all requisite power and authority to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of Borrower (or any Subsidiary for whose account a Letter of Credit is issued), to receive the Credit Extensions hereunder, and (d) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2              Capital Stock and Ownership.

The Capital Stock of each of Borrower, each U.S. Banking Subsidiary and the Restricted Subsidiaries (other than an Owner Trust) has been duly authorized and validly issued and is fully paid and non-assessable. Schedule 4.2 sets forth a true, complete and correct list as of the Closing Date of the legal name of Borrower, each U.S. Banking Subsidiary and each of its material Restricted Subsidiaries and indicates for each such Person its ownership (by holder and percentage interest) and the type of entity of each of them.

4.3              Due Authorization.

The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto (except that any Owner-Trustee has not yet received instructions from the beneficiary of the Owner Trust).

4.4              No Conflict.

The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not: (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Borrower or any of its Restricted Subsidiaries, (ii) any of the Organizational Documents of Borrower or any of its Restricted Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Borrower or any of its Restricted Subsidiaries, in the case of clauses (i) and (iii), except as could not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Restricted Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Restricted Subsidiaries (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent, on behalf of the Secured Parties), except as could not reasonably be expected to have a Material Adverse Effect; (d) except to the extent it could not reasonably be expected to have a Material Adverse Effect, result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties; (e) require any approval of stockholders, members or partners; or (f) except to the extent it could not reasonably be expected to have a Material Adverse Effect, require any approval or consent of any Person under any Contractual Obligation of Borrower or any of its Restricted Subsidiaries, except for such approvals or consents which have been obtained on or before the Closing Date.

4.5              Governmental Consents.

Except as could not reasonably be expected to have a Material Adverse Effect, the execution, delivery and performance by each of the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, (i) as of the Closing Date, or (ii) pursuant to Section 5.15.

4.6              Binding Obligation.

Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

4.7              Historical Financial Statements.

The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year end adjustments. As of the Closing Date, neither Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower, its Restricted Subsidiaries and the Banking Subsidiaries taken as a whole.

4.8              [Reserved.]

4.9              [Reserved.]

4.10          Adverse Proceedings, etc.

There are no Adverse Proceedings, individually or in the aggregate, that (a) relate to any Credit Document or the transactions contemplated hereby or thereby or (b) could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.11          Payment of Taxes.

Except as otherwise permitted under Section 5.3, all Tax returns and reports of Borrower and its Restricted Subsidiaries required to be filed by any of them have been timely filed taking into account extensions, and all Taxes (whether or not shown on such Tax returns) to be due and payable and all assessments, fees and other governmental charges upon Borrower and its Restricted Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable (including in the capacity as a withholding agent) and made adequate reserve for all Taxes not yet due and payable, except to the extent that the failure to file, pay or establish could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect. Borrower knows of no material proposed tax assessment or other material claim or proceeding against Borrower or any of its Restricted Subsidiaries which is not being actively contested by Borrower or such Restricted Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.12          Properties.

Each of Borrower and its Restricted Subsidiaries has (i) in the case of fee interests in real property, good, sufficient and legal title to, (ii) in the case of other owned real or personal property, good, sufficient and legal title or ownership of, and (iii) in the case of leasehold interests in real or personal property, valid leasehold interests and rights in, in each case, all of its properties and assets, including, without limitation, those reflected in its Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for (x) assets disposed of since the date of such financial statements in the Ordinary Course of Business or as otherwise permitted under the Credit Documents, (y) encumbrances and defects in title which would constitute

Permitted Collateral Liens and (z) other defects in title that would not result in a Material Adverse Effect. All such properties and assets are in working order and condition, ordinary wear and tear excepted, and except for Permitted Collateral Liens, all such properties and assets are free and clear of Liens.

4.13          Environmental Matters.

Neither Borrower nor any of its Subsidiaries nor any of their respective facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are and, to each of Borrower’s and its Restricted Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Restricted Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Compliance with all current or pending future requirements pursuant to or under Environmental Laws by Borrower or any of its Subsidiaries could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Borrower or any of its Restricted Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.14          No Defaults.

Neither Borrower nor any of its Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.15          Governmental Regulation.

No Credit Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness contemplated hereunder (or any refinancings hereof) or which may otherwise render all or any portion of the Obligations unenforceable. Neither Borrower nor any of its Restricted Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.16          Margin Stock.

No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.17          Employee Matters.

Borrower, its Restricted Subsidiaries, and their respective employees, agents and representatives have not committed any material unfair labor practice as defined in the National Labor

Relations Act that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Borrower or any of its Restricted Subsidiaries, or to the best knowledge of any Relevant Officer of Borrower, threatened in writing against any of them before the National Labor Relations Board or any other Governmental Authority and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or similar agreement that is so pending against Borrower or any of its Restricted Subsidiaries or to the best knowledge of Borrower, threatened in writing against any of them, (b) no labor dispute, strike, lockout, or work stoppage in existence or, to the best knowledge of any Relevant Officer of Borrower, threatened in writing against or involving Borrower or any of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect, (c) no labor union, labor organization, trade union, works council, or group of employees of Borrower or any of its Restricted Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed against Borrower or any of its Subsidiaries with the National Labor Relations Board or any other Governmental Authority, and (d) to the best knowledge of Borrower, no union representation question existing with respect to any of the employees of Borrower or any of its Restricted Subsidiaries and, to the best knowledge of Borrower, no labor union organizing activity with respect to any employees of Borrower or any of its Restricted Subsidiaries that is taking place, except (with respect to any matter specified in clause (a), (b), (c), or (d) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.18          Employee Benefit Plans.

(a)                Except as could not reasonably be expected to result in a Material Adverse Effect, each Employee Benefit Plan is in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder except for any required amendments for which the remedial amendment period as defined in Section 401(b) or other applicable provision of the Internal Revenue Code has not yet expired and except where a failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(b)               As of the Closing Date, except as would not reasonably be expected to result in a Material Adverse Effect, no Pension Plan has been terminated, nor is any Pension Plan in an “at-risk” status pursuant to Section 303 of ERISA, nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan.

(c)                Except where the failure of any of the following representations to be correct in all material respects would not reasonably be expected to have a Material Adverse Effect, Borrower, any of its Restricted Subsidiaries or ERISA Affiliate has not: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Internal Revenue Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 or 430 of the Internal Revenue Code.

(d)               Except as could not reasonably be expected to result in a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur with respect to Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

(e)                Except (i) to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, or otherwise funded entirely by the participants thereof, or accrued for on the financial statements of Borrower or its Restricted Subsidiaries or (ii) as could not reasonably be expected to result in a Material Adverse Effect, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

4.19          [Reserved.]

4.20          Solvency.

Borrower and its consolidated Subsidiaries, taken as a whole, are and, upon the incurrence of any Credit Extension by the Credit Parties on any date on which this representation and warranty is made, will be, Solvent.

4.21          Compliance with Statutes, etc.

Each of Borrower and its Subsidiaries is in compliance with its organizational documents and all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Borrower or any of its Restricted Subsidiaries), except such non compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.22          Disclosure.

No representation or warranty of any Credit Party contained in any Credit Document, none of Borrower’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2010 or any subsequent filings by Borrower with the SEC, and none of the reports, financial statements or other documents, certificates or written statements furnished to Lenders by or on behalf of Borrower or any of its Restricted Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by Borrower or any of its Restricted Subsidiaries) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions that Borrower believed to be reasonable at the time prepared.

4.23          Terrorism Laws and FCPA.

Borrower and its Subsidiaries are in compliance, in all material respects, with the Terrorism Laws. No part of the proceeds of any Credit Extension will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.24          Insurance.

The properties of Borrower and each of its Restricted Subsidiaries are adequately insured with financially sound and reputable insurers and in such amounts, with such deductibles and covering such risks and otherwise on terms and conditions as have been customarily carried or maintained by Borrower and such insurance complies with the requirements of Section 5.5.

4.25          Security Interest in Collateral.

Except as could not reasonably be expected to result in a Default pursuant to Sections 8.1(l)(iv), (i) the provisions of this Agreement and the other Credit Documents create legal and valid Liens on all the Collateral in favor of Collateral Agent, for the benefit of Collateral Agent and the Lenders, and (ii) to the extent required by the Collateral Procedures and the Collateral Documents, such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Credit Party and all third parties, and having priority over all other Liens on the Collateral except in the case of Permitted Collateral Liens. No representation is made under this Section 4.25 on or after the Collateral Release Date.

4.26          Intellectual Property.

Each Credit Party and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to the operation of its business as currently conducted, and the use thereof by the Credit Parties and their respective Restricted Subsidiaries does not infringe, misappropriate, dilute, misuse or otherwise violate the rights of any other Person, except, in each of the above cases, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.27          Permits, etc.

Each Credit Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, other than such that, if not obtained, could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim could not be reasonably be expected to have a Material Adverse Effect.

SECTION 5.

AFFIRMATIVE COVENANTS

Each Credit Party that is a party to this Agreement covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent obligations not yet due) and the expiration, termination or Acceptable Collateralization of all Letters of Credit, each such Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 5.

5.1              Financial Statements and Other Reports.

Unless otherwise provided below, Borrower will deliver to Administrative Agent and Lenders (which, in the case of the financial statements referred to in clauses (a) and (b) below, shall not be required to be delivered to the extent filed by Borrower with the SEC):

(a)                Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days (or such later date as Borrower files its quarterly reports pursuant to Rule 12b-25 under the Exchange Act or any other similar rule promulgated by the SEC) after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail.

(b)               Annual Financial Statements. As soon as available, and in any event within ninety (90) days (or such later date as Borrower files its annual reports pursuant to Rule 12b-25 under the Exchange Act or any other similar rule promulgated by the SEC) after the end of each Fiscal Year, (i) the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail; (ii) with respect to such financial statements referred to in clause (i) a report thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by Borrower, and reasonably satisfactory to Administrative Agent and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and (iii) following the Collateral Release Date, the unaudited combined balance sheet of each Guarantor as at the end of such Fiscal Year and the related unaudited combined statements of income and cash flows of such Guarantor for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year.

(c)                Compliance Certificate. Together with each required delivery of financial statements pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate, which shall include information in reasonable detail demonstrating the calculation of the covenants set forth in Section 6.3(a) and (b) (including, in the case of filed financial statements, a reference or hyperlink to the filed financial statements to which the Compliance Certificate relates). On the Collateral Release Date, and after the Collateral Release Date, as soon as practicable and in any event within 45 days after the end of each month, Borrower shall deliver to Administrative Agent a duly executed and completed Officer’s Certificate substantially in the form attached hereto as Exhibit L, which shall include information in reasonable detail demonstrating the calculation of the covenant set forth in Section 6.3(c).

(d)               Notice of Default. Prompt written notice (but, in any event, within five (5) Business Days of a Relevant Officer of Borrower becoming aware thereof) (i) of any condition or event that constitutes an Event of Default or that notice has been given to Borrower with respect thereto; or (ii) of the occurrence of any event or change that has caused, either in any case or in the aggregate, a Material Adverse Effect, which notice shall be accompanied by an Officer’s Certificate specifying the nature and period of existence of such Event of Default, event or change, and what action Borrower has taken, is taking and proposes to take with respect thereto.

(e)                Notice of Litigation. Prompt written notice (but, in any event, within five (5) Business Days of a Relevant Officer of Borrower becoming aware thereof) of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, (ii) any development in any Adverse Proceeding or (iii) any investigation of any Credit Party by any Governmental Authority (unless prohibited by law, rule, regulation or judicial or administrative order or directive by any Governmental Authority and other than any routine inquiry or any inquiry, action or investigation or supervisory activity by the Federal Reserve Board) that, in the case of any of clause (i), (ii) or (iii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or alleges any criminal misconduct by any Credit Party that could be reasonably expected to have a Material Adverse Effect.

(f)                ERISA. In the event of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a prompt written notice (but, in any event, within five (5) Business Days of a Relevant Officer of Borrower becoming aware thereof) specifying the nature thereof, what action Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known to any Relevant Officer of Borrower, any action taken or threatened in writing by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

(g)                Other Debt Notices. Promptly after the distribution thereof (but, in any event, within five (5) Business Days thereafter, unless such has been publicly filed with the SEC or posted to Borrower’s website (and notification of any such posting has been provided to the Administrative Agent) or has otherwise been previously provided to the Administrative Agent hereunder or under any other Credit Document), copies of all reports and other materials distributed to the lenders under any other syndicated revolving credit facility of Borrower or any Institutional Term Loan or the holders of Second Lien Notes or any other Publicly Traded Debt Securities (or any trustee, agent or other representative therefor) in excess of the Threshold Amount pursuant to the terms of the documentation governing such Indebtedness, and notice in writing following any event of default under any other syndicated revolving credit facility of Borrower or any Institutional Term Loan, the Second Lien Notes or any other Publicly Traded Debt Securities in excess of the Threshold Amount.

(h)               Information Regarding Collateral. Borrower will furnish to Collateral Agent written notice (i) at least ten (10) days prior to the occurrence of any change in any Credit Party’s corporate name or (ii) at least thirty (30) days prior to the occurrence of any change in any Credit Party’s identity or corporate structure. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated by this Agreement, the Collateral Documents and the Collateral Procedures. Borrower will furnish to Collateral Agent prompt written notice of any Lien (other than Permitted Collateral Liens) or claims made or asserted against any portion of the Collateral or interest therein that could reasonably be expected to have a Material Adverse Effect. Borrower also agrees promptly to notify Collateral Agent in writing if any material portion of the Collateral is lost, damaged or destroyed. This Section 5.1(h) shall cease to be in effect on the Collateral Release Date.

(i)                 Quarterly Collateral Verification. Prior to the Collateral Release Date, each quarter, at the time of required delivery of quarterly or annual financial statements with respect to the preceding fiscal quarter or Fiscal Year pursuant to Section 5.1(a) or (b), as applicable, Borrower shall deliver to Collateral Agent an Officer’s Certificate certifying to the effect that all Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations required to be filed in each appropriate office to the extent contemplated by the Collateral Documents to protect and perfect the security interests in the Collateral to the extent such perfection is required under the Collateral Documents and the Collateral Procedures or to maintain the effectiveness of any Cape Town Filing required to be made thereunder have been made to date in each case, except to the extent that any failure so to protect or perfect or maintain effectiveness could not reasonably be expected to result in a Default pursuant to Section 8.1(l).

(j)                 Information Regarding Guarantor Assets. Following the GAAP Change Date, Borrower shall cause to be delivered to Administrative Agent a copy of each appraisal setting forth Appraised Value of Eligible Aircraft and Eligible Railcars included in the Guarantor Asset Coverage Ratio, promptly following Borrower’s receipt thereof from a Qualified Appraiser. In addition, if after the Collateral Release Date any Guarantor disposes of any of its assets in the amount in excess of $200,000,000, in any single transaction or series of related transactions, Borrower shall notify Administrative Agent in writing as soon as reasonably practicable but in any event within five (5) Business Days of the disposition.

(k)               Violations of Terrorism Laws. Promptly, unless prohibited by law, rule, regulation or judicial or administrative order, (i) if any Credit Party obtains knowledge that any Credit Party or any Affiliate of Borrower which owns, directly or indirectly, any Securities of any Credit Party is the subject of any of the Terrorism Laws, such Credit Party will notify Administrative Agent and (ii) upon the request of any Lender, such Credit Party will provide any information in such Credit Party’s possession such Lender believes is reasonably necessary to be delivered to comply with the Patriot Act.

(l)                 Other Information. (A) Upon the reasonable request of the Administrative Agent and upon reasonable prior notice (unless such has been publicly filed with any securities exchange or with the SEC or any governmental or private regulatory authority or has been posted to Borrower’s website (and notification of any such posting has been provided to the Administrative Agent) or has otherwise been previously provided to the Administrative Agent hereunder or under any other Credit Document), copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its security holders acting in such capacity or by any Restricted Subsidiary of Borrower to its security holders other than Borrower or another Restricted Subsidiary of Borrower, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Restricted Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Borrower or any of its Restricted Subsidiaries to the public concerning material developments in the business of Borrower or any of its Restricted Subsidiaries and (B) such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent.

(m)             Certification of Public Information. Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Borrower, its Restricted Subsidiaries or their securities) (the “Public Lenders”) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Information Platform”), any document or notice that Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Information Platform designated for such Public Lenders. Borrower agrees to clearly designate all information provided to the Administrative Agent or the Collateral Agent by or on behalf of Borrower which is suitable to make available to Public Lenders which, at a minimum, shall mean the word “PUBLIC” shall appear prominently on the first page thereof. If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Information Platform designated for Lenders who wish to receive material non-public information with respect to Borrower, its Subsidiaries and their securities.

5.2              Existence.

Except as otherwise permitted under this Agreement, Borrower will, and will cause each Restricted Subsidiary and each U.S. Banking Subsidiary to, at all times preserve and keep in full force and effect its existence and all rights and governmental authorizations, qualifications, franchises, licenses and permits material to its business and to conduct its business in each jurisdiction in which its business is conducted, in each case, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that none of Borrower, any Restricted Subsidiary or any U.S. Banking Subsidiary shall be required to preserve any such existence (other than Borrower or the Utah Bank), right or governmental authorizations, qualifications, franchise, licenses and permits if such Person shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3              Payment of Taxes and Claims.

Each Credit Party will, and will cause each of its Restricted Subsidiaries to, or in case of leased assets will contract with the applicable lessee to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and/or that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto in each case, except to the extent that the failure to pay any such item (either individually or together with all other such unpaid items) could not reasonably be expected to have a Material Adverse Effect; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim, and (c) in the case of leased assets, such contest proceedings are being conducted in accordance with terms set forth in the applicable lease.

5.4              Maintenance of Properties.

Each Credit Party will, and will cause each of its Restricted Subsidiaries to, or in the case of leased assets will contract with the applicable lessee to, if the failure to do any of the following could reasonably be expected to constitute a Material Adverse Effect: (a) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material assets used or useful in the business of Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and (b) comply at all times with the provisions of all material leases to which it is a party as lessee under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

5.5              Insurance.

Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Restricted Subsidiaries as has heretofore been customarily carried or maintained by Borrower in respect of the assets, properties and businesses of Borrower and its Restricted Subsidiaries, in each case in such amounts (giving effect to self insurance and provided that adequate reserves therefor are maintained in accordance with GAAP), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for Borrower in respect of the assets, properties and businesses of Borrower and its Restricted Subsidiaries. Prior to the Collateral Release Date, Borrower shall use commercially reasonable efforts to cause each such policy of insurance carried by Borrower and its Restricted

Subsidiaries (other than policies related to specific Portfolio Assets) to: (i) name Collateral Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Secured Parties, as the loss payee thereunder and provides for at least thirty (30) days’ prior written notice to Collateral Agent of any modification or cancellation of such policy and that no act or default of Borrower or any other Person shall affect the right of Collateral Agent to recover under such policy or policies in case of loss or damage.

5.6              Books and Records; Inspections.

Each Credit Party will, and will cause each of its Restricted Subsidiaries to, (a) keep adequate books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit Administrative Agent, any Lender and any of their respective representatives (including employees, consultants, accountants, lawyers and appraisers) to visit and inspect any of the properties of any Credit Party and any of its Restricted Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants, all upon reasonable notice and at such reasonable times during normal business hours as often as may reasonably be requested; provided that (i) visits by any Lender shall be coordinated through Administrative Agent at Borrower’s request and (ii) so long as no Event of Default has occurred and is continuing, visits by any Lender or its representatives shall be limited to once per Fiscal Year and shall be at such Lender’s expense. By this provision the Credit Parties authorize such accountants to discuss with Administrative Agent and each Lender and such representatives the affairs, finances and accounts of Borrower and its Restricted Subsidiaries. The Credit Parties acknowledge that Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Credit Parties’ assets for internal use by Administrative Agent and the Lenders; provided that, in each case, the foregoing shall be subject to any confidentiality restrictions to which any Credit Party or its Subsidiaries are subject in the conduct of Ordinary Course of Business.

5.7              Compliance with Laws.

(a)                Each Credit Party will comply, and shall cause each of its Subsidiaries to comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), except where noncompliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Credit Party shall take all reasonable and necessary actions to ensure that no portion of the Loans will be used, disbursed or distributed for any purpose, or to any Person, directly or indirectly, in violation of any of the Terrorism Laws and shall take all reasonable and necessary action to comply in all material respects with all Terrorism Laws with respect thereto.

(b)               Borrower will maintain, and cause each U.S. Banking Subsidiary that is a chartered or licensed banking institution that is authorized to take deposits to maintain, at all times such amount of capital (including a total capital ratio, Tier 1 capital ratio, Tier 1 leverage ratio and any other ratio relating to capital) as may be prescribed by the Federal Reserve Bank, the Federal Deposit Insurance Corporation and/or other applicable bank regulatory authority, as the case may be, from time to time, by statute, rule or regulation, as is necessary for Borrower and each such U.S. Banking Subsidiary to be considered "well capitalized" (or similar term) by applicable statute, rule or regulation.

5.8              Environmental.

Each Credit Party shall (a) promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Restricted Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) if a Default caused by reason of a breach of any representation, warranty or covenant related to environmental matters (including those contained in Sections 4.10, 4.13, 5.7 or 5.8) shall have occurred and be continuing for more than 20 days without the Credit Parties commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Requisite Lenders through the Administrative Agent, provide to the Lenders within 90 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or corrective action or response action with respect to any of the foregoing.

5.9              Additional Guarantors.

(a)                Prior to the Collateral Release Date, if (1) any Restricted Subsidiary that is not already a Guarantor becomes after the date hereof a guarantor or obligor under any Second Lien Notes or (2) any Domestic Restricted Subsidiary that is not already a Guarantor becomes a guarantor or obligor after the date hereof under (i) any Institutional Term Loan or (ii) any series of Publicly Traded Debt Securities, then within 30 Business Days after the date on which such Restricted Subsidiary issues such other guarantee, Borrower shall cause that Restricted Subsidiary to (x) become a Guarantor hereunder and (to the extent that such Restricted Subsidiary has pledged assets to secure such other Indebtedness) a Grantor under the Collateral Agreement by executing and delivering to the Administrative Agent a Guarantor Counterpart Agreement and deliver to the Administrative Agent an opinion of counsel (which may be in-house counsel) regarding authorization, execution and enforceability reasonably satisfactory to the Administrative Agent and (y) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b) and 3.1(c). With respect to each such Restricted Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Restricted Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Restricted Subsidiaries of Borrower; provided that such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof.

(b)               After the Collateral Release Date, if the Borrower desires any Restricted Subsidiary that is not already a Guarantor to become a guarantor or obligor under this Agreement, then Borrower shall cause that Restricted Subsidiary to become a Guarantor hereunder by (1) executing and delivering to the Administrative Agent a Guarantor Counterpart Agreement, (2) delivering to the Administrative Agent an opinion of counsel (which may be in-house counsel) regarding authorization, execution and enforceability reasonably satisfactory to the Administrative Agent and (3) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b). With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person all of the data required to be set forth in Schedule 7.14; provided, such written notice shall be deemed to supplement Schedule 7.14 for all purposes hereof.

5.10          Designation of Restricted and Unrestricted Subsidiaries.

(a)                Borrower may (i) designate any Restricted Subsidiary (including any Subsidiary that is acquired after the Closing Date) to be an Unrestricted Subsidiary if, at the time of designation, such Restricted Subsidiary is a Special Purpose Entity (whether bankruptcy remote or not), Regulated Subsidiary, Joint Venture, Immaterial Subsidiary or Owner Trust (other than a Qualified Owner Trust) or (ii) form a Subsidiary that is a Special Purpose Entity (whether bankruptcy remote or not), Regulated Subsidiary, Joint Venture, Immaterial Subsidiary or Owner Trust (other than a Qualified Owner Trust) as an Unrestricted Subsidiary, in each case, if after giving effect thereto no Event of Default has occurred and is continuing or would occur as a result thereof. Notwithstanding anything to the contrary, no Subsidiary that is a “Restricted Subsidiary” or an obligor or guarantor under documents governing the Second Lien Notes, any Publicly Traded Debt Securities or any other Indebtedness secured by Junior Liens shall be permitted to be designated an Unrestricted Subsidiary, unless such “Restricted Subsidiary,” obligor or guarantor is also being concurrently designated to be an “Unrestricted Subsidiary” under the documents governing such Second Lien Notes, such Publicly Traded Debt Securities or such other Indebtedness. For the avoidance of doubt, after the Collateral Release Date, no Guarantor shall be an Unrestricted Subsidiary.

(b)               In the case of clause (a)(i) above, upon such designation, Borrower shall deliver to Administrative Agent an Officer’s Certificate certifying that the designation of a Restricted Subsidiary as an Unrestricted Subsidiary complies with the preceding conditions. In the case of clause (a)(ii) above, within 45 days after the end of a fiscal quarter in which such Subsidiary was formed, Borrower shall deliver to Administrative Agent an Officer’s Certificate certifying that the formation of such Subsidiary as an Unrestricted Subsidiary complies with the preceding conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of being an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Liens securing Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Lien is not permitted to be incurred as of such date under Section 6.1, Borrower will be in default of such section.

(c)                Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Liens by a Restricted Subsidiary of any outstanding Liens on assets of such Unrestricted Subsidiary, and such designation will only be permitted if (1) any Liens securing Indebtedness are permitted under Section 6.1 and (2) no Event of Default would be in existence as a result of such designation.

5.11          Further Assurances.

At any time or from time to time upon the reasonable request of Administrative Agent or Collateral Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.21. In furtherance and not in limitation of the foregoing and in accordance with the obligations under the Collateral Documents, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Guaranteed Obligations are guaranteed by the Guarantors and, prior to the Collateral Release Date, are secured by a Lien perfected at first priority (subject in priority only to Permitted Collateral Liens) on the assets of the Credit Parties as specified in the Collateral Agreement or the applicable Foreign Law Pledge Agreement.

5.12          Use of Proceeds.

On the Closing Date, the proceeds of the Loans will be used, together with cash on hand of Borrower, to repay in full, and terminate, Borrower’s Existing Term Loan Credit Facility. In addition, the Existing Letters of Credit will be deemed to have been issued under the Tranche 2 Facility on the Existing Letter of Credit Rollover Date, and the Existing Letter of Credit Facility will be terminated on the Existing Letter of Credit Rollover Date. Following the Closing Date, Loans and Letters of Credit will be used for general corporate purposes of Borrower and its Subsidiaries. No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, for any purpose that violates any law, including Regulations T, U and X of the Board of Governors of the Federal Reserve System.

5.13          Post-Closing Obligations.

Borrower will complete the actions as specified on Schedule 5.13 within the time periods specified therein.

5.14          Ratings.

Borrower will use commercially reasonable efforts to have the Loans rated by Moody’s and S&P at all times that the Obligations are outstanding.

5.15          Collateral Matters.

Prior to the Collateral Release Date, in the event that any Credit Party (a) acquires any Unencumbered assets of the type described in Schedule 1.1A hereto, (b) an asset of any Credit Party becomes an Unencumbered asset of a type described in Schedule 1.1A hereto or (c) an aircraft asset owned by a Credit Party becomes re-registered in any jurisdiction necessitating a security filing as contemplated in Schedule 1.1A hereto, then in such event, each Credit Party shall (i) within ninety (90) days after the end of each Fiscal Year deliver to the Collateral Agent a schedule identifying such after-acquired assets and (ii) within ninety (90) days (or such longer period as the Administrative Agent may agree) of the date of acquisition of such assets are acquired, become Unencumbered or are re-registered, comply with the Collateral Procedures described on Schedule 1.1A with respect to such type of after-acquired assets.

SECTION 6.

NEGATIVE COVENANTS

Each Credit Party that is a party to this Agreement covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent obligations not yet due) and the expiration, termination or Acceptable Collateralization of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 6.

6.1              Liens.

(a) Prior to the Collateral Release Date, Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause to become effective any Lien of any kind to secure Indebtedness upon any Collateral now owned or hereafter acquired.

(b) Section 6.1(a) will not prohibit:

(1) Liens granted pursuant to any Credit Document in favor of Collateral Agent for the benefit of the Secured Parties to secure the Obligations;

(2) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements relating to transactions and Liens evidenced by the filing of UCC financing statements related to securitizations, conduit facilities and similar transactions, in each case, entered into in the Ordinary Course of Business;

(3) (a) Liens existing on the Closing Date, including Liens securing the Long-Dated Bond Obligations (as defined in the Collateral Agreement) (and, in the case of property that replaces property existing on the Closing Date, the equivalent Lien on such replacement property to the extent the applicable collateral agreements as in effect on the Closing Date require Liens on such replacement property) and (b) Liens incurred after the Closing Date pursuant to the terms of agreements in existence on the Closing Date;

(4) Liens constituting (and rights of set-off and any rights of use, possession or disposition with respect to) deposits with derivatives counterparties as may be required pursuant to any Rate Management Transaction (x) entered into in the Ordinary Course of Business and not for speculative purposes or (y) in respect of foreign currencies entered into in the Ordinary Course of Business and not for speculative purposes;

(5) Liens securing purchase money Indebtedness or Capital Lease Obligations of Borrower or any of its Restricted Subsidiaries; provided that such Indebtedness or Capital Lease Obligations (x) shall be incurred within 365 days of the time of purchase of the assets acquired in connection therewith or financed thereunder, and (y) is or are secured only by (a) assets acquired in connection with such financing or financed thereunder and intangibles and proceeds related thereto (“PMSI Assets”), (b) any other PMSI Assets which may be acquired in connection with or financed under Indebtedness or Capital Lease Obligations which are part of the same transaction or a related series of transactions as such Indebtedness or Capital Lease Obligations, and (c) any other assets which are not expressly prohibited by the terms of this Agreement from being pledged to secure such Indebtedness or Capital Lease Obligations, and in each of the foregoing cases, any assets which replace any such assets, including replacement or spare parts;

(6) Liens created, incurred, assumed or permitted to exist in connection with or related to Bank Activities;

(7) Liens securing Permitted Funding Indebtedness in respect of assets related to aircraft, railcars and related rights and documents and any other assets which are not expressly prohibited by the terms of this Agreement from being pledged to secure such Indebtedness or Capital Lease Obligations;

(8) Liens (a) that are rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the Ordinary Course of Business, (iii) relating to purchase orders and other agreements entered into with customers of Borrower or any of its Restricted Subsidiaries in the Ordinary Course of Business, or (iv) relating to transactions with a syndicate member or participant or agent or letter of credit bank or issuer in a loan transaction in the Ordinary Course of Business, (b) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (c) encumbering reasonable and customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business, and (d) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(9) (a) Liens existing or arising on assets or property at the time acquired in connection with a workout, exercise of remedies or foreclosure or as the proceeds of collateral securing a Portfolio Asset, in each case, in the Ordinary Course of Business; and (b) other Liens customarily set forth in documentation related thereto or created, incurred, assumed or permitted to exist on Portfolio Assets in the Ordinary Course of Business;

(10) Liens on the assets of Borrower and its Subsidiaries in favor of any Banking Subsidiary to secure obligations of Borrower or any Subsidiary of Borrower to such Banking Subsidiary other than those permitted under clause (3) or clause (6) above;

(11) Liens on (and rights of set-off and any rights of use, possession or disposition with respect to) Cash and Cash Equivalents not in Controlled Accounts, including, for purposes of this clause (11), long-term obligations of the United States government, and intangible contract or similar rights securing the daily mark-to-market and other obligations of CFL, CIT Financial (Barbados) Srl and Borrower under a TRS Facility;

(12) (a) Liens on assets (including the proceeds thereof) acquired by or assigned to any Credit Party or a Restricted Subsidiary pursuant to operation of the trade finance business in the Ordinary Course of Business; provided that as of the date of acquisition such Liens were in existence to secure an obligation of the seller or assignor of such asset and such Liens were not created by any Credit Party or Restricted Subsidiary of Borrower in contemplation of such acquisition or assignment, and (b) Liens that are leases on aircraft, rail assets or any other leased assets that are leased in the Ordinary Course of Business, and (c) Liens granted on assets in contemplation of any waivers or forbearances with respect to rail head leases existing on the Closing Date;

(13) Liens on leased assets (including Portfolio Assets) arising from the action or inaction of a third-party lessee;

(14) Liens in favor of Borrower or any Restricted Subsidiary, provided that for the purpose of this clause, Guarantors and Subsidiaries of Guarantors may only grant Liens in favor of Guarantors and/or Subsidiaries of Guarantors;

(15) Liens on the CITLC Assigned Note required to be incurred pursuant to Section 15 of the CITLC Loan Assignment and Intercreditor Agreement;

(16) Junior Liens;

(17) Liens securing Indebtedness under L/C Facilities on Cash and Cash Equivalents (to the extent not in Controlled Accounts) of Borrower or any Restricted Subsidiary, and Liens on any documents or intangibles related to the corresponding letters of credit;

(18) Liens on assets subject to be sold pursuant to an asset purchase agreement prior to the effectiveness of the transfer under such asset purchase agreement; provided that the sale is permitted hereunder; and

(19) any extensions, substitutions, replacements or renewals of any of the foregoing; provided any such Lien shall encumber only the same type of Collateral and value encumbered by the Lien being so extended, substituted, replaced or renewed.

(c) Following the Collateral Release Date, Borrower shall not pledge or otherwise subject to any Lien any of its property or assets to secure Indebtedness for money borrowed, incurred, issued, assumed or guaranteed by Borrower without thereby expressly securing the due and punctual payment of the Obligations equally and ratably with any and all other Indebtedness for borrowed money secured by such Lien, so long as any such other Indebtedness shall be so secured; provided, however, that this restriction shall not prohibit or otherwise restrict:

(1)               Liens existing on the Closing Date;

(2)               Liens granted pursuant to any Credit Document in favor of Collateral Agent for the benefit of the Secured Parties to secure the Obligations;

(3)               Borrower from creating, incurring or suffering to exist upon any of its property or assets any Lien in favor of any Subsidiary of Borrower;

(4)               Borrower (i) from creating, incurring or suffering to exist a purchase money Lien upon any such property, assets, capital stock or Indebtedness acquired by Borrower prior to, at the time of, or within one year after (A) in the case of physical property or assets, the later of the acquisition, completion of construction (including any improvements on existing property) or commencement of commercial operation of such property or (B) in the case of shares of Capital Stock, Indebtedness or other property or assets, the acquisition of such shares of Capital Stock, Indebtedness, property or assets, (ii) from acquiring property or assets subject to Liens existing thereon at the date of acquisition thereof, whether or not the Indebtedness secured by any such Lien is assumed or guaranteed by Borrower, or (iii) from creating, incurring or suffering to exist Liens upon any property of any Person, which Liens exist at the time any such Person is merged with or into or consolidated with Borrower (or becomes a Subsidiary of Borrower) or which Liens exist at the time of a sale or transfer of the properties of any such Person as an entirety or substantially as an entirety to Borrower;

(5)               Borrower from creating, incurring or suffering to exist upon any of its property or assets Liens in favor of the United States or any state thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute (including maintaining self-insurance or participating in any fund in connection with worker’s compensation, disability benefits, unemployment insurance, old age pensions or other types of social benefits, or joining in any other provisions or benefits available to companies participating in any such arrangements);

(6)               Borrower from creating, incurring or suffering to exist upon any of its property or assets Liens securing its obligations under letters of credit issued, Rate Management Transactions entered into not for speculative purposes, bids, tenders, sales contracts, purchase agreements, repurchase agreements, reverse repurchase agreements, bankers’ acceptances, leases, surety and performance bonds, and other similar obligations, in each case, incurred in the ordinary course of business;

(7)               Borrower from creating, incurring or suffering to exist Liens upon any real property acquired or constructed by Borrower primarily for use in the conduct of its business;

(8)               Borrower from entering into any arrangement with any Person providing for the leasing by Borrower of any property or assets, which property or assets have been or will be sold or transferred by Borrower to such Person with the intention that such property or assets will be leased back to Borrower, if the obligations in respect of such lease would not be included as liabilities on a consolidated balance sheet of Borrower;

(9)               Borrower from creating, incurring or suffering to exist upon any of its property or assets Liens to secure non-recourse debt in connection with Borrower engaging in any leveraged or single-investor or other lease transactions, whether (in the case of Liens on or relating to leases or groups of leases or the particular properties subject thereto) such Liens are on the particular properties subject to any leases involved in any of such transactions and/or the rental or other payments or rights under such leases or, in the case of any group of related or unrelated leases, on the properties subject to the leases comprising such group and/or on the rental or other payments or rights under such leases, or on any direct or indirect interest therein, and whether (in any case) (A) such Liens are created prior to, at the time of, or at any time after the entering into of such lease transactions and/or (B) such leases are in existence prior to, or are entered into by Borrower at the time of or at any time after, the purchase or other acquisition by Borrower of the properties subject to such leases;

(10)           Borrower from creating, incurring or suffering to exist (A) other consensual Liens in the ordinary course of business of Borrower that secure Indebtedness that, in accordance with GAAP, would not be included in total liabilities as shown on Borrower’s consolidated balance sheet, to the extent such Liens are created by reason of dispositions not characterized as “true sales” under FAS 166 and 167, or (B) Liens created by Borrower in connection with any transaction intended by Borrower to be a sale of property or assets of Borrower, provided that such Liens are upon any or all of the property or assets intended to be sold, the income from such property or assets and/or the proceeds of such property or assets;

(11)           Borrower from creating, incurring or suffering to exist Liens on property or assets financed through tax-exempt municipal obligations, provided that such Liens are only on the property or assets so financed;

(12)           any extension, renewal, refinancing or replacement (or successive extensions, renewals, refinancings or replacements), in whole or in part, of any of the foregoing (other than Liens permitted by clause (2)); provided, however, that any such extension, renewal, refinancing or replacement shall be limited to all or a part of the property or assets (or substitutions therefor) which secured the Lien so extended, renewed, refinanced or replaced (plus improvements on such property); and

(13)           Borrower from creating, incurring or suffering to exist any other Liens not otherwise permitted by any of the foregoing clauses (1) through (l2) above; provided that the maximum amount of Indebtedness secured by Liens in reliance on this clause (13) shall not exceed, at the time of and after giving effect to the incurrence of any Indebtedness secured by a Lien in reliance on this clause (13), an amount equal to the greater of $900,000,000 or 10% of the excess of Borrower’s consolidated total assets over Borrower’s consolidated liabilities, as shown on Borrower’s balance sheet for the most recent fiscal quarter for which financial statements are publicly available in accordance with GAAP at the date of measurement.

For the purposes of this Section 6.1(c), any contract by which title is retained as security (whether by lease, purchase, title retention agreement or otherwise) for the payment of a purchase price shall be deemed to be a purchase money Lien.

Nothing contained in this Section 6.1(c) shall prevent or be deemed to prohibit the creation, assumption or guaranty by Borrower of any Indebtedness not secured by a Lien or the issuance by the Borrower of any debentures, notes or other evidences of Indebtedness not secured by a Lien, whether in the ordinary course of business or otherwise.

The entry by Borrower into any contract, document, agreement or instrument (which shall include bank credit facilities and loan agreements), in the ordinary course of business or otherwise, which contract, document, agreement or instrument may provide for or contain a right of set-off or other similar right between Borrower and such other party to the contract, document, agreement or instrument shall not result in, or be deemed to constitute, the creation or incurrence of a “Lien” as such term is used in this Agreement.

6.2              Restricted Payments.

(a) Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Borrower’s or any Restricted Subsidiary’s Equity Interests (including any payment in connection with any merger or consolidation involving Borrower or any Restricted Subsidiary) or to the direct or indirect holders of Borrower’s or any Restricted Subsidiary’s Equity Interests in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests of Borrower);

(2) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Borrower) any Equity Interests of Borrower; or

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Junior Debt, except (x) a payment of interest or principal at the Stated Maturity thereof or (y) a payment, purchase, redemption, defeasance or other acquisition or retirement for value of any Junior Debt in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, purchase, redemption, defeasance, acquisition or retirement

(all such payments and other actions set forth in these clauses (1) through (3) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment, no Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment.

(b)                Section 6.2(a) will not prohibit the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have been permitted under this Agreement.

6.3              Financial Covenants.

The Credit Parties shall not permit:

(a)                the Consolidated Net Worth as of the last day of each Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 2011) of Borrower, to be less than $6,000,000,000;

(b)               at any time prior to the Collateral Release Date, the Collateral Coverage Ratio to be less than 2.00 to 1.00; and

(c)                at any time on and after the Collateral Release Date, the Guarantor Asset Coverage Ratio to be less than 2.00 to 1.00.

6.4              Merger, Consolidation or Sale of All or Substantially All Assets.

(a)                Borrower will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Borrower is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of Borrower and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Borrower is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all of Borrower’s Obligations under this Agreement and the other Credit Documents pursuant to agreements reasonably satisfactory to the Administrative Agent and, if party thereto, the Collateral Agent; and

(3) immediately after, and upon giving effect to, such transaction, no Default or Event of Default exists.

(b)               Section 6.4(a)(3) will not apply to:

(1) a merger of Borrower with an Affiliate solely for the purpose of reorganizing Borrower in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Borrower and its Restricted Subsidiaries.

(c)                Upon any consolidation or amalgamation by Borrower with or merger of Borrower into any other Person or any conveyance, transfer or lease of the properties and assets of Borrower as or substantially as an entirety to any Person in accordance with Section 6.4(a) or 6.4(b), the successor Person formed by such consolidation or amalgamation or into which Borrower is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, Borrower under this Agreement with the same effect as if such successor Person had been named as Borrower herein; and thereafter, except in the case of a lease, the predecessor Person shall be released from all Obligations and covenants under this Agreement and the other Credit Documents.

(d)               A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to another Person (other than another Guarantor), or consolidate with or merge with or into another Person (other than with or into another Guarantor or unless such Guarantor is the surviving Person in such consolidation or merger), in either case, unless:

(1) immediately prior to, and after giving effect to, such transaction, no Event of Default has occurred and is continuing;

(2) either:

(A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor or another Guarantor) assumes all Obligations of that Guarantor under this Agreement and the other Credit Documents pursuant to agreements reasonably satisfactory to the Administrative Agent and, if party thereto, the Collateral Agent;

(B) after giving effect to such transaction (if prior to the Collateral Release Date), the Collateral Coverage Ratio is at least 2.25 to 1.0 (for the avoidance of doubt, it being understood that any transaction effected in compliance with the terms of this Section 6.4(d)(2)(B) shall not thereafter be prohibited under this Section 6.4(d)(2)(B) in the event that the Collateral Coverage Ratio at any time thereafter falls below 2.25 to 1.0); or

(C) either (A) such sale or other disposition does not constitute a Collateral Asset Sale or (B) such Collateral Asset Sale is effected in compliance with the terms of Section 6.5; and

(3) if the surviving Person is not Borrower or a Guarantor, at the time of the transaction such Guarantor or the surviving Person will have delivered, or caused to be delivered, to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, a certificate of an Authorized Officer of such Guarantor or such surviving Person and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the agreements in respect thereof comply with this Agreement and that all conditions precedent herein provided for relating to such transaction have been complied with; provided that this paragraph shall not apply to any Guarantor that has been unconditionally released and discharged from the Guaranty in accordance with this Agreement.

6.5              Collateral Asset Sales.

Prior to the Collateral Release Date, Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate a Collateral Asset Sale unless after giving effect to such Collateral Asset Sale, the Collateral Coverage Ratio is at least 2.25 to 1.0 (for the avoidance of doubt, it being understood that any Collateral Asset Sale effected in compliance with the terms of this Section 6.5 shall not thereafter be prohibited under this Section 6.5 in the event that the Collateral Coverage Ratio at any time thereafter falls below 2.25 to 1.0).

6.6              Negative Pledges.

In the event that Borrower or any Subsidiary shall incur, amend, extend or refinance any Indebtedness (any such Indebtedness being, “Additional Indebtedness”), such Additional Indebtedness or any documentation governing such Additional Indebtedness shall not restrict, on or after the Collateral Release Date, Liens on any Guarantor Ratio Assets to secure the Obligations (and any refinancing thereof); provided that such Additional Indebtedness or such documentation may require that, if the Obligations (or any refinancing thereof) become secured by a Lien on any Guarantor Ratio Assets, such Additional Indebtedness shall be secured by a Lien on such Guarantor Ratio Assets subordinated to the Lien securing the Obligations (or any refinancing thereof) pursuant to an intercreditor agreement containing customary junior lien provisions and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 7.

GUARANTY

7.1              Guaranty of the Obligations.

Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Secured Parties the due and punctual payment in full of all Obligations when the same shall become due, whether at Stated Maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”). Notwithstanding any provision to the contrary of this Agreement, of the Collateral Documents, or of any other Credit Document, it is intended that the Guaranties and the liens and security interests granted by Guarantors not constitute a “Fraudulent Conveyance.” For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under section 548 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time. The parties hereto agree that, if the Guaranties or any liens or security interests would, but for the application of this Section 7.1, constitute a Fraudulent Conveyance, the Guaranties and each such lien and security interest shall be valid and enforceable only to the maximum extent that would not cause the Guaranties or such lien or security interest to constitute a Fraudulent Conveyance.

7.2              Contribution by Guarantors.

All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceed its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided that solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such

Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3              Payment by Guarantors.

Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at Stated Maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4              Liability of Guarantors Absolute.

Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)                this Guaranty is a guaranty of payment when due and not of collectibility. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)               Administrative Agent may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)                the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d)               payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; and without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)                any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or any other applicable Credit Document, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f)                this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Restricted Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5              Waivers by Guarantors.

Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6              Guarantors’ Rights of Subrogation, Contribution, etc.

Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any

Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7              Subordination of Other Obligations.

Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8              Continuing Guaranty.

This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9              Authority of Guarantors or Borrower.

It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them. Notwithstanding any provision of the Credit Documents to the contrary (including any provision that would otherwise apply notwithstanding other provisions or that is the beneficiary of other overriding language) except as expressly approved by Borrower, (i) to the extent required prior to the Collateral Release Date, no more than 65% of the Voting Capital Stock and 100% of the Non-Voting Capital Stock of any Foreign Subsidiary shall be pledged or similarly hypothecated to guarantee or support any obligation of Borrower, (ii) no Foreign Subsidiary shall guarantee or support any obligation of Borrower (except as contemplated by clause (iii) below) and (iii) to the extent required prior to the Collateral Release Date, no security or similar interest shall be granted in the assets of any Foreign Subsidiary (other than a pledge or hypothecation by each Foreign Grantor (as defined in the Collateral Agreement) of its interests in “Foreign Grantor Collateral” (as defined in the Collateral Agreement) or collateral of a substantially similar scope provided under a Foreign Law Pledge Agreement), which security or similar interest guarantees or supports any obligation of Borrower; provided any such incremental collateral shall not trigger any material tax obligations of Borrower or any of its Restricted Subsidiaries. The parties agree that any pledge, guaranty or security or similar interest made or granted in contravention of this Section 7.9 shall be void ab initio.

7.10          Financial Condition of Borrower.

Any Credit Extension may be made to Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11          Bankruptcy, etc.

(a)                So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)               Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)                In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12          Discharge of Guaranty Upon Sale of Guarantor.

If all of the Capital Stock or all or substantially all of the assets of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such asset sale or other disposition.

7.13          Taxes.

The provisions of Section 2.16 shall apply, mutatis mutandis, to the Guarantors and payments thereby.

7.14          Release of Guarantors on Collateral Release Date.

On the Collateral Release Date, each Guarantor will be released from its Guaranty, other than the Guarantors listed on Schedule 7.14.

SECTION 8.

EVENTS OF DEFAULT

8.1              Events of Default.

If any one or more of the following conditions or events shall occur:

(a)                Failure to Make Payments When Due. Failure by Borrower to (i) pay when due the principal of and premium, if any, on any Loan or any L/C Obligation, whether at Stated Maturity, by acceleration or otherwise; (ii) pay when due any installment of principal of any Loan, by mandatory prepayment or otherwise; (iii) pay within three (3) Business Days of the date due any interest on any Loan or any L/C Obligation or any fee or any other amount due hereunder, or (iv) deposit, within three (3) Business Days of the date required, any funds as Cash Collateral in respect of L/C Obligations when required by this Agreement; or

(b)               Default in Other Agreements. (i) Failure of Borrower or any Restricted Subsidiary to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by Borrower or any Restricted Subsidiary with respect to any other material term of (1) one or more items of Indebtedness, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause that Indebtedness to become or be declared due and payable prior to its Stated Maturity or the Stated Maturity of any underlying obligation or prior to the stated term of such derivative transaction, as the case may be; and, in the case of clauses (i) and (ii), the aggregate principal amount or termination value, as applicable, of such Indebtedness owed by such Credit Party or such Restricted Subsidiary is greater than the Threshold Amount; or

(c)                Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in (i) Section 6.3(b) or (c) and such failure continues for five (5) Business Days or (ii) Section 5.1 (unless no time period is specified therefor), Section 5.2 (with respect to the legal existence of Borrower), Section 5.12 or Section 6 (other than Section 6.3(b) or (c)); or

(d)               Breach of Representations, etc. (i) Any representation, warranty, certification or other statement made by any Credit Party in this Agreement shall be false in any material respect as of the date made; or (ii) any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document (other than this Agreement) or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false as of the date made or deemed made, to the extent (other than in the case of any representation, warranty, certification or other statement is already qualified as to “materiality” or similar standard) as could reasonably be expected to have a Material Adverse Effect; or

(e)                Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Credit Party becoming aware of such default, or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(f)                Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower or any Significant Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, reorganization, liquidation or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Borrower or any Significant Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, reorganization, liquidation or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, conservator, custodian or other officer having similar powers over Borrower or any Significant Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, conservator or other custodian of Borrower or any Significant Subsidiary for all or a substantial part of its property, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g)                Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Borrower or any Significant Subsidiary shall seek to have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, reorganization, liquidation or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee, conservator or other custodian for all or a substantial part of its property; or Borrower or any Significant Subsidiary shall make any assignment for the benefit of creditors; (ii) Borrower or any Significant Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts generally as such debts become due; or (iii) there shall have occurred the voluntary appointment of a receiver, trustee, conservator or other custodian of Borrower or any Significant Subsidiary; or

(h)               Claims, Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not fully covered by insurance (less any deductible) as to which a solvent and unaffiliated third party insurance company has acknowledged coverage) shall be entered or filed against Borrower or any Significant Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days (or in any event later than the date that enforcement proceedings shall have been commenced by any creditor upon such judgment order or five (5) days prior to the date of any proposed sale thereunder); or

(i)                 Dissolution. Any order, judgment or decree shall be entered against Borrower or any Significant Subsidiary decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j)                 Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of the Threshold Amount during the term hereof; or

(k)               Change of Control. A Change of Control shall occur; or

(l)                 Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) any Credit Party shall repudiate its obligations under any Credit Document, other than, in the case of a Guarantor, following its release from the Guaranty, (ii) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect in any material respect with respect to any Guarantor that is a Significant Subsidiary (or, on or after the Collateral Release Date, any Guarantor) (other than in accordance with its terms) or shall be declared to be null and void, (iii) any Credit Document (other than the Guaranty or any Collateral Document) ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void or (iv) prior to the Collateral Release Date, any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document having a value in excess of the Threshold Amount, in each case under this clause (iv), for any reason other than (w) the failure of Collateral Agent to take any action within its control that Borrower requests in writing (with reasonable notice) that Collateral Agent take, (x) the failure of Collateral Agent to maintain possession of certificates representing Equity Interests delivered to Collateral Agent as part of the Collateral or (y) the regulatory status of any Secured Party in an applicable jurisdiction or (z) an error, mistake or unintended action or omission, but in the case of this clause (z) only to the extent that the Collateral Coverage Ratio after giving effect thereto is greater than 3.00 to 1.00; provided that this clause (z) shall not apply to the extent that the Administrative Agent or any Lender shall have notified Borrower of the error, mistake or unintended action or omission in question and the Borrower shall not have fully rectified such error, mistake or unintended action or omission within 60 days following the date of such notice, and, in such case, an Event of Default shall exist in accordance with this Section 8.1(l);

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g) with respect to Borrower, automatically, and (2) upon the occurrence of any other Event of Default, upon notice to Borrower by the Administrative Agent (given at the direction of the Requisite Lenders) with respect to any or all of the following, (A) the Commitments shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the fees, expenses, indemnities and other amounts (including fees, charges and disbursements of counsel) then due to the Collateral Agent, the Administrative Agent and Secured Parties, including without limitation, amounts payable under Sections 2.12, 2.14, 2.15, 2.16 and 10.2, (II) the unpaid principal amount of and accrued interest on the Loans, and (III) all other Obligations; (C) the Administrative Agent may, and upon the written direction of the Requisite Lenders shall, cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; (D) Borrower shall Cash Collateralize the L/C Obligations (in an amount equal to the Applicable Cash Collateralization Percentage thereof); and (E) upon the written direction of the Requisite Lenders, all LIBOR Rate Loans then outstanding shall be immediately converted into Base Rate Loans (it being understood that Borrower shall be liable for any amounts payable under Section 2.14(c) in connection with such conversion).

SECTION 9.

AGENTS

9.1              Appointment of Agents, Arrangers and Other Agents.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, the investment banking division of Barclays Bank PLC, and J.P. Morgan Securities LLC are hereby appointed the Arrangers hereunder, and each Lender and the L/C Issuer hereby authorize Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital and J.P. Morgan Securities LLC to act as the Arrangers in accordance with the terms hereof and the other Credit Documents. Bank of America is hereby appointed the Administrative Agent and the Collateral Agent hereunder and under the other Credit Documents and each Lender and the L/C Issuer hereby authorize Bank of America to act as the Administrative Agent and as the Collateral Agent in accordance with the terms hereof and the other Credit Documents. Barclays Capital and J.P. Morgan Securities LLC are hereby appointed the Syndication Agents hereunder, and each Lender hereby authorizes Barclays Capital and J.P. Morgan Securities LLC to act as the Syndication Agents in accordance with the terms hereof and the other Credit Documents. Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc. and UBS Securities LLC are hereby appointed the Documentation Agents hereunder, and each Lender hereby authorizes Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc. and UBS Securities LLC to act as the Documentation Agents in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 (other than as expressly provided herein) are solely for the benefit of the Agents, the L/C Issuer and the Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions of this Section 9 (other than as expressly provided herein). Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Arrangers and the Other Agents are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Credit Document; it being understood and agreed that the Arrangers and the Other Agents shall be entitled to all exculpatory provisions and indemnification and reimbursement rights in favor of the Agents provided herein and in the other Credit Documents and all of the other benefits of this Section 9 (notwithstanding, for the avoidance of doubt, whether or not the Arrangers or the Other Agents are specifically referenced in connection with the enumeration of such rights or benefits). Without limitation of the foregoing, no Arranger or Other Agent shall, by reason of this Agreement or any other Credit Document, have any fiduciary relationship in respect of any Lender, Credit Party or any other Person.

9.2              Powers and Duties.

Each Lender and the L/C Issuer irrevocably authorize each Agent to take such action on such Lender’s or the L/C Issuer’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship or other implied duties in respect of any Lender; and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement and in the other Credit Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under the agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.3              General Immunity.

(a)                No Responsibility for Certain Matters. No Agent shall be responsible to any Lender or the L/C Issuer for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency hereof or of any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent, any Lender or the L/C Issuer in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or as to the value, sufficiency or perfection of any Collateral or as to the satisfaction of any condition set forth in Section 3 or elsewhere herein (other than to confirm receipt of items expressly required to be delivered to such Agent) or to inspect the properties, books or records of Borrower or any of its Subsidiaries or to make any disclosures with respect to the foregoing. No requirement in any Credit Document for a Credit Party to provide evidence, opinion, information, documentation or other material requested or required by an Agent shall be construed to mean that such Agent has any responsibility to request or require such evidence, opinion, information, documentation or other material. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letters of Credit.

(b)               Exculpatory Provisions. No Agent, Arranger or Other Agent nor any of their officers, partners, directors, employees or agents shall be liable to the Lenders (i) for any action taken or omitted by any Agent, Arranger or Other Agent (A) under or in connection with any of the Credit Documents except to the extent caused by such Agent’s, Arranger’s or Other Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (B) with the consent or at the request of the Requisite Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) or (ii) for any failure of any Credit Party to perform its obligations under this Agreement or any other Credit Document. No Agent, Arranger or Other Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose or be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by such Agent, Arranger or Other Agent or any of their Affiliates in any capacity. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions and shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c)                Notice of Default. No Agent shall be deemed to have knowledge of any Default or Event of Default until written notice describing such Default or Event of Default is given to any Agent by a Credit Party, the L/C Issuer or a Lender. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders; provided that failure to give such notice shall not result in any liability on the part of the Administrative Agent.

(d)               None of the Lenders or the L/C Issuer shall assert, and each Lender and the L/C Issuer hereby waive, any claim against any Agent, including any predecessor agent, its sub-agents and their respective Affiliates in respect of any action taken or omitted to be taken by any of them, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(e)                No provision of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, or the transactions contemplated hereby or thereby shall require any Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power, or (ii) otherwise incur any financial liability in the performance of its duties hereunder or the exercise of any of its rights or power, except for such expense, indemnity or liability, if any, arising out of such Agent’s gross negligence or willful misconduct in the performance of its duties hereunder or under any other Credit Document, as determined by a judgment of a court of competent jurisdiction.

(f)                No Agent, including any predecessor agent, its sub-agents and their respective Affiliates, shall be responsible for any action taken or omitted to be taken by such Agent with respect to (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or lien granted under this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral. The actions described in items (i) through (iii) shall be the sole responsibility of the Credit Parties.

(g)                No Agent shall be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Agent.

(h)               Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by it. Each of the Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9 shall apply to any of the Affiliates of the Administrative Agent or the Collateral Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent or Collateral Agent, as applicable. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this

Section 9 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4              Agents Entitled to Act as Lender.

The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its Loans and participations in the Letters of Credit, each Agent shall have the same rights and powers hereunder in its capacity as a Lender as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders. The Lenders acknowledge that pursuant to such activities, the Agents or their Affiliates may receive information regarding any Credit Party or any Affiliate of any Credit Party (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Agents and their Affiliates shall be under no obligation to provide such information to them. In addition, pursuant to such activities, the Agents or their Affiliates may have economic interests that could conflict with the Lenders.

9.5              Lenders’ Representations, Warranties and Acknowledgment.

(a)                Each of the Lenders and the L/C Issuer represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders. Each Lender agrees that it will not claim that any Lender has rendered advisory services of any nature or respect or owes a fiduciary or similar duty to any Lender in connection with this Agreement or the transactions contemplated hereby.

(b)               Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement or by the funding of any Credit Extension, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent or Lenders, as applicable on the Closing Date or as of the date of such Credit Extension.

(c)                Each Lender represents and warrants that, as of the Closing Date, or such later date on which such Lender delivers a signature page to an Assignment Agreement, Borrower has provided such Lender with adequate access to financial and other information concerning Borrower and its Subsidiaries and such Lender has been able to obtain from Borrower any additional information necessary to make an informed decision regarding the creditworthiness of Borrower and its Subsidiaries.

9.6              Right to Indemnity.

Each Lender, in proportion to its Applicable Percentage, severally agrees to indemnify each Agent and the L/C Issuer, to the extent that such Agent or the L/C Issuer shall not have been reimbursed by any Credit Party (and without limiting its obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or the L/C Issuer in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent or the L/C Issuer in any way relating to or arising out of this Agreement or the other Credit Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or the L/C Issuer’s, as applicable, gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent or the L/C Issuer for any purpose shall, in the opinion of such Agent or the L/C Issuer, be insufficient or become impaired, such Agent or the L/C Issuer may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent or the L/C Issuer against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Applicable Percentage thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify any Agent or the L/C Issuer against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7              Successor Administrative Agent; Collateral Agent.

(a)                Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and Borrower and Administrative Agent or the Collateral Agent may be removed at any time after such notice of resignation from the Administrative Agent by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. The Administrative Agent shall have the right, but not the obligation, to appoint a financial institution to act as Administrative Agent and/or the Collateral Agent hereunder, subject to the reasonable satisfaction of the Requisite Lenders and, so long as no Event of Default shall have occurred and be continuing, Borrower (such consent by Borrower not to be unreasonably withheld, conditioned or delayed, it being understood that Borrower will be deemed to have provided such consent in the event that it shall have failed to respond to a consent request made in writing and delivered in accordance with Section 10.1 within 30 days of such delivery). If Administrative Agent provides notice of its resignation, Administrative Agent’s resignation shall become effective on the 10th Business Day after such notice of resignation. Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five (5) Business Days’ notice to Borrower, to appoint a successor Administrative Agent, subject to, so long as no Event of Default shall have occurred and be continuing, the consent of Borrower to such appointment (such consent by Borrower not to be unreasonably withheld, conditioned or delayed, it being understood that Borrower will be deemed to have provided such consent in the event that it shall have failed to respond to a consent request made in writing and delivered in accordance with Section 10.1 within 30 days of such delivery). If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, then the Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, Administrative Agent, by notice to Borrower and Requisite Lenders, may, but is not required to, retain its role as the Collateral Agent under any Collateral Document. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and Collateral Agent and the retiring or removed Administrative Agent and Collateral Agent shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of Bank of America or its successor as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation or removal of Bank of America or its successor as the Collateral Agent. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder. If Bank of America or its successor as Administrative Agent pursuant to this Section 9 has resigned as Administrative Agent but retained its role as Collateral Agent and no successor Collateral Agent has become the Collateral Agent pursuant to the immediately preceding sentence, Bank of America or its successor may resign as the Collateral Agent upon thirty (30) days’ prior written notice to Borrower and Lenders.

(b)               In addition to the foregoing, the Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and the Grantors. Administrative Agent shall have the right to appoint a financial institution as the Collateral Agent hereunder, subject to the consent of the Requisite Lenders (not to be unreasonably withheld) and, so long as no Event of Default shall have occurred and be continuing, of Borrower (such consent by Borrower not to be unreasonably withheld, conditioned or delayed, it being understood that Borrower will be deemed to have provided such consent in the event that it shall have failed to respond to a consent request made in writing and delivered in accordance with Section 10.1 within 30 days of such delivery) and the Collateral Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Collateral Agent by the Requisite Lenders or (ii) the 30th day after such notice of resignation. Requisite Lenders shall have the right, upon five (5) Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent, subject to, so long as no Event of Default shall have occurred and be continuing, the consent of Borrower to such appointment (such consent by Borrower not to be unreasonably withheld, conditioned or delayed, it being understood that Borrower will be deemed to have provided such consent in the event that it shall have failed to respond to a consent request made in writing and delivered in accordance with Section 10.1 within 30 days of such delivery). Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, that the successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

(c)                Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as the L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (unless the Borrower and such successor agree otherwise), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents, and (iii) the successor L/C Issuer shall issue letters of credit and bankers’ acceptances in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. After Bank of America’s retirement hereunder as an L/C Issuer, the provisions of the Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it with respect to or in connection with any Letters of Credit issued by it.

9.8              Proofs of Claim.

In case of the pendency of any proceeding under the Bankruptcy Code or other applicable law or any other judicial proceeding relative to Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the other Secured Parties (including fees, disbursements and other expenses of counsel) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and other Secured Party to make such payments to the Administrative Agent. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or other Secured Party to authorize the Administrative Agent to vote in respect of the claim of such Lender or such other Secured Party in any such proceeding.

9.9              Arrangers and Other Agents.

Except as otherwise set forth herein, no Arranger or Other Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Credit Document) other than those applicable (to the extent such Arranger or Other Agent is a Lender) to all Lenders as such. Without limiting the foregoing, no Arranger or Other Agent shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any Arranger or Other Agent in deciding to enter into this Agreement and each other Credit Document to which it is a party or in taking or not taking action hereunder or thereunder.

9.10          Tax Indemnification.

To the extent required by any applicable law, Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If any Governmental Authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), then such Lender shall, and does hereby, indemnify and hold harmless Administrative Agent (without limiting the obligations of the Credit Parties hereunder), and shall make payment in respect thereof within 10 days after demand therefor, fully for all amounts paid, directly or indirectly, by Administrative Agent as Taxes or otherwise, and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for Administrative Agent), whether or not such Tax was correctly or legally asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 9.10. The agreements in this Section 9.10 shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

9.11          Pay-Off Letter

Upon termination of the Commitments and payment in full of all Obligations (other than contingent obligations not yet due) and expiration, termination or Acceptable Collateralization of all Letters of Credit, the Lenders and the L/C Issuer authorize the Administrative Agent to execute a pay-off letter to Borrower evidencing the termination of this Agreement (including Sections 5, 6 and 8) and the other Credit Documents and, if such termination occurs prior to the Collateral Release Date, discharge of the Liens securing the Obligations; provided that all provisions that survive termination of this Agreement and the other Credit Documents shall survive such termination.

SECTION 10.

MISCELLANEOUS

10.1          Notices.

(a)                Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, the L/C Issuer or an Agent, shall be sent to such Person’s address as set forth on Appendix A or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix A or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, or sent by telecopy or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telecopy, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

(b)               Electronic Communications.

                                                        (i)          Notices and other communications to Lenders and the L/C Issuer hereunder may be delivered or furnished by Approved Electronic Communication (including e-mail and Internet or intranet websites, including the Information Platform) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Section 2 if such Lender or the L/C Issuer has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

                                                      (ii)          Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the gross negligence or willful misconduct of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

                                                    (iii)          The Information Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Information Platform and each expressly disclaims liability for errors or omissions in the Information Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Information Platform or the Approved Electronic Communications. Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Information Platform. In no event shall any Agent nor any of the Agent Affiliates have any liability to any Credit Party, any Lender or any other Person for damages of any kind, whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses

(whether in tort, contract or otherwise) arising out of any Credit Party’s or any Agent’s transmission of communications through the internet.

                                                    (iv)          Each Credit Party, each Lender, the L/C Issuer and each Agent agree that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Information Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

                                                      (v)          All uses of the Information Platform shall be governed by and subject to, in addition to this Section 10.1(b), separate terms and conditions posted or referenced in such Information Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Information Platform.

                                                    (vi)          Any notice of Default or Event of Default may be provided by telephonic notice if confirmed promptly thereafter by delivery of written notice thereof.

                                                  (vii)          Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Information Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower materials that are not made available through the “Public Side Information” portion of the Information Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

10.2          Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly upon demand (i) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto (whether or not effective); (ii) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (iii) all the actual and reasonable costs and expenses (including the actual and reasonable fees, charges and disbursements of a single counsel to the Administrative Agent, Collateral Agent and the L/C Issuer (in addition to local or specialized counsel)) of the Agents and the L/C Issuer in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto (whether or not effective) and any other documents or matters requested by Borrower; (iv) all the actual costs and expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties pursuant hereto, including filing and recording fees, expenses and amounts owed pursuant to Sections 2.14, 2.15 and 2.16, search fees, title insurance premiums and actual and reasonable fees, charges and disbursements of a single counsel to the Agents (in addition to local or specialized counsel); (v) all the actual costs and expenses (including the actual and reasonable fees, expenses and disbursements of counsel and of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the Collateral; (vi) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; (vii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (viii) after the occurrence of a Default or an Event of Default, all costs, amounts required to be indemnified pursuant to the provisions of any Credit Document, expenses, fees, commission, taxes and other amounts (including the actual and reasonable fees, charges and disbursements of a single counsel (in addition to local or specialized counsel) and financial and other professional advisors for the Agents and a single counsel for the other Secured Parties taken as a whole) and costs of settlement incurred by any Agent or any Secured Party in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty), and all reasonable expenses, liabilities and advances made or incurred by the Administrative Agent or the Collateral Agent in connection therewith and all amounts for which such Agent is entitled to indemnification pursuant to the provisions of any Credit Document until paid in full or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings or otherwise incurred in connection with any bankruptcy or insolvency proceedings, including, without limitation, a case or cases under the United States Bankruptcy Code filed by or against any Credit Party.

10.3          Indemnity.

(a)                In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party (other than each Foreign Grantor) agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, the L/C Issuer, the Arrangers and each Lender, their respective Affiliates and their respective officers, partners, directors, shareholders, trustees, employees, representatives, agents, advisors and attorneys (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH AGENT OR LENDER; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee or its related Persons as determined by a court of competent jurisdiction in a final, nonappealable order. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)               To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, the L/C Issuer, the Agents and their respective Affiliates, partners, directors, shareholders, trustees, employees, representatives, agents, advisors or attorneys, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)                All amounts due under this Section 10.3 shall be due and payable within ten Business Days after demand therefor.

(d)               To the extent Borrower for any reason fails to pay any amount required under Section 10.2 or paragraph (a) or (b) of this Section 10.3 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, or any Affiliate of any of the foregoing within the time specified above, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), or such Affiliate, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof), in its capacity as such, or against any Affiliate of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders under this paragraph (d) are subject to the provisions of Section 2.12. Each Lender further agrees that in the event a distribution to the Secured Parties is made that does not conform to the provisions of Section 2.12(h), each Lender agrees that it shall turn over to the Agents all amounts payable (or which would have been payable to the Agents or made in conformity with Section 2.12(h)) to such Agents pursuant to Section 2.12(h).

10.4          Set Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender, the L/C Issuer and their respective Affiliates are hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender or the L/C Issuer to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the obligations and liabilities of any Credit Party to such Lender or the L/C Issuer hereunder and under the Letters of Credit and participations therein and the other Credit Documents, including all claims of any nature or description arising out of or connected herewith or with the Letters of Credit and participations therein or any other Credit Document, irrespective of whether or not (a) such Lender or the L/C Issuer shall have made any demand hereunder, (b) the principal of, the interest or fees on the Loans, any amounts drawn or fees payable in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligation or such Indebtedness.

10.5          Amendments and Waivers.

(a)                Requisite Lenders’ Consent. Subject to Sections 10.5(b) and 10.5(c) and, in the case of the Intercreditor Agreement, 10.19(a), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Borrower and (i) in the case of this Agreement, Administrative Agent and the Requisite Lenders or (ii) in the case of any other Credit Document, Administrative Agent and, if party thereto, Collateral Agent, with the consent of the Requisite Lenders.

(b)               Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

                                                        (i)          increase, or extend the maturity of, the Commitment of such Lender;

                                                      (ii)          waive, reduce or postpone any scheduled repayment due such Lender (but not prepayment);

                                                    (iii)          reduce the rate of interest on any Loan of such Lender (including, for the avoidance of doubt, any amendment to the definition of “Default Rate” and any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7) or any fee payable hereunder;

                                                    (iv)          extend the time for payment of any interest or fees to such Lender;

                                                      (v)          reduce the principal amount of any Loan;

                                                    (vi)          amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(a) or (c), other than to add any provision that is subject to the consent of each affected Lender or all Lenders;

                                                  (vii)          amend Section 2.11(a), 2.11(b), 2.12(h), 2.13 or the definition of “Applicable Percentage,” “Requisite Lenders,” “Requisite Tranche Lenders,” “Requisite Tranche 1 Lenders” or “Requisite Tranche 2 Lenders”; provided, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Applicable Percentage,” “Requisite Lenders,” “Requisite Tranche Lenders,” “Requisite Tranche 1 Lenders” or “Requisite Tranche 2 Lenders” on substantially the same basis as the Commitments and Outstanding Amounts are included on the Closing Date;

                                                (viii)          release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents or subordinate any Liens securing the Obligations; or

                                                    (ix)          consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document except due to any transaction or event permitted hereunder.

(c)                Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

                                                        (i)          unless in writing and signed by the L/C Issuer, the Administrative Agent and the Requisite Tranche 2 Lenders (without the consent of any other Lender), affect the rights or duties of the L/C Issuer or any Tranche 2 Lender under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it or amend any provision of Section 2.20;

                                                      (ii)          unless in writing and signed by the applicable Agent in addition to the Lenders required above, affect the rights or duties of any Agent under this Agreement or any other Credit Document; or

                                                    (iii)          amend or waive Section 8.1(k) or the definition of “Change of Control,” without consent of Lenders holding two-thirds of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed, without duplication, “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments; provided that the unused Commitment of, and the portion of the

Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for this purpose.

Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans of such Lender hereunder will not be taken into account in determining whether the Requisite Lenders or all of the affected Lenders, as required, have approved any such amendment or waiver (and the definition of “Requisite Lenders,” “Requisite Tranche Lenders,” “Requisite Tranche 1 Lenders” and “Requisite Tranche 2 Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that is described in any of clauses (i) through (v) of Section 10.5(b) or that would alter the terms of this proviso, will require the consent of such Lender.

(d)               Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. Except to the extent that any such notice or demand is required to be given under this Agreement or any other Credit Document, no notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6          Successors and Assigns; Participations.

(a)                Generally. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of the Administrative Agent and all Lenders except as permitted in Section 10.5(b)(ix) (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               Borrower, the Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding Tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Solely for the purposes of maintaining the Register and for tax purposes only Administrative Agent shall be deemed to be acting on behalf of the Credit Parties.

(c)                Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments), to any Eligible Assignee; provided that (i) unless the assignee is a Lender, the consent of the Administrative Agent and the L/C Issuer shall be required and (ii) unless either (x) the assignee is a Lender or an Affiliate of a Lender or a Related Fund or (y) an Event of Default exists, the consent of Borrower shall be required (each such consent not to be unreasonably withheld, conditioned or delayed; it being understood that Borrower will be deemed to have provided such consent in the event that it shall have failed to respond to a consent request made in writing and delivered in accordance with Section 10.1 within 10 Business Days of such delivery); provided that each such assignment of Loans or Commitments pursuant to this Section 10.6(c) shall be in an aggregate amount of not less than $5,000,000 (or such lesser amount as may be agreed to by Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Loans or the total Commitment, respectively, of the assigning Lender); provided, that the Related Funds of any individual Lender may aggregate their Loans for purposes of determining compliance with such minimum assignment amounts. Notwithstanding anything to the contrary contained herein, the Administrative Agent shall be under no obligation to determine whether an assignee is an Eligible Assignee and shall have no responsibility for monitoring or enforcing the requirement that only Eligible Assignees shall be Lenders.

(d)               Mechanics. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.16(e), together with payment to the Administrative Agent of a registration and processing fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(e)                Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be and is capable of evaluating the creditworthiness of Borrower; and (iii) it shall make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f)                Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof, including under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect outstanding Loans of the assignee and/or the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(g). Any assignment by a Lender pursuant to this Section 10.6 shall not in any way constitute or be deemed to constitute a novation, discharge, rescission, extinguishment or substitution of the Indebtedness hereunder, and any Indebtedness so assigned shall continue to be the same obligation and not a new obligation.

(g)                Participations.

                                                   (i)               Each Lender shall have the right at any time to sell one or more participations to any Person (other than a natural person, a Disqualified Person, Borrower, or any Affiliate of Borrower) in all or any part of its Commitments, Loans or in any other Obligation.

                                                 (ii)               The holder of any such participation, other than an Affiliate of the Lender granting such participation (a “Participant”), shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) increase, or extend the maturity of, the Commitment in which such Participant is participating, or reduce the rate or extend the time of payment of interest or fees on, or reduce the principal amount of, any Loan in which such Participant is participating, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (B) amend the definition of “Applicable Percentage,” “Requisite Lenders,” or, to the extent of their participation in the relevant Tranche, “Requisite Tranche Lenders,” “Requisite Tranche 1 Lenders” or “Requisite Tranche 2 Lenders,” except as such amendment is permitted by the proviso in Section 10.5(b)(vii), or (C) release, prior to the Collateral Release Date, all or substantially all of the Guarantors or the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such Participant is participating.

                                               (iii)               Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14(c), 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section 10.6 (subject to the requirements and limitations therein, including the requirement to provide forms under Section 2.16(e)); provided, that a Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent the entitlement to a greater payment results from a change in law that occurs after such Participant acquires the applicable participation; provided, further, that nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.17 as though it were a Lender.

                                               (iv)               Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Commitments, Loans and other Obligations held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the Participant for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be confidential except to the extent the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service.

(h)               Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in (without the consent of Borrower or the Administrative Agent) all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i)                 Resignation as L/C Issuer After Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Section 10.6(c), Bank of America upon 45 days’ notice to Borrower and the Lenders, may resign as the L/C Issuer. In the event of any such resignation as the L/C Issuer, Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as the L/C Issuer. If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.20(c)). Subject to the previous sentence, upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit and bankers’ acceptances in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.7          [Reserved.]

10.8          Survival of Representations, Warranties and Agreements.

All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.14(c), 2.15, 2.16, 10.2,

10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.13, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.9          No Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10      Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11      Severability.

In case any provision herein or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12      Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13      Headings.

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14      APPLICABLE LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.15      CONSENT TO JURISDICTION.

(a)                ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b)               EACH CREDIT PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY CREDIT PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.

10.16      WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT

CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17      Confidentiality.

Each Agent, the L/C Issuer and Lender shall hold all non-public, confidential or proprietary information regarding Borrower and its Restricted Subsidiaries and their businesses clearly identified as such by Borrower and obtained by such Agent, the L/C Issuer or such Lender pursuant to the requirements hereof in accordance with such Agent’s, the L/C Issuer’s or such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, an Agent, the L/C Issuer or a Lender may make (i) disclosures of such information to Affiliates of such Person and to their directors, officers, employees, agents and advisors (and to other persons authorized by a Lender, the L/C Issuer or an Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17); provided that such Affiliates, directors, officers, employees, agents, advisors or other persons are advised of and agreed or are otherwise obligated to be bound by the provisions of this Section 10.17, (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee, Participant or sub-participant in connection with the contemplated assignment, transfer or participation (x) by such Agent of any agency position, (y) by such Lender or the L/C Issuer of any Loans or Letters of Credit or any participations therein or (z) by any direct or indirect contractual counterparties (or the professional advisors thereto) (provided that such bona fide or potential assignees, transferees, participants, sub-participants, and counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents, the L/C Issuer or any Lender, (iv) disclosures to any Lender’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information and agrees to be bound by the provisions of this Section 10.17, (v) disclosure of information which (A) becomes publicly available other than as a result of a breach of this Section 10.17 or (B) becomes available to Administrative Agent, any other Agent, the L/C Issuer or any Lender on a non-confidential basis from a source other than Borrower, (vi) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process, (vii) disclosures with consent of Borrower or any Restricted Subsidiary; provided, unless specifically prohibited by applicable law or court order, each Agent, the L/C Issuer or Lender shall make reasonable efforts to notify Borrower of any request or requirement by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process (other than any such request in connection with any examination of the financial condition or other routine examination of such Agent, the L/C Issuer or Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and (viii) disclosures to any other party hereto. Notwithstanding the foregoing, on or after the Closing Date, Agents, the Arrangers and the Other Agents may, at their respective own expense, issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media, in each case, with the content thereof (other than with respect to “tombstone” advertisements) having been approved by Borrower. Notwithstanding any other provision of this Section 10.17, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the transactions contemplated by this Agreement and the other Credit Documents; provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to an understanding of the Tax treatment and Tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law.

10.18      Usury Savings Clause.

Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall be refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19      Collateral Documents and Guaranty.

(a)                Each Secured Party hereby authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents. Each Secured Party hereby further authorizes Administrative Agent and/or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to enter into the Intercreditor Agreement and any amendment, modification or waiver thereto to the extent reasonably necessary to (i) reflect a Refinancing, in whole or in part, of the First Lien Obligations and/or the Second Lien Obligations (as defined in the Intercreditor Agreement) that is permitted by the Credit Documents (other than the Intercreditor Agreement) or (ii)

permit any other action that is not prohibited by the Credit Documents (other than the Intercreditor Agreement).

(b)               Administrative Agent or Collateral Agent shall release any Lien on any property granted to or held by Administrative Agent or Collateral Agent under any Credit Document upon termination of the Commitments and payment in full of all Obligations (other than contingent reimbursement and indemnification obligations not yet accrued and payable).

(c)                Subject to Sections 10.5 and 10.19(k), without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented (and in connection therewith release any Lien encumbering Collateral to the extent owned by such Guarantor).

(d)               (i) Upon the consummation of any sale, disposition or other transfer (including, without limitation, the granting of any Lien or any disposition (including the termination of a lease or sublease in the Ordinary Course of Business) that is intended to be a true sale but is re-characterized as the incurrence of a Lien) by any Grantor of any Collateral to any Person that is not a Grantor that is not prohibited under this Agreement or any other Credit Document, or (ii) if the release of such Lien or any other Credit Document is approved, authorized or ratified in writing by the Requisite Lenders (or such greater number of Lenders as may be required) pursuant to Section 10.5, upon the satisfaction (in the case of this clause (ii)) of any conditions contained in such approval, authorization or ratification, then in either case, any Lien in such Collateral granted under the Collateral Agreement or any other Collateral Document shall be automatically released, without further action of Collateral Agent or any other Person.

(e)                A Grantor (other than a Foreign Grantor) shall automatically be released from its obligations under the Collateral Agreement and any other Collateral Document and any Lien in the Collateral of such Grantor shall be automatically released, in each case without further action of Collateral Agent or any other Person, upon the release of such Grantor from the Guaranty pursuant to Section 10.19(c).

(f)                In the event that (i) any trade accounts receivable and the proceeds thereof (collectively, “Factored Accounts”) of The CIT Group/Commercial Services, Inc. or any other Grantor that conducts trade finance in the Ordinary Course of Business (collectively, “Trade Finance Grantors”) shall become subject to any defense (unrelated to the financial condition of the related obligor thereon), dispute, offset or counterclaim of any kind, (ii) a Trade Finance Grantor desires to accommodate a client’s request to re-assign to such client any Factored Account with respect to which such Trade Finance Grantor does not bear the credit risk, (iii) a Trade Finance Grantor desires or is required to re-assign to a client some or all of the Factored Accounts previously conveyed by such client to such Trade Finance Grantor in connection with (x) the termination of such client’s agreement with such Trade Finance Grantor or (y) the settlement of a dispute between such client and such Trade Finance Grantor, (iv) the exercise by a Trade Finance Grantor of its right to re-assign any Factored Account to a client pursuant to such client’s agreement with such Trade Finance Grantor or (v) a Trade Finance Grantor desires to make a claim under an insurance policy or other credit protection device and must convey the applicable Factored Accounts to the insurance company which issued such policy or to the grantor of such credit protection device free and clear of any Liens, then any Lien in the applicable Factored Accounts granted under the Collateral Agreement or any other Collateral Document shall be automatically released upon the consummation of such transaction, without further action of Collateral Agent or any other Person.

(g)                Reasonably identifiable proceeds or remittances from a securitization, conduit or other similar facility (whether cash or other assets and whether constituting proceeds of assets owned by a Grantor or the purchase price of assets owed to a Grantor) shall be automatically released from Collateral Agent’s Lien without further action of Collateral Agent or any other Person, solely to the extent that a Grantor is contractually required by the terms of such securitization, conduit or other similar facility to remit such proceeds to a third party that is not Borrower or any Grantor.

(h)               Subject to Section 10.19(k), upon the request of any Grantor, Collateral Agent shall enter into an agreement to subordinate the Lien of Collateral Agent in specific Collateral to the holder of a Lien permitted by clause (4), (5), (6), (7), (10), (11), (12)(c), (15), (17) or (to the extent it relates to any of the foregoing) (18) of Section 6.1(b) in such Collateral if the holder of such consensual Permitted Collateral Lien requires such a subordination agreement, which agreement shall be reasonably satisfactory to Collateral Agent.

(i)                 Permitted Release Collateral shall be automatically released from the Lien of Collateral Agent without further action of Collateral Agent or any other Person upon the attachment of the applicable Lien described in the definition of “Permitted Release Collateral.” Subject to Sections 10.5 and 10.19(k), without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to release, upon the request of the applicable Grantor, Collateral comprised of pledges of Capital Stock of Foreign Subsidiaries (other than (i) 65% of the Capital Stock of each of CIT Leasing de Argentina S.A., The Capita Corp Do Brasil LTDA, CIT Financial Ltd., Emerald Holdings CV, CIT Global Vendor Services S.A., The Capita Corp De Mexico SA, CIT Aerospace International and CIT Vendor Finance (UK) Limited, (ii) 55% of the Capital Stock of CIT Leasing Chile Ltda., (iii) 49% of the Capital Stock of CIT Group Finance (Ireland) and (iv) 44% of the Capital Stock of Arrendadora Capita Corp SA); provided that (A) after giving effect to such release the Collateral Coverage Ratio is at least 2.25 to 1.0 and (B) that any such Collateral so released shall concurrently be released from any Junior Liens thereon. No Guarantor shall withdraw any Cash or Cash Equivalents held in Controlled Accounts to the extent such Cash or Cash Equivalents were included in the calculation of the numerator of the Collateral Coverage Ratio, unless (A) after giving effect to such withdrawal the Collateral Coverage Ratio is at least 2.25 to 1.0 and (B) such Cash or Cash Equivalents so withdrawn shall concurrently be released from any Junior Liens thereon.

(j)                 Upon a merger of CIT Funding into CIT Group Inc., to the extent permitted by Section 6.4, the interest of CIT Leasing in the equity of CIT Funding shall be automatically released from Collateral Agent’s Lien without further action of Collateral Agent or any other Person.

(k)               Notwithstanding anything to the contrary in any Credit Document, each Secured Party hereby (A) confirms the authority of Collateral Agent and/or Administrative Agent to evidence (i) (x) the release of its Lien with respect to any Collateral released pursuant to Section 10.19(b), (c), (d), (e), (f), (g), (i) or (j) hereof, (y) the release and termination of any Aircraft Mortgage upon such aircraft or aircraft engine becoming subject to a subsequent Aircraft Mortgage, or (z) the release and termination of any registration of any Aircraft Mortgage on an aircraft registry upon the aircraft or aircraft engine subject to such Aircraft Mortgage being re- registered in the Ordinary Course of Business in another jurisdiction and, to the extent applicable in such jurisdiction, such Aircraft Mortgage being registered on the aircraft registry applicable in such jurisdiction; (ii) the subordination of its Lien with respect to any Collateral pursuant to Section 10.19(h) hereof or (iii) the release of any guarantee obligations of any Guarantor to the extent permitted by Section 10.19(c), including the authority to execute, authorize or file such documentation as may be reasonably requested by any Grantor (the “Requesting Grantor”) and that is reasonably satisfactory to Collateral Agent; and (B) directs Collateral Agent to execute, authorize or file such documentation as may be reasonably requested by any Requesting Grantor to evidence such release or subordination upon receipt from the Requesting Grantor of a certificate of an Authorized Officer substantially in the form of Annex 4 of the Collateral Agreement (for release of Collateral) or Annex 5 of the Collateral Agreement (for subordination of Collateral) hereto (or, in each case, such other comparable document as may be reasonably acceptable to the Collateral Agent) and all supporting documentation reasonably requested by Collateral Agent; provided that Collateral Agent shall have no obligation to execute or file any such documentation evidencing such release or subordination if Collateral Agent, acting in its sole and reasonable discretion, determines that such release or subordination is not permitted by this Section 10.19; it being understood that Collateral Agent shall be entitled to rely conclusively upon any certificate delivered pursuant to this Section 10.19(k) regardless of any information it may otherwise have and shall have no obligation (1) to ascertain if any requested release or subordination is permitted by this Section 10.19, (2) to verify the accuracy of the statements in such certificate or any other documents provided pursuant to this Section 10.19, (3) to request supporting documentation, (4) to take into account any information it may otherwise have or (5) to seek consent of any of the Lenders to any such release or subordination.

(l)                 Any release of guarantee obligations pursuant to this Section 10.19 shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any of its Subsidiaries, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any of its Subsidiaries or any substantial part of its property, or otherwise, all as though such payment had not been made.

(m)             Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent in accordance with the terms hereof, (ii) in the event of a foreclosure by Collateral Agent (at the direction of the Requisite Lenders) on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale or other disposition and (iii) if in connection with any amendment, modification or waiver of the Second Amended and Restated Pledge Agreement dated as of March 4, 2010 made by CIT Financial (Barbados) SRL in favor of Bank of America, as Agent, that is permitted by the Credit Documents, the registration of such amendment, modification or waiver with the Barbados Registrar of Corporate Affairs and Intellectual Property would require payment of any stamp or similar duty in excess of $1,000, (A) such registration shall not be required to be effected and (B) no opinion in respect of the enforceability thereof shall be required to be delivered, in each case except to the extent required by the terms of the Series A Indenture, Series A Collateral Agreement, the Series C Indenture or the Series C Collateral Agreement; provided that any Collateral released pursuant to any such amendment, modification or waiver shall concurrently be released from any Junior Liens thereon.

(n)               Notwithstanding anything to the contrary in any Credit Document, on the Collateral Release Date, the security interests on all of the assets comprising the Collateral shall be automatically released, and Borrower shall be permitted to cause the Intercreditor Agreement to terminate. The

Collateral Agent shall have no obligations after the Collateral Release Date other than to cooperate in the release of Collateral at the request and expense of Borrower.

10.20      [Reserved.]

10.21      Patriot Act.

Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act.

10.22      Disclosure.

Each Credit Party and each Lender hereby acknowledges and agrees that Administrative Agent and/or its Affiliates and their respective Related Funds from time to time may hold investments in, and make other loans to, or have other relationships with any of the Credit Parties and their respective Affiliates, including the ownership, purchase and sale of equity interests in Borrower, and each Credit Party and each Lender hereby expressly consents to such relationships.

10.23      Appointment for Perfection.

Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than Administrative Agent) obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor, shall deliver such Collateral to Administrative Agent or otherwise deal with such Collateral in accordance with Administrative Agent’s instructions.

10.24      Electronic Execution of Assignments.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.25      No Fiduciary Duty.

Each Agent, each Lender, each Arranger, the L/C Issuer, each Other Agent and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of Borrower, its stockholders and/or its Affiliates. Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender or any Agent, on the one hand, and Borrower, its stockholders or its Affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders and the Agents, on the one hand, and Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender and no Agent has assumed an advisory or fiduciary responsibility in favor of Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise Borrower, its stockholders or its Affiliates on other matters) or any other obligation to Borrower except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of Borrower, its management, stockholders, creditors or any other Person. Borrower acknowledges and agrees that Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower agrees that it will not claim that any Lender or any Agent has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.

10.26      Entire Agreement.

This Agreement and the other Credit Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no oral agreements among the parties. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

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IN WITNESS WHEREOF, the parties hereto have caused this Revolving Credit And Guaranty Agreement to be duly executed, as of the day and year first written above.

CIT GROUP INC.

By: /s/ Glenn A. Votek____________
     Name:  Glenn A. Votek
     Title:    Treasurer

GUARANTORS:

C.I.T. LEASING CORPORATION
CAPITA COLOMBIA HOLDINGS CORP.
CAPITA CORPORATION
CAPITA INTERNATIONAL L.L.C.
CIT CAPITAL USA INC.
CIT CHINA 12, INC.
CIT CHINA 13, INC.
CIT CHINA 3, INC.
CIT COMMUNICATIONS FINANCE
    CORPORATION
CIT CREDIT FINANCE CORP.
CIT CREDIT GROUP USA INC.
CIT FINANCIAL LTD. OF PUERTO
    RICO
CIT FINANCIAL USA, INC.

CIT GROUP (NJ) LLC

CIT GROUP SF HOLDING CO., INC.
CIT HEALTHCARE LLC

CIT LENDING SERVICES
    CORPORATION
CIT LENDING SERVICES
    CORPORATION (ILLINOIS)
CIT LOAN CORPORATION
CIT MIDDLE MARKET FUNDING COMPANY, LLC

CIT MIDDLE MARKET HOLDINGS, LLC

CIT TECHNOLOGIES CORPORATION
CIT TECHNOLOGY FINANCING
    SERVICES, INC.

CMS FUNDING COMPANY LLC
EDUCATION LOAN SERVICING
    CORPORATION

EQUIPMENT ACCEPTANCE
    CORPORATION

NAMEKEEPERS LLC
STUDENT LOAN XPRESS, INC.
THE CIT GROUP/BC SECURITIES
    INVESTMENT, INC.
THE CIT GROUP/BUSINESS CREDIT,
    INC.
THE CIT GROUP/CAPITAL FINANCE,
    INC.
THE CIT GROUP/CMS SECURITIES
    INVESTMENT, INC.
THE CIT GROUP/COMMERCIAL SERVICES,
    INC.
THE CIT GROUP/COMMERCIAL SERVICES,
    INC. (VA.)
THE CIT GROUP/CORPORATE AVIATION, INC.
THE CIT GROUP/EQUIPMENT FINANCING,
    INC.

THE CIT GROUP/EQUITY INVESTMENTS, INC.
THE CIT GROUP/FACTORING ONE,
    INC.
THE CIT GROUP/FM SECURITIES INVESTMENT, INC.
THE CIT GROUP/LSC SECURITIES INVESTMENT, INC.
THE CIT GROUP/VENTURE CAPITAL, INC.

By: /s/ Glenn A. Votek_______________________
     Name: Glenn A. Votek
     Title: Treasurer

THE CIT GROUP / CONSUMER FINANCE. INC. (NY)

By: /s/ Glenn A. Votek_______________
     Name: Glenn A. Votek
     Title: Executive Vice President and

               Assistant Treasurer

FRANCHISE PORTFOLIO 1, INC.

By: /s/ Glenn A. Votek________________
     Name: Glenn A. Votek
     Title: Executive Vice President

BANK OF AMERICA, N.A., as
Administrative Agent and Collateral Agent

By: /s/ Robert Rittelmeyer________________
     Name: Robert Rittelmeyer
     Title: Vice President

BANK OF AMERICA, N.A.,
as a Lender and L/C Issuer

By: /s/ Scott W. Reynolds________________
     Name: Scott W. Reynolds
     Title: Vice President

BARCLAYS BANK PLC,

as a Lender

By: /s/ Alicia Borys________________
     Name: Alicia Borys
     Title: Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender

By: /s/ Richard J. Poworoznek____________

     Name: Richard J. Poworoznek
     Title: Executive Director

CREDIT SUISSE AG, NEW YORK BRANCH,
as a Lender

By: /s/ Jay Chall____________

     Name: Jay Chall
     Title: Director

If a second signature is necessary:

By: /s/ Adrian Silghigian____________

     Name: Adrian Silghigian
     Title: Vice President

 UBS LOAN FINANCE LLC,
as a Lender

By: /s/ Irja R. Otsa____________

     Name: Irja R. Otsa
     Title: Associate Director

By: /s/ Joselin Fernandes____________

     Name: Joselin Fernandes
     Title: Associate Director

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as a Lender

By: /s/ Evelyn Thierry____________

     Name: Evelyn Thierry
     Title: Director

If a second signature is necessary:

By: /s/ Marguerite Sutton____________

     Name: Marguerite Sutton
     Title: Director

MORGAN STANLEY BANK, N.A.,
as a Lender

By: /s/ Sherrese Clarke____________

     Name: Sherrese Clarke
     Title: Authorized Signatory

If a second signature is necessary:

By: /s/ ____________

     Name:
     Title:

MORGAN STANLEY senior funding, inc.,
as a Lender

By: /s/ Sherrese Clarke____________

Name: Sherrese Clarke
Title: Vice President

If a second signature is necessary:

By: /s/ ____________

Name:
Title:

GOLDMAN SACHS BANK USA,
as a Lender

By: /s/ Mark Walton____________

     Name: Mark Walton
     Title: Authorized Signatory

CRÉDIT AGRICOLE CORPORATE & INVESTMENT
BANK, as a Lender

By: /s/ Charles Moran____________

     Name: Charles Moran
     Title: Director

If a second signature is necessary:

By: /s/ Yevgenia Levitin ____________

     Name: Yevgenia Levitin
     Title: Director

APPENDIX A

Notice Addresses

BORROWER & GUARANTORS:

CIT Group Inc.
1 CIT Drive
Livingston, NJ 07039
Attention: Glenn Votek, Executive Vice President & Treasurer
Fax: (973) 740-5750
E-mail: glenn.votek@cit.com

in each case, with a copy to:

CIT Group Inc.
1 CIT Drive
Livingston, NJ 07039
Attention: General Counsel
Fax: (973) 740-5264
E-mail: robert.ingato@cit.com

in each case, with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: John E. Estes
Fax: (212) 558-3588
E-mail: estesj@sullcrom.com

Appendix A-1

BANK OF AMERICA, N.A.
as Administrative Agent, Collateral Agent and L/C Issuer:

For Operational Notices:
Bank of America, N.A.
TX1-492-14-11
901 Main Street
Dallas, Texas 75202-3714
Attention: Nora Taylor
Tel: 214-209-0592
Fax: 214-290-9673
Email: nora.j.taylor@baml.com

For Financial Reporting and All Other Notices:
Bank of America, N.A.
1455 Market Street, 5th Floor
CA5-701-05-19
San Francisco, California 94103
Attention: Robert Rittelmeyer
Tel: 415-436-2616
Fax: 415-503-5099
Email: robert.j.rittelmeyer@baml.com

Payment Instructions:
Bank of America
New York, NY
ABA# 026009593
Attn: Credit Services
Ref: CIT Group
Acct# 1292000883

Appendix A-2

SCHEDULE 1.1A

Collateral Procedures

Foreign Registered Aircraft

In connection with (a) the acquisition of an Unencumbered aircraft, (b) an aircraft owned by a Grantor becoming Unencumbered or (c) an Unencumbered aircraft owned by a Grantor becoming re-registered in a jurisdiction that has ratified the Cape Town Convention, in each case with respect to which (i) a Grantor claims to be the owner for U.S. federal income tax purposes, (ii) either the Grantor or an Owner-Trust has legal title, (iii) which aircraft is registered in a jurisdiction that has ratified the Cape Town Convention and (iv) other than any aircraft subject to an effective agreement (including an executed letter of intent) for (A) consignment, sale or other permitted disposition of the aircraft, (B) a lease which provides for re-registration of the aircraft in a jurisdiction that has not ratified the Cape Town Convention or (C) financing in respect of such aircraft that provides for the granting of a Permitted Collateral Lien by such Grantor or Owner-Trust to secure such financing, registration of international interests under the Cape Town Convention in respect of the Collateral Agent’s Lien on such Unencumbered aircraft shall be made, such registration to be in form and substance reasonably satisfactory to the Collateral Agent; provided that registration shall not be made to the extent such registration would (A) be in violation of any effective lease for such aircraft executed prior the date of acquisition of such aircraft or the date that such aircraft became Unencumbered or (B) require any party to obtain the cooperation or consent of or any action by any lessee of any aircraft, and written proof of recordation of such filings shall be delivered to the Collateral Agent promptly after such recordation.

U.S. Registered Aircraft

In connection with (a) the acquisition of an Unencumbered aircraft, (b) an aircraft owned by a Grantor becoming Unencumbered or (c) an Unencumbered aircraft owned by a Grantor becoming re-registered in the United States in each case with respect to which (i) a Grantor claims to be the owner for U.S. federal income tax purposes, (ii) either the Grantor or an Owner-Trust has legal title, (iii) such aircraft is registered in the United States and (iv) other than any aircraft subject to an effective agreement (including an executed letter of intent) for (A) consignment, sale or other permitted disposition of the aircraft, (B) a lease which provides for re-registration of the aircraft outside of the United States or (C) financing in respect of such aircraft that provides for the granting of a Permitted Collateral Lien by such Grantor or Owner-Trustee to secured such financing, execution and delivery of an Aircraft Mortgage and registration of international interests under the Cape Town Convention in respect of the Collateral Agent’s Lien on such Unencumbered aircraft, Federal Aviation Administration (“FAA”) filings and, for aircraft held in Owner Trusts, UCC financing statements with respect to the Aircraft Mortgage on such Unencumbered aircraft (and any applicable lease or sublease with respect thereto) shall be made, such registration to be in form and substance reasonably satisfactory to the Collateral Agent; provided that registration shall not be made to the extent such registration would (A) be in violation of any effective lease for such aircraft executed prior to the date of acquisition of such aircraft or the date that such aircraft became Unencumbered or (B) require any party to obtain the cooperation or consent of or any action by any lessee of any aircraft.

Canadian Aircraft

In connection with (a) the acquisition by an Owner-Trustee of an Unencumbered aircraft, (b) an aircraft owned by a Owner-Trustee becoming Unencumbered or (c) an Unencumbered aircraft owned by a Grantor becoming re-registered in Canada (but after the execution of an Aircraft Mortgage by the Collateral Agent), execution and delivery of an Aircraft Mortgage and filing of UCC financing statements and PPSA filings with respect to Unencumbered Canadian registered airframes and engines with respect to which (i) a Grantor claims to be the owner for U.S. federal income tax purposes, (ii) title to which is held by an Owner-Trust and (iii) other than any aircraft subject to an effective agreement (including an executed letter of intent) for (A) consignment, sale or other permitted disposition of the aircraft, (B) a lease which provides for re-registration of the aircraft outside of Canada or (C) financing in respect of such aircraft that provides for the granting of a Permitted Collateral Lien by such Grantor or Owner-Trustee to secured such financing, shall be filed, such filings to be in form and substance reasonably satisfactory to the Collateral Agent; provided that (A) no Aircraft Mortgage or UCC financing statement shall be executed or filed to the extent such execution or filing would be in violation of any effective lease executed for such aircraft prior to the date of acquisition of such aircraft or the date that such aircraft became Unencumbered and (B) no provision of any document shall require any party to obtain the cooperation or consent of or any action by any lessee of any aircraft. At such time as Canada ratifies the Cape Town Convention, the applicable Grantors shall comply with the provisions described under “Foreign Registered Aircraft” with respect to Unencumbered Canadian registered airframes and engines.

Spare Engines

The same procedure, mortgages, FAA filings and registrations under the Cape Town Convention will be completed for Unencumbered spare engines that are acquired by any Grantor or spare engines that any Grantor owns that become Unencumbered (in each case other than any spare engine subject to an effective agreement (including an executed letter of intent) for consignment or sale) as set forth in “U.S. Registered Aircraft” above.

Fractional Interests

No FAA filings, Cape Town Filings or UCC financing statements shall be required with respect to any fractional interests in aircraft that are acquired by any Grantor or that are owned by any Grantor and become Unencumbered.

Rail Assets

(a) Subject to paragraph (b) below, in connection with (i) the acquisition by a Grantor of any Unencumbered rolling stock or (ii) rolling stock owned by a Grantor becoming Unencumbered (in each case with respect to which a Grantor claims to be the owner for U.S. federal income tax purposes and title to which is held by a Grantor or an Owner-Trustee), Grantor shall cause to be filed with the Surface Transportation Board (“STB”) applicable memoranda of security agreement (“STB Filings”) in respect of the Collateral Agent’s Lien on such Unencumbered rolling stock (together with leases thereof, to the extent related to such rolling stock) , such STB Filings to be in form and substance reasonably satisfactory to the Collateral Agent.

(b) If any rail asset described in paragraph (a) above is not freely assignable or not assignable without the notice or consent of any unrelated lessee or other third party in connection with a lease transaction, such rail asset shall not be subject to the requirements of paragraph (a).

Legal Opinions

If any legal opinion is delivered in connection with the pledge of any asset described above to any Second Lien Agent or Second Lien Claimholder (as such terms are defined in the Intercreditor Agreement), such legal opinion shall also be delivered to the Collateral Agent on behalf of the Secured Parties with such changes as are appropriate to reflect the nature of the Obligations as First Lien Obligations.

Insurance on Aircraft

No Person (other than Borrower or any Subsidiary) shall be named as loss payee on any casualty insurance policy carried by a Grantor on Unencumbered aircraft owned by a Grantor, unless the Collateral Agent is named as first loss payee on such insurance policy; provided that the requirement in this paragraph shall not apply to a casualty insurance policy for any aircraft subject to an effective agreement (including an executed letter of intent) for (A) consignment, sale or other permitted disposition of the aircraft, (B) a lease which provides for re-registration of the aircraft in a jurisdiction that has not ratified the Cape Town Convention or (C) financing in respect of such aircraft that provides for the granting of a Permitted Collateral Lien by such Grantor or Owner-Trust to secure such financing.

SCHEDULE 1.1B

Aircraft Registration Jurisdictions

1.	United States
2.	Canada
3.	Each of the following jurisdictions:
Australia	Indonesia	South Korea
Austria	Ireland	Spain
Bangladesh	Israel	Sweden
Belgium	Italy	Switzerland
Bermuda	Japan	Taiwan
Brazil	Jordan	Thailand
Cape Verde	Kingdom of Bahrain	Trinidad & Tobago
Chile	Malaysia	Turkey
China	Mexico	United Arab Emirates
Columbia	Netherlands	United Kingdom
Denmark	New Zealand	Vietnam
Ecuador	Norway
El Salvador	Oman
Ethiopia	Pakistan
Finland	Panama
France	Philippines
Germany	Qatar
Hong Kong	Saudi Arabia
Iceland	Singapore
India	South Africa

4.	Any other jurisdiction other than as specified in 1, 2 and 3 above (other than a Prohibited Country) that has ratified the Cape Town Convention
5.	Any other jurisdiction other than as specified in 1, 2, 3 and 4 above (other than a Prohibited Country); provided that upon the first time that an aircraft is registered in such jurisdiction (or upon the first time that an aircraft registered in such jurisdiction is added to the Guarantor Asset Coverage Ratio, if later), Borrower has delivered an officer’s certificate signed by an Authorized Officer of the relevant Guarantor to the Administrative Agent certifying and representing to the best of its knowledge that under the laws of such jurisdiction then in effect, upon execution, delivery and filing or registration of a mortgage or other pledge document (in each case, only to the extent applicable in such jurisdiction), a collateral agent for the Secured Parties (or secured parties under any refinancing of the Obligations), could have a valid and perfected Lien on such aircraft recognized under the applicable laws of such jurisdiction of registration, enforceable against the applicable Guarantor and creditors of and purchasers from such Guarantor, and having priority over all other Liens on the Collateral except in the case of Permitted Collateral Liens or Permitted Aircraft Liens

SCHEDULE 1.1C

L/C Subsidiaries

L/C Subsidiary	Jurisdiction of Organization
The CIT Group/Business Credit, Inc.	New York
C.I.T. Leasing Corporation	Delaware
The CIT Group/Equipment Financing, Inc.	Delaware
CIT Lending Services Corporation	Delaware
CIT Technology Financing Services, Inc.	Massachusetts
CIT Capital USA Inc.	Delaware
CIT Financial USA, Inc.	Delaware
CIT Healthcare LLC	Delaware
The CIT Group/Commercial Services, Inc.	New York
CIT Loan Corporation	Delaware

SCHEDULE 1.1D

Regulated Subsidiaries

Regulated Subsidiary	Jurisdiction of Organization
ATMOR Properties Inc.	Delaware
Banco Commercial Investment Trust do Brasil S.A. – Banco Múltiplo	Brazil
CIT (France) SA	France
CIT (France) SAS	France
CIT Bank	Utah
CIT Bank Limited	England - United Kingdom
CIT Capita Colombia S.A. Compañía de Financiamiento	Colombia
CIT Capital Securities LLC	Delaware
CIT Commercial Services (Europe) GmbH	Frankfurt am Main, Germany
CIT Education Loan Trust 2008-BBC	Delaware
CIT Education Loan Trust 2009-1	Delaware
CIT Finance & Leasing Corporation	Peoples Republic of China
CIT Finance LLC	Delaware
CIT Financial (Hong Kong) Limited	Hong Kong
CIT Financial (Korea) Limited	Seoul, Korea
CIT Financial de Puerto Rico, Inc.	Puerto Rico
CIT Group (Belgium) NV	Belgium
CIT Group (Nordic) AB	Sweden
CIT Group (Switzerland) AG	Switzerland
CIT Group Italy Srl	Italy
CIT Group Securities (Canada) Inc.	Ontario, Canada

CIT Industrie Bank (Germany) GmbH	Germany
CIT Industrie Leasing (Germany) GmbH	Germany
CIT Insurance Agency, Inc.	Delaware
CIT Insurance Company Limited	Missouri
CIT International (Malaysia) Sdn. Bhd.	Kuala Lumpur, Malaysia
CIT Leasing (Germany) GmbH	Germany
CIT Malaysia One, Inc.	Labuan, Malaysia
CIT SLX Issuer Holdings, Ltd.	Cayman Islands
CIT SLX Residual Holdings, Ltd.	Cayman Islands
CIT Small Business Lending Corporation	Delaware
Education Funding Resources III, LLC	Delaware
Education Funding Resources, LLC	Delaware
Education Lending Services, Inc.	Delaware
Equipment Protection Services (Europe) Limited	Ireland
The Equipment Insurance Company	Vermont

SCHEDULE 2.1

Commitments

Name of Lender	Tranche 1 Commitment	Tranche 2 Commitment	Tranche 1 Applicable Percentage	Tranche 2 Applicable Percentage
Bank of America, N.A.	$244,062,500	$51,770,835	14.791666667%	14.791667143%
Barclays Bank plc	$244,062,500	$51,770,833	14.791666667%	14.791666571%
JPMorgan Chase Bank, N.A.	$244,062,500	$51,770,833	14.791666667%	14.791666571%
Credit Suisse AG, New York Branch	$202,812,500	$43,020,833	12.291666667%	12.291666571%
UBS Loan Finance LLC	$202,812,500	$43,020,833	12.291666667%	12.291666571%
Deutsche Bank AG New York Branch	$165,000,000	$35,000,000	10.000000000%	10.000000000%
Morgan Stanley Bank, N.A.	$85,000,000	$43,020,833	5.151515150%	12.291666573%
Morgan Stanley Senior Funding, Inc.	$117,812,500	—	7.140151515%	—
Goldman Sachs Bank USA	$103,125,000	$21,875,000	6.250000000%	6.250000000%
Credit Agricole - Corporate & Investment Bank	$41,250,000	$8,750,000	2.500000000%	2.500000000%
Total	$1,650,000,000	$350,000,000	100.000000000%	100.000000000%

SCHEDULE 2.20(j)

Existing Letters of Credit

•                     [See attached]

SCHEDULE 3.1(d)

Opinions of Counsel

Local Counsel

Jurisdiction	Counsel	Credit Party

Domestic :
Massachusetts	Edwards Angell Palmer & Dodge LLP	CIT Technology Financing Services, Inc.
New Jersey	Edwards Angell Palmer & Dodge LLP

The CIT Group/BC Securities Investment, Inc.

The CIT Group/CmS Securities Investment, Inc.

The CIT Group/Equity Investments, Inc.

The CIT Group/FM Securities Investment, Inc.

The CIT Group/LsC Securities Investment, Inc.

The CIT Group/Venture Capital, Inc.

Michigan	Varnum LLP	CIT Technologies Corporation

Foreign :
Barbados	Clarke Gittens Farmer	CIT Financial (Barbados) Srl
Canada	Blake, Cassels & Graydon LLP	CIT Financial (Barbados) Srl CIT Holdings Canada ULC
Ireland	Matheson Ormsby Prentice	CIT Holdings No. 2 (Ireland) CIT Holdings Canada ULC

Special Aircraft and Rail Counsel

Jurisdiction	Counsel
United States	McAfee & Taft
United States	Alvord and Alvord
Canada (Nova Scotia)	Stewart McKelvey
Canada (Quebec)	Blake, Cassels & Graydon LLP
Canada (Ontario)	Blake, Cassels & Graydon LLP
China	King & Wood
Ireland	McAfee & Taft
Mexico	Ritch Mueller, S.C.

SCHEDULE 4.1

Jurisdictions of Organization and Qualification

Credit Party	Jurisdiction of Organization	Type of Entity
C.I.T. Leasing Corporation	Delaware	Corporation
Capita Colombia Holdings Corp.	Delaware	Corporation
Capita Corporation	Delaware	Corporation
Capita International L.L.C.	Delaware	Limited liability company
CIT Capital USA Inc.	Delaware	Corporation
CIT China 12, Inc.	Delaware	Corporation
CIT China 13, Inc.	Delaware	Corporation
CIT China 3, Inc.	Delaware	Corporation
CIT Communications Finance Corporation	Delaware	Corporation
CIT Credit Finance Corp.	Delaware	Corporation
CIT Credit Group USA Inc.	Delaware	Corporation
CIT Financial (Barbados) Srl	Barbados	Society

Credit Party	Jurisdiction of Organization	Type of Entity
CIT Financial Ltd. of Puerto Rico	Delaware	Corporation.
CIT Financial USA, Inc.	Delaware	Corporation
CIT Group (NJ) LLC	Delaware	Limited liability company
CIT Group Holdings (UK) Limited	United Kingdom	Private company limited by shares
CIT Group Inc.	Delaware	Corporation
CIT Group SF Holding Co., Inc.	Delaware	Corporation
CIT Healthcare LLC	Delaware	Limited liability company
CIT Holdings No. 2 (Ireland)	Ireland	Unlimited liability company
CIT Holdings Canada ULC	Alberta, Canada	Corporation
CIT Lending Services Corporation	Delaware	Corporation
CIT Lending Services Corporation (Illinois)	Delaware	Corporation
CIT Loan Corporation	Delaware	Corporation

Credit Party	Jurisdiction of Organization	Type of Entity
CIT Middle Market Funding Company, LLC	Delaware	Limited liability company
CIT Middle Market Holdings, LLC	Delaware	Limited liability company
CIT Technologies Corporation	Michigan	Corporation
CIT Technology Financing Services, Inc.	Massachusetts	Corporation
CMS Funding Company LLC	Delaware	Limited liability company
Education Loan Servicing Corporation	Delaware	Corporation
Equipment Acceptance Corporation	New York	Corporation
Franchise Portfolio 1, Inc.	Delaware	Corporation
Namekeepers LLC	Delaware	Limited liability company
Student Loan Xpress, Inc.	Delaware	Corporation
The CIT Group/BC Securities Investment, Inc.	New Jersey	Corporation
The CIT Group/Business Credit, Inc.	New York	Corporation

Credit Party	Jurisdiction of Organization	Type of Entity
The CIT Group/Capital Finance, Inc.	Delaware	Corporation
The CIT Group/CmS Securities Investment, Inc.	New Jersey	Corporation
The CIT Group/Commercial Services, Inc.	New York	Corporation
The CIT Group/Commercial Services, Inc. (Va.)	Delaware	Corporation
The CIT Group/Consumer Finance, Inc. (NY)	New York	Corporation
The CIT Group/Corporate Aviation, Inc.	Delaware	Corporation
The CIT Group/Equipment Financing, Inc.	Delaware	Corporation
The CIT Group/Equity Investments, Inc.	New Jersey	Corporation
The CIT Group/Factoring One, Inc.	New York	Corporation
The CIT Group/FM Securities Investment, Inc.	New Jersey	Corporation
The CIT Group/LsC Securities Investment, Inc.	New Jersey	Corporation

Credit Party	Jurisdiction of Organization	Type of Entity
The CIT Group/Venture Capital, Inc.	New Jersey	Corporation

SCHEDULE 4.2

Capital Stock and Ownership

Name of Subsidiary of CIT Group Inc.	Type of Entity	Percentage Ownership by Direct Parent	Name of Direct Parent
C.I.T. Leasing Corporation	CORP	100%	The CIT Group/ Commercial Services, Inc.
Capita Colombia Holdings Corp.	CORP	100%	Capita Corporation
Capita Corporation	CORP	100%	CIT Credit Group USA Inc.
Capita International L.L.C.	LLC	99% 1%	Capita Corporation CIT Communications Finance Corporation
CIT Capital USA Inc.	CORP	100%	CIT Credit Group USA Inc.
CIT China 12, Inc.	CORP	100%	The CIT Group/Equipment Financing, Inc.
CIT China 13, Inc.	CORP	100%	The CIT Group/Equipment Financing, Inc.
CIT China 3, Inc.	CORP	100%	The CIT Group/Equipment Financing, Inc.
CIT Communications Finance Corporation	CORP	100%	Capita Corporation
CIT Credit Finance Corp.	CORP	100%	The CIT Group/Equipment Financing, Inc.
CIT Credit Group USA Inc.	CORP	100%	C.I.T. Leasing Corporation
CIT Financial Ltd./Services Financiers CIT Ltee.	CORP	100%	CIT Financial (Barbados) Srl
CIT Financial Ltd. of Puerto Rico	CORP	100%	CIT Communications Finance Corporation
CIT Financial USA, Inc.	CORP	100%	Capita Corporation
CIT Group (NJ) LLC	LLC	100%	CIT Group Inc.
CIT Group Funding Company of Delaware LLC	LLC	100%	C.I.T. Leasing Corporation
CIT Group SF Holding Co., Inc.	CORP	100%	CIT Group Inc.
CIT Healthcare LLC	LLC	100%	The CIT Group/Equipment Financing, Inc.
CIT Holdings Canada ULC	ULC	100%	CIT Transportation Holdings B.V. (Netherlands)
CIT Lending Services Corporation	CORP	100%	Capita Corporation
CIT Lending Services Corporation (Illinois)	CORP	100%	The CIT Group/Equipment Financing, Inc.
CIT Loan Corporation	CORP	100%	CIT Group Inc.
CIT Middle Market Funding Company, LLC	LLC	100%	CIT Middle Market Holdings, LLC
CIT Middle Market Holdings, LLC	LLC	100%	CIT Lending Services Corporation

Name of Subsidiary of CIT Group Inc.	Type of Entity	Percentage Ownership by Direct Parent	Name of Direct Parent
CIT Technologies Corporation	CORP	100%	CIT Lending Services Corporation
CIT Technology Financing Services, Inc.	CORP	100%	CIT Lending Services Corporation
CMS Funding Company LLC	CORP	100%	The CIT Group/Commercial Services, Inc.
Education Loan Servicing Corporation	CORP	100%	Student Loan Xpress, Inc.
Equipment Acceptance Corporation	CORP	100%	The CIT Group/Capital Finance, Inc.
Franchise Portfolio 1, Inc.	CORP	100%	The CIT Group/Equipment Financing, Inc.
Namekeepers LLC	LLC	100%	The CIT Group/Equipment Financing, Inc.
Student Loan Xpress, Inc.	CORP	100%	CIT Group Inc.
The CIT Group/BC Securities Investment, Inc.	CORP	100%	The CIT Group/Business Credit, Inc.
The CIT Group/Business Credit, Inc.	CORP	100%	The CIT Group/Equipment Financing, Inc.
The CIT Group/Capital Finance, Inc.	CORP	100%	CIT Group Inc.
The CIT Group/CmS Securities Investment, Inc.	CORP	100%	The CIT Group/Commercial Services, Inc.
The CIT Group/Commercial Services, Inc.	CORP	100%	The CIT Group/Equipment Financing, Inc.
The CIT Group/Commercial Services, Inc. (VA)	CORP	100%	The CIT Group/Commercial Services, Inc.
The CIT Group/Consumer Finance, Inc. (NY)	CORP	100%	CIT Group Inc.
The CIT Group/Corporate Aviation, Inc.	CORP	100%	The CIT Group/Equipment Financing, Inc.
The CIT Group/Equipment Financing, Inc.	CORP	100%	CIT Group Inc.
The CIT Group/Equity Investments, Inc.	CORP	100%	CIT Group Inc.
The CIT Group/Factoring One, Inc.	CORP	100%	The CIT Group/Commercial Services, Inc.
The CIT Group/FM Securities Investment, Inc.	CORP	100%	CIT Group Inc.
The CIT Group/LsC Securities Investment, Inc.	CORP	100%	C.I.T. Leasing Corporation
The CIT Group/Venture Capital, Inc.	CORP	100%	The CIT Group/Equity Investments, Inc.

SCHEDULE 5.10

Unrestricted Subsidiaries

Unrestricted Subsidiary	Jurisdiction of Organization
1143986 Ontario Limited	Ontario, Canada
1243029 Ontario Inc.	Ontario, Canada
1244771 Ontario Limited	Ontario, Canada
1309673 Ontario Inc.	Ontario, Canada
1641964 Ontario Limited	Ontario, Canada
3068234 Canada Inc.	Federally Chartered, Canada
3918041 Canada Inc.	Federally Chartered, Canada
505 CLO I Blocker Inc.	Delaware
505 CLO I Ltd.	Cayman Islands
505 CLO II Blocker Inc.	Delaware
505 CLO II Ltd.	Cayman Islands
505 CLO III Blocker Inc.	Delaware
505 CLO III Ltd.	Cayman Islands
505 CLO IV Ltd.	Cayman Islands
544211 Alberta Ltd.	Alberta, Canada
555565 Alberta Ltd.	Alberta, Canada
555566 Alberta Ltd.	Alberta, Canada
991102 Alberta Ltd.	Alberta, Canada
991122 Alberta Ltd.	Alberta, Canada
Adams Capital Limited	Barbados
Aireal Technologies of Harrisburg, LLC	Delaware
ATMOR Properties Inc.	Delaware
Baliardo Limited	Ireland
Banco Commercial Investment Trust do Brasil S.A. - Banco Múltiplo	Brazil
BD Acquisition LLC	Delaware
Capita Preferred Trust	Delaware
Capital Partners Fund I	Ontario, Canada
CCG Partners I Limited Partnership	Ontario, Canada
CCG Trust Corporation	Barbados
Centennial Aviation (Bermuda) 1, Ltd.	Bermuda
Centennial Aviation (France) 1, SARL	France
Centennial Aviation (France) 2, SARL	France
Centennial Aviation (Ireland) 1, Limited	Ireland
Centennial Aviation (Ireland) 6, Limited	Ireland
Centennial Aviation (Ireland) 7, Limited	Ireland
CFHE Funding Company LLC	Delaware
Chessman S.a.r.l.	Luxembourg
CIT (France) SA	France
CIT (France) SAS	France
CIT Aerospace Asia Pte Ltd.	Singapore
CIT Aerospace International (Aruba) A.V.V.	Aruba
CIT Aerospace International (Australia) Pty Ltd.	Victoria, Australia

CIT Aerospace International (France) Sarl	France
CIT Aerospace Sweden AB	Sweden
CIT Asset Finance (UK) Limited	England - United Kingdom
CIT Asset Management LLC	Delaware
CIT Aviation Finance I (France) Sarl	France
CIT Aviation Finance I (Ireland) Limited	Ireland
CIT Aviation Finance I (UK) Limited	England - United Kingdom
CIT Aviation Finance I Ltd.	Bermuda
CIT Aviation Finance II (France) Sarl	France
CIT Aviation Finance II (Ireland) Limited	Ireland
CIT Aviation Finance II (UK) Limited	England - United Kingdom
CIT Aviation Finance II Ltd.	Bermuda
CIT Aviation Note Purchasing Ltd.	Bermuda
CIT Bank	Utah
CIT Bank Limited	England - United Kingdom
CIT Brisk Winds Aircraft Leasing, Limited - in liquidation	Ireland
CIT Canada Equipment Receivables Trust	Federally Chartered, Canada
CIT Canada Equipment Receivables Trust II	Federally Chartered, Canada
CIT Canada Funding ULC - Services Financiers CIT Du Canada ULC	Alberta, Canada
CIT Canadian Funding Trust	Ontario, Canada
CIT Canadian VFN Trust	Ontario, Canada
CIT Capita Colombia S.A. Compañía de Financiamiento	Colombia
CIT Capital Aviation (UK) Limited	England - United Kingdom
CIT Capital Securities LLC	Delaware
CIT Capital Trust I	Delaware
CIT Cayman Blue Lagoon Leasing, Ltd.	Cayman Islands
CIT Cayman Coconut Palm Leasing, Ltd.	Cayman Islands
CIT CLO Holding Corporation	Delaware
CIT CLO Holdings II, Ltd.	Cayman Islands
CIT CLO Holdings, Ltd.	Cayman Islands
CIT CLO I Blocker Inc.	Delaware
CIT CLO I LLC	Delaware
CIT CLO I Ltd.	Cayman Islands
CIT Commercial Services (Europe) GmbH	Frankfurt am Main, Germany
CIT Commercial Services-Pan Pacific, Ltd.	Delaware
CIT CRE LLC	Delaware
CIT DPA Trust II	Delaware
CIT Education Loan Trust 2005-1	Delaware
CIT Education Loan Trust 2007-1	Delaware
CIT Education Loan Trust 2008-BBC	Delaware
CIT Education Loan Trust 2009-1	Delaware
CIT Emerald Isle Leasing, Limited - in liquidation	Ireland
CIT Equipment Collateral 2006-VT2	Delaware
CIT Equipment Collateral 2008-VT1	Delaware
CIT Equipment Collateral 2009-VT1	Delaware
CIT Equipment Collateral 2010-VT1	Delaware

CIT Equipment Trust - VFC Series II	Delaware
CIT Equipment Trust - VFC Series III	Delaware
CIT Equipment Trust - VFC Series IV	Delaware
CIT Finance & Leasing Corporation	Peoples Republic of China
CIT Finance LLC	Delaware
CIT Finance No. 3 (Ireland) Limited	Ireland
CIT Finance No.2 (Ireland) Limited	Ireland
CIT Financial (Bermuda) Limited	Bermuda
CIT Financial (Hong Kong) Limited	Hong Kong
CIT Financial (Korea) Limited	Seoul, Korea
CIT Financial de Puerto Rico, Inc.	Puerto Rico
CIT Financial II (Barbados) Srl	Barbados
CIT FSC Eight, Ltd.	Bermuda – in liquidation
CIT FSC Eighteen, Ltd.	Bermuda
CIT FSC Four, Ltd.	Bermuda – in liquidation
CIT FSC Nineteen, Ltd.	Bermuda
CIT FSC Six, Ltd.	Bermuda – in liquidation
CIT FSC Sixteen, Ltd.	Bermuda – in liquidation
CIT FSC Three,Ltd.	Bermuda – in liquidation
CIT FSC Two, Ltd.	Bermuda – in liquidation
CIT Funding (Ireland) Limited	Ireland
CIT Funding Company II, LLC	Delaware
CIT Funding Company III, LLC	Delaware
CIT Funding Company IV, LLC	Delaware
CIT Funding Company VI, LLC	Delaware
CIT Funding Company, LLC	Delaware
CIT Group (Belgium) NV	Belgium
CIT Group (Hungary) Financial Servicing Limited Liability Company	Hungary
CIT Group (Nederland) B.V.	Netherlands
CIT Group (NFL) Limited	England - United Kingdom
CIT Group (Nordic) AB	Sweden
CIT Group (Switzerland) AG	Switzerland
CIT Group Italy Srl	Italy
CIT Group Securities (Canada) Inc.	Ontario, Canada
CIT Home Lending Securitization Company, LLC	Delaware
CIT Industrie Bank (Germany) GmbH	Germany
CIT Industrie Leasing (Germany) GmbH	Germany
CIT Insurance Agency, Inc.	Delaware
CIT Insurance Company Limited	Missouri
CIT International (Malaysia) Sdn. Bhd.	Kuala Lumpur, Malaysia
CIT Lease Limited	England - United Kingdom
CIT Leasing (Germany) GmbH	Germany
CIT Lodi LLC	Delaware
CIT Luxembourg Cobblestone Leasing, SARL	Luxembourg
CIT Malaysia One, Inc.	Malaysia
CIT Malaysia Two, Inc.	Malaysia
CIT Mezzanine Partners of Canada Limited	Federally Chartered, Canada
CIT Middle Market Loan Partnership Trust I	Delaware

CIT Middle Market Loan Partnership Trust II	Delaware
CIT Middle Market Loan Partnership Trust III	Delaware
CIT Middle Market Loan Trust	Delaware
CIT Middle Market Loan Trust I	Delaware
CIT Middle Market Loan Trust II	Delaware
CIT Middle Market Loan Trust III	Delaware
CIT Millbury Inc.	Delaware
CIT Project Finance Manager, L.L.C.	Delaware
CIT Rail Leasing Trust I	Delaware
CIT Railcar Funding Company, LLC	Delaware
CIT Railcar Note Purchasing, LLC	Delaware
CIT SBL 2008-1, Ltd.	Cayman Islands
CIT SBL Holdings, Ltd.	Cayman Islands
CIT SBL Property Holdings Corporation	Delaware
CIT SLX Issuer Holdings, Ltd.	Cayman Islands
CIT SLX Residual Holdings, Ltd.	Cayman Islands
CIT Small Business Lending Corporation	Delaware
CIT Small Business Loan Trust 2007-1	Delaware
CIT Small Business Loan Trust 2008-1	Delaware
CIT Technology Finance (Germany) GmbH	Germany
CIT Trade Finance Funding Company, LLC	Delaware
CIT TRS Funding B.V.	Netherlands
CIT TRS Holdings B.V.	Netherlands
CIT TRS Subsidiary B.V.	Netherlands
CIT Vendor Finance I Limited	Isle of Jersey, U.K.
CIT Vendor Finance Japan K.K.	Japan
CIT Vendor Finance Note Purchasing, Ltd.	Bermuda
CLM VII LLC	Delaware
CLM VIII LLC	Delaware
Education Funding Capital I, LLC	Delaware
Education Funding Capital Trust-II	Delaware
Education Funding Capital Trust-III	Delaware
Education Funding Capital Trust-IV	Delaware
Education Funding Resources III, LLC	Delaware
Education Funding Resources, LLC	Delaware
Education Lending Services, Inc.	Delaware
Equipment Protection Services (Europe) Limited	Ireland
ERF Leasing Limited	England - United Kingdom
FH Transaction Corp.	Delaware
Flex Asset Management Corporation	Delaware
Flex Holdings, LLC	Delaware
Flex Leasing Corporation	Delaware
Flex Leasing I, LLC	Delaware
Flex Leasing II, LLC	Delaware
Flex Mexico Corp.	Delaware
Flugzeug Limited	Ireland
Graybar Financial Services LLC	Delaware
Grey Capital Limited	Barbados
Imaginarium LLC	Delaware

Ittleson-Beaumont Fund	New York
JAM Funding Corp.	New York
Jessica Leasing Limited	Ireland
Madeleine Leasing Limited	Ireland
Memphis Peaking Power LLC	Delaware
Millennium Leasing Company I LLC	Delaware
Millennium Leasing Company II LLC	Delaware
Montana OL1 LLC	Delaware
Montana OP1 LLC	Delaware
Montana OPCM1A LLC	Delaware
Montana OPCM1B LLC	Delaware
Newcourt Financial CIS, LLC	Moscow, Russia
Newcourt Financial Polska Sp. zo o	Poland
North Romeo Storage Corporation	Delaware
Rita Leasing Limited	Ireland
Student Loan Xpress Foundation	Ohio
SW Holding Corp.	Delaware
The Albert and Bertha Gamper Scholarship Foundation, Inc.	New Jersey
The CIT GP Corporation	Illinois
The CIT GP Corporation II	Delaware
The CIT GP Corporation III	Delaware
The CIT Group Foundation, Inc.	New York
The CIT Group Securitization Corporation II	Delaware
The CIT Group Securitization Corporation III	Delaware
The CIT Group Securitization Corporation IV	Delaware
The Equipment Insurance Company	Vermont
Waste to Energy II LLC	Delaware
Xerox Leasing de Mexico S. de R.L. de C.V.	Mexico

Each Owner Trust other than:
Aircraft MSN 658 Trust	Canada/Utah
Aircraft MSN 762 Trust	United States/Utah
Aircraft MSN 1625 Trust	United State/Utah
Aircraft MSN 2066 Trust	United States/Utah
Aircraft MSN 2662 Trust	United States/Utah
Aircraft MSN 4592 Trust	United States/Utah
Aircraft MSN 23614 Trust	United States/Utah
Aircraft MSN 24522 Trust	United States/Utah
Aircraft MSN 24995 Trust	United States/Delaware
Aircraft MSN 26839 Trust	Ireland/Utah

SCHEDULE 5.13

Post Closing Obligations

A.	Control Agreements. Within (60) days following Closing Date (as such date may be extended by the Administrative Agent in its sole discretion), the Borrower shall, and shall cause each of its Subsidiaries to deliver to the Administrative Agent, in each case, in form and substance satisfactory to the Administrative Agent (A) to the extent required by the Collateral Agreement, duly executed control agreements with respect to each deposit, commodity and securities account listed on Schedule 8(b) to the Collateral Agreement, together with all consents from all banks and other financial institutions with which such deposit, commodity or securities accounts are maintained and (B) terminations of any control agreements securing the obligations under the Existing Term Loan Credit Facility.

B.	Insurance. Within sixty (60) days following the Closing Date (as such date may be extended by the Administrative Agent in its sole discretion), the Borrower shall, and shall cause each of its Subsidiaries to deliver to the Administrative Agent, in each case, in form and substance satisfactory to the Administrative Agent, a certificate as to coverage under, the insurance policies required by Section 5.5 of the Credit Agreement each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured or loss payee, as applicable.

C.	US Aircraft and Spare Engines Collateral. Within ninety (90) days following the Closing Date (as such date may be extended by the Administrative Agent in its sole discretion), the Borrower shall, and shall cause each of its Subsidiaries to deliver to the Administrative Agent, in each case, in form and substance satisfactory to the Administrative Agent, (a) duly executed instruments, documents and agreements to effect the granting and perfection of a security interest in favor of the Collateral Agent for the benefit of the Secured Parties in aircraft registered in the United States and spare engines to the extent required under this Agreement and the Collateral Agreement, as set forth below, (b) an opinion of counsel confirming the taking of certain actions with respect to such pledge and (c) terminations and releases of any agreements relating to the pledge of such aircraft and spare engines securing the obligations under the Existing Term Loan Credit Facility; each of the foregoing requirements to be satisfied by the following (to the extent applicable):
1.	Mortgage,
a.	For which the requisite FAA Filing will be completed,
b.	For which the requisite IR Filing will be completed,
2.	Subordination Agreement,
3.	UCC Assignments,
4.	Opinion of McAfee & Taft, and
5.	Termination of existing Mortgage relating to the Existing Term Loan Credit Facility.

D.	Railcar Collateral. Within ninety (90) days following the Closing Date (as such date may be extended by the Administrative Agent in its sole discretion), the Borrower shall, and shall cause each of its Subsidiaries to deliver to the Administrative Agent, in each case, in form and substance satisfactory to the Administrative Agent, (a) duly executed instruments, documents and agreements to effect the granting and perfection of a security interest in favor of the Collateral Agent for the benefit of the Secured Parties in railcars registered in the United States required under this Agreement and the Collateral Agreement, as set forth below, (b) an opinion of counsel confirming the taking of certain actions with respect to such pledge and (c) terminations and releases of any agreements relating to the pledge of such railcars securing the obligations under the Existing Term Loan Credit Facility; each of the foregoing requirements to be satisfied by the following (to the extent applicable):
1.	Amended & Restated Comprehensive Memorandum of Security Agreements (covering the new Senior Revolving Loan facility as well as the existing Series A and Series C facilities),
2.	Opinion of Alvord and Alvord.

E.	Foreign Aircraft Collateral. Within ninety (90) days following the Closing Date (as such date may be extended by the Administrative Agent in its sole discretion), the Borrower shall, and shall cause each of its Subsidiaries to deliver to the Administrative Agent, in each case, in form and substance satisfactory to the Administrative Agent, (a) an opinion of counsel confirming the taking of certain actions with respect to the registration of mortgages for aircraft registered in China, Mexico, Ireland and Canada, including, where applicable, First Lien Cape Town Filings with respect to such aircraft and (b) terminations and releases of any agreements relating to a mortgage, pledge or other security interest in such aircraft to the extent securing the obligations under the Existing Term Loan Credit Facility; each of the foregoing requirements to be satisfied by the following (to the extent applicable):
1.	Chinese Aircraft
a.	Mortgage and Security Agreement, in respect of CIT China 12, Inc. relating to the Obligations,
b.	Opinion of King & Wood, in respect of CIT China 12, Inc.,
c.	Termination of Mortgage of Security Agreement, in respect of China 12, Inc., relating to the Existing Term Loan Credit Facility,
d.	Mortgage and Security Agreement, in respect of CIT China 13, Inc., relating to the Obligations,
e.	Opinion of King & Wood, in respect of CIT China 13, Inc., and
f.	Termination of Mortgage of Security Agreement, in respect of China 13, Inc., relating to the Existing Term Loan Credit Facility.
2.	Mexican Aircraft
a.	Mortgage and Security Agreement, in respect of MSN 1747, relating to the Obligations,
b.	IR filings, in respect of MSN 1747,
c.	Subordination Agreement, in respect of MSN 1747,
d.	Opinion of Ritch Mueller, S.C., in respect of MSN 1747,
e.	Termination of Mortgage of Security Agreement, in respect of MSN 1747, relating to the Existing Term Loan Credit Facility,
f.	Mortgage and Security Agreement, in respect of MSN 3374, relating to the Obligations,
g.	IR filings, in respect of MSN 3374,
h.	Subordination Agreement, in respect of MSN 3374,
i.	Opinion of Ritch Mueller, S.C., in respect of MSN 3374, and
j.	Termination of Mortgage of Security Agreement, in respect of MSN 3374, relating to the Existing Term Loan Credit Facility.
3.	Irish Aircraft
a.	Mortgage and Security Agreement, in respect of MSN 26389, relating to the Obligations,
b.	IR Filing, in respect of MSN 26389,
c.	Subordination Agreement, in respect of MSN 26389,
d.	UCC Assignment, in respect of MSN 26389,
e.	Opinion of McAfee & Taft, in respect of MSN 26389, and
f.	Termination of Mortgage of Security Agreement, in respect of MSN 26389, relating to the Existing Term Loan Credit Facility.
4.	Canadian Aircraft

a.	Mortgage in respect of MSN 658, relating to the Obligations,
b.	PPSA Filing in Quebec,
c.	PPSA Filing in Ontario,
d.	PPSA Filings in Nova Scotia,
e.	UCC Assignment,
f.	Opinion of Blake, Cassels & Graydon LLP (Ontario),
g.	Opinion of Blake, Cassels & Graydon LLP (Quebec),
h.	Opinion of Stewart McKelvey (Nova Scotia), and
i.	Termination of Mortgage, in respect of MSN 658, relating to the Existing Term Loan Credit Facility.

F.	Foreign Equity Pledges. Within sixty (60) days following the Closing Date (as such date may be extended by the Administrative Agent in its sole discretion), the Borrower shall, and shall cause each of its Subsidiaries to deliver to the Administrative Agent, in each case, in form and substance satisfactory to the Administrative Agent, (a) duly executed instruments, documents and agreements to effect the granting and perfection of a security interest in favor of the Collateral Agent for the benefit of the Secured Parties in the Equity Interests of CIT Financial LTD, CIT Aerospace International and CIT Group Finance (Ireland), in each case, in accordance with all applicable Laws, (b) an opinion of counsel confirming such pledge and perfection and (c) terminations and releases of any agreements relating to the pledge of the Equity Interests in CIT Aerospace International and CIT Group Finance (Ireland) securing the obligations under the Existing Term Loan Credit Facility; each of the foregoing requirements to be satisfied by the following (to the extent applicable):
1.	Barbados Equity Pledge (Pledge of CIT Financial LTD by CIT Financial (Barbados))
a.	Third Amended and Restated Pledge Agreement between CIT Financial (Barbados) Srl, as debtor and Bank of America, N.A., as Collateral Agent,
b.	PPSA Financing Statement against CIT Financial (Barbados) Srl in Ontario,
c.	Registrar of Companies filings,
d.	Opinion of Clarke Gittens Farmer, Barbados counsel, and
e.	Opinion of Blake, Cassels & Graydon LLP, Canadian counsel.
2.	Irish Equity Pledge (Pledge of CIT Aerospace International by CIT Holdings Canada ULC).
a.	Share Mortgage in Respect of Shares held in CIT Aerospace International, between CIT Holdings Canada ULC, as mortgagor and Bank of America, N.A., as Collateral Agent, relating to the Obligations,
b.	PPSA Financing Statement against CIT Holdings Canada ULC in Ontario and Alberta,
c.	Opinion of Matheson Ormsby Prentice, Irish counsel,
d.	Opinion of Blake, Cassels & Graydon LLP, Canadian counsel,
e.	C1 and 8E Irish companies registration office filing,
f.	Notice to Irish Revenues Commission, and
g.	Termination of the Share Mortgage in Respect of Shares held in CIT Aerospace International, dated as of August 13, 2009, between CIT Holdings Canada ULC, as mortgagor and Barclays Bank PLC, as collateral agent, and relating to the Existing Term Loan Credit Facility.
3.	Irish Equity Pledge (Pledge of CIT Group Finance (Ireland) by CIT Holdings No. 2 (Ireland))
a.	Share Mortgage in Respect of Shares Held in CIT Group Finance (Ireland), between CIT Holdings No.2 (Ireland), as mortgagor and Bank of America, N.A., as Collateral Agent, relating to the Obligations,
b.	Opinion of Matheson Ormsby Prentice, Irish counsel,
c.	C1 and 8E Irish companies registration office filing,
d.	Notice to Irish Revenues Commission, and

e.	Termination of the Share Mortgage in Respect of Shares Held in CIT Group Finance (Ireland), dated as of August 13, 2009, between CIT Holdings No.2 (Ireland), as mortgagor and Barclays Bank PLC, as collateral agent, and relating to the Existing Term Loan Credit Facility.

G.	Pledged Intercompany Debt Instruments. Within (5) days following Closing Date (as such date may be extended by the Administrative Agent in its sole discretion), to the extent not previously delivered to the Administrative Agent, the Borrower shall, and shall cause each of its Subsidiaries to deliver to the Administrative Agent each of the Pledged Intercompany Debt Instruments listed on Schedule 5B to the Collateral Agreement, in each case, with a transfer power duly executed in blank.

SCHEDULE 7.14

Post Collateral Release Guarantors

Guarantor	Jurisdiction of Organization
The CIT Group/Equipment Financing, Inc.	Delaware
C.I.T. Leasing Corporation	Delaware
CIT Lending Services Corporation	Delaware
CIT Healthcare LLC	Delaware
The CIT Group/Business Credit, Inc.	New York
CIT Financial USA, Inc.	Delaware
CIT Technology Financing Services, Inc.	Massachusetts
CIT Capital USA Inc.	Delaware

EXHIBIT A-1 TO
REVOLVING CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE

Reference is made to the Revolving Credit and Guaranty Agreement, dated as of August 25, 2011 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among CIT GROUP INC., a Delaware corporation (“Borrower”), certain subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and L/C Issuer.

Pursuant to Section 2.1 of the Credit Agreement, Borrower hereby gives you notice that Borrower desires that Lenders (including Persons becoming Lenders on the Credit Date) holding Commitments that are accepted by the Administrative Agent make the following Loans in respect of such Commitments to Borrower in the amounts and under the Tranche set forth and at the rates set forth on Schedule 1 hereto, in accordance with the applicable terms and conditions of the Credit Agreement on [                    ], (the “Credit Date”):

Borrower hereby certifies to the Agents, the Arrangers, the Other Agents and the Lenders that:

(i) as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects (except such representations and warranties that by their terms are qualified by materiality or a Material Adverse Effect, which representations and warranties shall be true and correct in all respects) on and as of the Credit Date to the same extent as though made on and as of the Credit Date (or, to the extent such representations and warranties specifically relate to an earlier date, on and as of such earlier date);

(ii) as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the applicable Credit Extension or the use of proceeds thereof that would constitute an Event of Default or a Default; and

(iii) the proceeds of the Loans requested hereunder shall be used on the Credit Date in accordance with Sections 2.3 and 5.12 of the Credit Agreement.

[Borrower acknowledges that (a) in order to accommodate the foregoing request, Lenders are making funding arrangements for value on such anticipated Credit Date and (b) there can be no assurance that the Credit Date will occur on such anticipated date. Accordingly, Borrower hereby agrees to reimburse each of the Lenders and the Administrative Agent on demand for such costs, losses and expenses pursuant to Section 2.15 of the Credit Agreement as if the Credit Agreement had been executed and delivered by all parties thereto on the Credit Date (whether or not the Credit Agreement is actually executed, becomes effective or the Closing Date occurs).]1

1 Applicable for the initial Credit Date only.

Date: [ ]	CIT GROUP INC.

By:
Name:
Title:

Schedule 1 to Funding Notice

Total Amount	Type of Borrowing	Base Rate Loans	LIBOR Rate Loans2
$[___,___,___]	[Tranche 1 Loan] [Tranche 2 Loan]	$[___,___,___]	$[___,___,___], with an initial Interest Period of [__]

2 If more than one Interest Period, please indicate respective amounts for each period.

EXHIBIT A-2 TO
REVOLVING CREDIT AND GUARANTY AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Revolving Credit and Guaranty Agreement, dated as of August 25, 2011 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among CIT GROUP INC., a Delaware corporation (“Borrower”), certain subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and L/C Issuer.

Pursuant to Section 2.6 of the Credit Agreement, Borrower desires to convert or to continue the Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

Tranche 1 Loans
$[___,___,___]	LIBOR Rate Loans to be continued with Interest Period of [1] [2] [3] [6] month(s)
$[___,___,___]	Base Rate Loans to be converted to LIBOR Rate Loans with Interest Period of [1] [2] [3] [6] month(s)
$[___,___,___]	LIBOR Rate Loans to be converted to Base Rate Loans
Tranche 2 Loans
$[___,___,___]	LIBOR Rate Loans to be continued with Interest Period of [1] [2] [3] [6] month(s)
$[___,___,___]	Base Rate Loans to be converted to LIBOR Rate Loans with Interest Period of [1] [2] [3] [6] month(s)
$[___,___,___]	LIBOR Rate Loans to be converted to Base Rate Loans

[Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default or a Default.]3

3 Insert language if Conversion/Continuation Notice requests that any Loan be converted to or continued as a LIBOR Rate Loan.

Date: [ ]	CIT GROUP INC.

By:
Name:
Title:

EXHIBIT B TO
REVOLVING CREDIT AND GUARANTY AGREEMENT

REVOLVING LOAN NOTE

$[___,___,___] [DATE]	New York, New York

FOR VALUE RECEIVED, CIT GROUP INC., a Delaware corporation (“Borrower”), promises to pay [_____] (“Payee”) or its registered assigns the principal amount of all [Tranche 1/Tranche 2] Loans made by Payee to Borrower pursuant to the Credit Agreement referred to below, on or before the Final Maturity Date.

Borrower also promises to pay interest on the unpaid principal amount of all [Tranche 1/Tranche 2] Loans made by Payee, from the date such [Tranche 1/Tranche 2] Loans are made until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Revolving Credit and Guaranty Agreement, dated as of August 25, 2011 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, certain subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent, Collateral Agent and L/C Issuer.

This Note is one of the “Notes” issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the [Tranche 1/Tranche 2] Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in Dollars in same day funds to the Principal Office designated by Administrative Agent pursuant to Section 2.12(a) of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby in accordance with the provisions of the Credit Agreement shall have been accepted by Administrative Agent and recorded in the Register, Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all actual out-of-pocket costs and expenses, including attorneys’ fees, all as provided in and to the extent required by the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officers thereunto duly authorized as of the date and at the place first written above.

CIT GROUP INC.

By:
Name:
Title:

EXHIBIT C TO
REVOLVING CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

To:	Bank of America, N.A., as Administrative Agent, Collateral Agent and L/C Issuer and the Lenders party to the Credit Agreement referred to below.

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the Chief Financial Officer of CIT GROUP INC., a Delaware corporation (“Borrower”).

2. I have reviewed the terms of that certain Revolving Credit and Guaranty Agreement, dated as of August 25, 2011 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, certain subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and L/C Issuer, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its subsidiaries during the accounting period covered by the attached financial statements.

3. The examination described in paragraph 2 above did not disclose, and I have no knowledge, that any condition or event which constitutes an Event of Default or Default has occurred and is continuing as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which the applicable Credit Party has taken, is taking, or proposes to take with respect to each such condition or event.

4. In support of the statements above with respect to Section 6.3(a) of the Credit Agreement, attached hereto as Annex A is a calculation of the Consolidated Net Worth described in such section as of the last day of the Fiscal Quarter ended ________.

5. In support of the statements above with respect to Section 6.3(b) of the Credit Agreement, attached hereto as Annex A is a calculation of the ratio described in such section as of the last day of the Fiscal Quarter ended _________. For the avoidance of doubt, it is understood and agreed that, notwithstanding the foregoing calculation as of such last day, Section 6.3(b) shall be required to be complied with at all times prior to the Collateral Release Date.4

6. In accordance with Section 5.1[(a)/(b)] of the Credit Agreement, attached hereto as Annex B are the financial statements for the [Fiscal Quarter/Fiscal Year] ended _________, ____ required to be delivered pursuant to Section 5.1[(a)/(b)] of the Credit Agreement[, together with any report or statement from Borrower’s accountants with respect to such consolidated financial statements required to be delivered pursuant to Section 5.1(b) of the Credit Agreement]5. Such financial statements fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated therein and the results of their operations and their cash flows for the periods indicated

4 This paragraph for prior to the Collateral Release Date only.

5 Insert language only for annual certifications.

therein in conformity with GAAP (subject, in the case of interim financial statements, to the absence of footnote disclosure and to changes resulting from audit and normal year-end adjustments).

The foregoing certifications, together with the computations set forth in Annex A hereto, and the financial statements set forth in Annex B, are made and delivered on [mm/dd/yy] pursuant to Section 5.1(c) of the Credit Agreement.

CIT GROUP INC.

By:
Name:
Title: Chief Financial Officer

ANNEX A TO
COMPLIANCE CERTIFICATE

FOR THE FISCAL QUARTER ENDING [mm/dd/yy] (the “Calculation Date”)

Consolidated Net Worth:

Total shareholder’s equity of Borrower and its Subsidiaries as of the Calculation Date6 on a consolidated basis determined in accordance with GAAP	$[___,___,___]

Required:	$6,000,000,000

Collateral Coverage Ratio: (A)/(B) =

(A) The sum of the Carrying Value7 (without duplication) of:

(i)    the Collateral (excluding Cash and Cash Equivalents and the collateral securing Borrower’s outstanding Long-Dated Bonds) on which the Collateral Agent has a perfected First Priority security interest to secure the Obligations (and, in the case of Collateral comprised of assets of a type described in Schedule 1.1A to the Credit Agreement, in respect of which Borrower has complied with the Collateral Procedures); plus

$[___,___,___]
(ii) the Collateral which is aircraft registered in a jurisdiction outside the United States and owned by a Guarantor with respect to which a First Lien Cape Town Filing is in full force and effect (in respect of which the Borrower has complied with the Collateral Procedures); plus	$[___,___,___]
(iii) unrestricted Cash and Cash Equivalents of Guarantors and held in Controlled Accounts:	$[___,___,___]
Total ((i)+(ii)+(iii))8	$[___,___,___]

(B) the Total Commitment as of the Calculation Date:	$[___,___,___]

Actual:	_.__:1.00
Required:	2.00 to 1.00

Attached hereto as Schedule 1 is a breakdown of the Collateral Coverage Ratio by asset.

6 Commencing with the Fiscal Quarter ending September 30, 2011

7 To be determined in the manner in which the Borrower determines Carrying Value in its annual audited financial statements and quarterly unaudited financial statements, as applicable, in accordance with GAAP as in effect on the effective date of Credit Agreement, inclusive of fresh start accounting (“FSA”) adjustments recorded upon emergence of the Borrower from bankruptcy and accretion and amortization of the FSA adjustments recorded since the date of such emergence; provided that if there is a change in GAAP after the Closing Date (the date of such change in GAAP, the “GAAP Change Date”), the Borrower may, in its sole discretion, elect within 30 days of the GAAP Change Date to define Carrying Value as Fair Market Value for purposes of all calculations on or after the GAAP Change Date. The Carrying Value of the Equity Interests of any Subsidiary shall be based upon capital account balances according to the Borrower’s general ledger in accordance with GAAP as in effect on the effective date of Revolving Credit Agreement, and reflected at the appropriate percentages of such Equity Interests that are pledged; provided that, the value of equity in any Foreign Subsidiary shall be based on the value of equity in each of the highest-tiered pledged Foreign Subsidiaries. May exclude assets as determined by Borrower solely for purposes of this Compliance Certificate. Exclusion of any asset shall not affect whether any asset constitutes Collateral or the required priority of any Lien on Collateral.

8 No more than one-third (1/3) of the amount in clause (A) may be attributable to the pledge of Equity Interests of Foreign Subsidiaries.

SCHEDULE 1 TO
ANNEX A

Asset	Carrying Value	% of Total Collateral
Unrestricted Cash and Cash Equivalents of Guarantors in the aggregate and held in Controlled Accounts	$[___,___,___]	[ ]%
Aircraft	$[___,___,___]	[ ]%
Railcars	$[___,___,___]	[ ]%
Corporate Finance	$[___,___,___]	[ ]%
Small Business Lending	$[___,___,___]	[ ]%
Student Lending	$[___,___,___]	[ ]%
Vendor Finance	$[___,___,___]	[ ]%
Trade Finance	$[___,___,___]	[ ]%
Total Assets	$[___,___,___]	[ ]%
Equity Interests in Foreign Subsidiaries	$[___,___,___]	[ ]%
Assets Excluded at Borrower’s Election	$[___,___,___]	[ ]%
Total Collateral Carrying Value	$[___,___,___]	[ ]%
Total Commitments	$[___,___,___]
Collateral Coverage	[ ]x

ANNEX B TO
COMPLIANCE CERTIFICATE

FINANCIAL STATEMENTS

EXHIBIT D TO
REVOLVING CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

Assignment and Assumption Agreement (this “Assignment”), dated as of the Effective Date below, by and between each Assignor identified as such on the signature page hereof (each, an “Assignor”) and each assignee identified as such on the signature page hereof (each, an “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto (the “Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, each Assignor hereby irrevocably sells and assigns to each respective Assignee, and each Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, effective as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the respective Assignors’ rights and obligations in their respective capacities as Lenders under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the respective Assignors under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the respective Assignors (in their respective capacities as Lenders) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by any Assignor to each such Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to any Assignor and, except as expressly provided in this Assignment, without representation or warranty by any Assignor.

1.	Assignor(s):	The entities listed as such on the signature pages hereof, as Assignors
2.	Assignee(s):	The entities listed as such on the signature pages hereof, as Assignees9
3.	Borrower:	CIT GROUP INC., a Delaware corporation (“Borrower”)
4.	Administrative Agent:	BANK OF AMERICA, N.A.

9 For each Assignee, please indicate [Affiliate][Related Fund] of [identify Lender].

5.	Credit Agreement:	Revolving Credit and Guaranty Agreement dated as of August 25, 2011 among Borrower, certain subsidiaries of Borrower, as guarantors, the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent, Collateral Agent and L/C Issuer, as amended.

Facility Assigned	Aggregate Principal Amount of Commitments/Loans for all Lenders under the Tranche being Assigned	Principal Amount of Commitments/Loans Assigned	Percentage Assigned of Commitments/Loans10 under the Tranche being Assigned
[Tranche 1 Facility] [Tranche 2 Facility]	$	$	%

7.	Effective Date:	[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
8.	Notice and Wire Instructions:

10 Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.

[NAME OF ASSIGNOR(S)]	[NAME OF ASSIGNEE(S)]
Notices :	Notices :
_________________________ _________________________ _________________________ Attention: Telecopier: [E-mail:]	_________________________ _________________________ _________________________ Attention: Telecopier: [E-mail:]
with a copy to:	with a copy to:
_________________________ _________________________ _________________________ Attention: Telecopier:	_________________________ _________________________ _________________________ Attention: Telecopier:
Wire Instructions:
[9. Trade Date:]11

[Signature page follows]

11 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR(S) [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE(S) [NAME OF ASSIGNEE]

By:
Name:
Title:

ACKNOWLEDGED:12

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as L/C Issuer

By:
Name:
Title:

CIT GROUP INC., as Borrower

By:
Name:
Title:

12 To be completed to the extent consents are required under Section 10.6(c) of the Credit Agreement.

EXHIBIT D TO
REVOLVING CREDIT AND GUARANTY AGREEMENT

ANNEX 1

TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.
1.1	Assignor. Each Assignor represents and warrants that (i) it is the legal and beneficial owner of the relevant Assigned Interest, (ii) such Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby.
1.2	Assignee. Each Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the relevant Assigned Interest, is able to bear the economic risk associated with the purchase and assumption of such Assigned Interest and has the financial wherewithal to perform its obligations under such Assigned Interest, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of such Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase such Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase such Assigned Interest on the basis of which it has made such analysis and decision, (vii) if it is a Non-U.S. Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by such Assignee, (viii) it shall make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of Section 10.6 of the Credit Agreement, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control) and (ix) it is not a Disqualified Person; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents (as defined below), and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit

Documents are required to be performed by it as a Lender; and (c) acknowledges that no Assignor assumes responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document (as defined below), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

2.	Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of each Assigned Interest (including payments of principal, interest, fees and other amounts) to the relevant Assignor for amounts which have accrued to but excluding the Effective Date and to the relevant Assignee for amounts which have accrued from and after the Effective Date.
3.	General Provisions. The Administrative Agent shall be under no obligation to determine whether the Assignee is an Eligible Assignee or a Disqualified Person and shall have no responsibility for monitoring or enforcing the requirement that only Eligible Assignees shall be Lenders. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of page intentionally left blank]

EXHIBIT E-1 TO
REVOLVING CREDIT AND GUARANTY AGREEMENT

CERTIFICATE REGARDING NON-BANK STATUS
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Guaranty Agreement, dated as of August 25, 2011 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by the among CIT GROUP INC., a Delaware corporation (“Borrower”), certain subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, and L/C Issuer.

Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code, and (v) no payments in connection with the Credit Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and Borrower with a certificate of its Non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT E-2 TO
REVOLVING CREDIT AND GUARANTY AGREEMENT

CERTIFICATE REGARDING NON-BANK STATUS

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Guaranty Agreement, dated as of August 25, 2011 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by the among CIT GROUP INC., a Delaware corporation (“Borrower”), certain subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, and L/C Issuer.

Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct partners/members, or in the case of direct partners/members that are partnerships or disregarded entities for U.S. federal income tax purposes, its applicable indirect partners/members (such direct partners/members and/or applicable indirect partners/members, the “applicable partners/members”) are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its applicable partners/members is a bank (or any partners/members through which the applicable partners/members own indirect interest in the undersigned) within the meaning of Section 881(c)(3)(A) of Internal Revenue Code, (iv) none of its applicable partners/members is a ten percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, (v) none of its applicable partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code, and (vi) no payments in connection with the Credit Documents are effectively connected with the undersigned’s or its applicable partners/members’ deemed conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT E-3 TO
REVOLVING CREDIT AND GUARANTY AGREEMENT

CERTIFICATE REGARDING NON-BANK STATUS

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Guaranty Agreement, dated as of August 25, 2011 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by the among CIT GROUP INC., a Delaware corporation (“Borrower”), certain subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, and L/C Issuer.

Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code, and (v) no payments in connection with the Credit Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Non-U.S. Lender with a certificate of its Non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such Non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

EXHIBIT E-4 TO
REVOLVING CREDIT AND GUARANTY AGREEMENT

CERTIFICATE REGARDING NON-BANK STATUS

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Guaranty Agreement, dated as of August 25, 2011 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by the among CIT GROUP INC., a Delaware corporation (“Borrower”), certain subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, and L/C Issuer.

Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct partners/members, or in the case of direct partners/members that are partnerships or disregarded entities for U.S. federal income tax purposes, its applicable indirect partners/members (such direct partners/members and/or applicable indirect partners/members, the “applicable partners/members”) are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its applicable partners/members (or any partners/members through which the applicable partners/members own indirect interest in the undersigned) is a bank within the meaning of Section 881(c)(3)(A) of Internal Revenue Code, (iv) none of its applicable partners/members is a ten percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, (v) none of its applicable partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code, and (vi) no payments in connection with the Credit Documents are effectively connected with the undersigned’s or its applicable partners/members’ deemed conduct of a U.S. trade or business.

The undersigned has furnished its participating Non-U.S. Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such Non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

EXHIBIT F-1 TO
REVOLVING CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

To:	Bank of America, N.A., as Administrative Agent, Collateral Agent and L/C Issuer, the Arrangers, the Other Agents and the Lenders party to the Credit Agreement referred to below.

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the chief financial officer of CIT GROUP INC., a Delaware corporation (“Borrower”).

2. Pursuant to Section 3.1(e) of the Revolving Credit and Guaranty Agreement, dated as of August 25, 2011 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, certain subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and L/C Issuer, Borrower has delivered a Funding Notice requesting that Lenders make a Credit Extension to the Borrower as specified in such Funding Notice on August 25, 2011 (the “Credit Date”).

3. I have reviewed the terms of Section 3.1 and Section 3.2 of the Credit Agreement and the definitions and provisions contained in such Credit Agreement, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is reasonably necessary to enable me to express an informed opinion as to the matters referred to herein.

4. Based upon my review and examination described in paragraph 3 above, I certify, as representative of the Borrower, that as of the date hereof:

     (i) each of the conditions precedent set forth in Section 3.1 and Section 3.2 of the Credit Agreement were satisfied as of the Credit Date;

     (ii) as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects (except such representations and warranties that by their terms are qualified by materiality or a Material Adverse Effect, which representations and warranties shall be true and correct in all respects) on and as of the Credit Date to the same extent as though made on and as of the Credit Date (or, to the extent such representations and warranties specifically relate to an earlier date, on and as of such earlier date); and

     (iii) as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the Credit Extension to be made on the Credit Date or the use of proceeds thereof that would constitute an Event of Default or a Default.

The foregoing certifications are made and delivered as of August 25, 2011.

CIT GROUP INC.

By:
Name:
Title: Chief Financial Officer

EXHIBIT F-2 TO
REVOLVING CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE

To:	Bank of America, N.A., as Administrative Agent, Collateral Agent and L/C Issuer, the Arrangers, the Other Agents and the Lenders party to the Credit Agreement referred to below.

     THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the chief financial officer of CIT GROUP INC., a Delaware corporation (the “Borrower”).

2. Pursuant to the Revolving Credit and Guaranty Agreement, dated as of August 25, 2011 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, certain subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and L/C Issuer, CIT Group Inc. has delivered a Funding Notice requesting that Lenders make a Credit Extension to the Borrower specified in such Funding Notice on August 25, 2011 (the “Credit Date”).

3. I have reviewed the terms of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is reasonably necessary to enable me to express an informed opinion as to the matters referred to herein.

4. Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the Credit Extensions to be made on the Credit Date, the Borrower is Solvent.

[Remainder of page intentionally left blank]

The foregoing certifications are made and delivered as of August 25, 2011.

CIT GROUP INC.

By:
Name:
Title: Chief Financial Officer

EXHIBIT G TO
REVOLVING CREDIT AND GUARANTY AGREEMENT

GUARANTOR COUNTERPART AGREEMENT

This GUARANTOR COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Guarantor Counterpart Agreement”), is delivered pursuant to that certain Revolving Credit and Guaranty Agreement, dated as of August 25, 2011 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among CIT GROUP INC., a Delaware corporation (“Borrower”), certain subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and L/C Issuer.

Section 1. Pursuant to Section 5.9 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Guarantor Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct with respect to the undersigned in all material respects (except such representations and warranties that by their terms are qualified by materiality or a Material Adverse Effect, which representations and warranties shall be true and correct in all respects) after giving effect to this Guarantor Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects (or true and correct in all respects, as applicable) as of such earlier date;

(c) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at Stated Maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), in accordance with Section 7 of the Credit Agreement; and

(d) delivers herewith a duly completed and executed joinder agreement to the Collateral Agreement in the form prescribed by Section 7.6 of the Collateral Agreement if the Collateral Release Date has not occurred.

Section 2. The undersigned agrees at any time or from time to time upon the request of Administrative Agent or Collateral Agent, at the undersigned’s expense, to promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.21 of the Credit Agreement. Neither this Guarantor Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Guarantor Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Guarantor Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS GUARANTOR COUNTERPART AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Guarantor Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

_______________________________
_______________________________
_______________________________
Attention:
Telecopier:

with a copy to:

_______________________________
_______________________________
_______________________________
Attention:
Telecopier:

ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:

BANK OF AMERICA, N.A.,
as Administrative Agent [and Collateral Agent]

By: _______________________________
Name:
Title:

EXHIBIT H TO
REVOLVING CREDIT AND GUARANTY AGREEMENT

ADMINISTRATIVE QUESTIONNAIRE

[SEE ATTACHED]

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

FAX TO: Robert Rittelmeyer with copy to Nora Taylor

FAX # (415) 503-5099 (for Robert Rittelmeyer) and (214) 290-9673 (for Nora Taylor)

I. Borrower Name: CIT Group Inc.

$2,000,000,000 Revolving Credit Facilities                Type of Credit Facility Revolving

II. Legal Name of Lender of Record for Signature Page:

  Signing Credit Agreement     _____ YES       _____ NO
  Coming in via Assignment      _____ YES       _____ NO

III. Type of Lender: ________________________________________________________________________________
(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other – please specify)

IV. Domestic Address:	V. Eurodollar Address:

VI. Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

	Credit Contact	Primary Operations Contact	Secondary Operations Contact
Name:	_____________________	_____________________	_____________________
Title:	_____________________	_____________________	_____________________
Address:	_____________________	_____________________	_____________________
Telephone:	_____________________	_____________________	_____________________
Facsimile:	_____________________	_____________________	_____________________
E-Mail Address:	_____________________	_____________________	_____________________

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

IntraLinks E-Mail Address:	_____________________	_____________________	_____________________

Does Secondary Operations Contact need copy of notices? ___YES___ NO

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

	Letter of Credit Contact	Draft Documentation Contact	Legal Counsel
Name:	_____________________	_____________________	_____________________
Title:	_____________________	_____________________	_____________________
Address:	_____________________	_____________________	_____________________
Telephone:	_____________________	_____________________	_____________________
Facsimile:	_____________________	_____________________	_____________________
E-Mail Address:	_____________________	_____________________	_____________________

VII. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

________________________________________
(Bank Name)

________________________________________
(ABA #)

________________________________________
(Account #)

________________________________________
(Attention)

VIII. Lender’s Fed Wire Payment Instructions:

Pay to:

________________________________________________________________________________________________
(Bank Name)

________________________________________________________________________________________________
(ABA #)                                                       (City/State)

________________________________________________________________________________________________
(Account #)                                                 (Account Name)

________________________________________________________________________________________________
(Attention)

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

IX. Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN): ___________________________

Tax Withholding Form Delivered to Bank of America*:

_________ W-9

_________ W-8BEN

_________ W-8ECI

_________ W-8EXP

_________ W-8IMY

Tax Contact
Name:
Title:
Address:
Telephone:
Facsimile:
E Mail Address:

NON–U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*Additional guidance and instructions as to where to submit this documentation can be found on the following page.

X. Bank of America Payment Instructions:

Pay to:	Bank of America, N.A. New York, NY ABA# 026009593 Attn: Credit Services Ref: CIT Group Acct# 1292000883

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

A. B.	IRS Tax Form Toolkit	Please mail or courier original form to:
[Credit Services Department. - Attn: Tax Desk
101 North Tryon St. Mail Code: NC1-001-15-03
Charlotte, NC 28255]

In advance, if you wish to confirm form validity, you may send an electronic version of the completed form to [Shelly Sanders] for review at
[Fax: 704-602-5746  Phone 704 387-2407
E-mail: shelly.h.sanders@bankofamerica.com]

Once validated, original form must be delivered to the Tax Desk as specified above.

All participants must have an ORIGINAL and VALID Tax Form (either a w-9 or a w-8) on File with the Agent:

Domestic Investors
W-9: Request for Taxpayer Identification Number and Certification
Link to launch Form/Instructions:	http://www.irs.gov/pub/irs-pdf/fw9.pdf
http://www.irs.gov/pub/irs-pdf/iw9.pdf
Examples: Citibank, N.A., General Electric Credit Corporation, Wachovia Bank National Association
Non-Domestic Investors will file one of four W-8 Forms
W-8ECI: Certificate of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States
Link to launch Form/Instructions:	http://www.irs.gov/pub/irs-pdf/fw8eci.pdf
http://www.irs.gov/pub/irs-pdf/iw8eci.pdf
Example: loans booked with US branches of Foreign Banks like BNP Paribas, New York Branch, Mizuho Corporate Bank, San Francisco Branch
W-8BEN: Certificate of Foreign Status of Beneficial Owner
“A beneficial owner solely claiming foreign status or treaty benefits”
Link to launch Form/Instructions:	http://www.irs.gov/pub/irs-pdf/fw8ben.pdf
http://www.irs.gov/pub/irs-pdf/iw8ben.pdf
Example: Loans booked with a foreign “person” such as BNP Paribas, Paris, France, Allied Irish Bank, Dublin

Infrequently Used Forms Listed Below:

W-8IMY: Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches
“A person acting as an intermediary; a foreign partnership or foreign trust.”
If a non-qualified intermediary, it is quite likely you will also need to get a withholding form from all of the entities that have an ownership share therein.
Link to launch Form/Instructions:	http://www.irs.gov/pub/irs-pdf/fw8imy.pdf
http://www.irs.gov/pub/irs-pdf/iw8imy.pdf
Example: Grand Cayman Asset Management LLC
W-8EXP: Certificate of Foreign Government or Other Foreign Organization
“A foreign government, international organization, foreign central of issue, foreign tax-exempt organization, foreign private foundation, or government of a U.S possession”
Link to launch Form/Instructions:	http://www.irs.gov/pub/irs-pdf/fw8exp.pdf
http://www.irs.gov/pub/irs-pdf/iw8exp.pdf
Example: UNESCO

Bank of America, N.A.
September 2006

EXHIBIT I TO
REVOLVING CREDIT AND GUARANTY AGREEMENT

INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of August 25, 2011, made by each of the undersigned (each, a “Party” and, together with any entity that becomes a party to this Agreement pursuant to Section 8 hereof, the “Parties”) and BANK OF AMERICA, N.A., as Collateral Agent and Administrative Agent (the “Administrative Agent”), for the benefit of the Senior Creditors (as defined below). Unless otherwise defined in Section 5 hereof, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, CIT Group Inc., a Delaware corporation (the “Borrower”), is party to a Credit Agreement to be dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, certain subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent, Collateral Agent and L/C Issuer, providing for the making of Loans to, and the issuance of, and participations in, Letters of Credit for the account of, the Borrower, all as contemplated therein;

WHEREAS, the Credit Agreement permits Guarantors to exclude Subordinated Intercompany Obligations for the purposes of calculating the Guarantor Asset Coverage Ratio;

WHEREAS, Borrower and the Parties hereto desire to expressly subordinate certain intercompany Indebtedness owed by Guarantors to Borrower or any of its Subsidiaries to Senior Indebtedness in order for such intercompany Indebtedness to be considered Subordinated Intercompany Obligations;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the Parties, the Administrative Agent (for the benefit of the Senior Creditors) hereby agree as follows:

1. The Subordinated Intercompany Obligations and all payments of principal, interest, and all other amounts thereunder are hereby, and shall continue to be, subject and subordinate in right of payment to the prior payment in full, in cash, of all Senior Indebtedness to the extent, and in the manner set forth herein. The foregoing shall apply, notwithstanding the availability of other collateral to the Senior Creditors or the holders of Subordinated Intercompany Obligations or the actual date and time of execution, delivery, recordation, filing or perfection of any security interests granted with respect to the Senior Indebtedness or the Subordinated Intercompany Obligations, as the case may be, or the lien or priority of payment thereof, and in any instance wherein the Senior Indebtedness or any claim for the Senior Indebtedness is subordinated, avoided or disallowed, in whole or in part, under Title 11 of the United States Code (the “Bankruptcy Code”) or other applicable federal, foreign, state or local law. In the event of a proceeding, whether voluntary or involuntary, for insolvency, liquidation, reorganization, dissolution, bankruptcy or other similar proceeding pursuant to the Bankruptcy Code or other applicable federal, foreign, state or local law with respect to the Borrower or any of the Borrower’s Subsidiaries (each, a “Bankruptcy Proceeding”), the Senior Indebtedness shall include all interest accrued (or to accrue) on the Senior Indebtedness, in accordance with, and at the rates specified in, the Senior

Indebtedness, both for periods before and for periods after the commencement of any of such proceedings, even if the claim for such interest is not allowed pursuant to the Bankruptcy Code or other applicable law.

2. Each Party (as a creditor in respect of any Subordinated Intercompany Obligations) hereby agrees that until all Senior Indebtedness has been repaid in full in cash:

A. If any Event of Default exists, such Party shall not, without the prior written consent of the Required Senior Creditors, which consent may be withheld or conditioned in the Required Senior Creditors’ sole discretion, commence, join or participate in, any Enforcement Action;

B. In the event that any Event of Default exists or would result from such payment on the Subordinated Intercompany Obligations, then (i) the Senior Creditors may, but shall not be obligated to, demand, claim and collect any such payment or distribution that would, but for these subordination provisions, be payable or deliverable with respect to the Subordinated Intercompany Obligations and (ii) until the Senior Indebtedness shall have been fully paid in cash and satisfied and all of the obligations of the Borrower or any of the Borrower’s Subsidiaries to the Senior Creditors have been performed in full, no payment of any kind or character (whether in cash, property, securities or otherwise) shall be made to or accepted by any Party in respect of the Subordinated Intercompany Obligations; provided, that the Required Senior Creditors may agree in writing that payments may be made with respect to the Subordinated Intercompany Obligations which would otherwise be prohibited pursuant to the provisions contained above, provided, further, that any such waiver shall be specifically limited to the respective payment or payments which the Required Senior Creditors agree may be so paid to any Party in respect of the Subordinated Intercompany Obligations;

C. In the event such Party receives any payment or prepayment of principal or interest in whole or in part, of (or with respect to) the Subordinated Intercompany Obligations in violation of the terms of this Agreement, then in each case any payment or distribution of any kind or character, whether in cash, property or securities which shall be payable or deliverable with respect to any or all of the Subordinated Intercompany Obligations or which has been received by any Party shall be held in trust by such Party for the benefit of the Senior Creditors and shall forthwith be paid or delivered directly to the Senior Creditors for application to the payment of the Senior Indebtedness (which application shall be further subject, as between the Senior Creditors, to the respective documentation governing the Senior Indebtedness) to the extent necessary to make payment in full in cash of all sums due under the Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution to the Senior Creditors.

D. If such Party shall acquire by indemnification, subrogation or otherwise, in respect of any Subordinated Intercompany Indebtedness any lien, estate, right or other interest in any of the assets or properties of the Borrower or any of the Borrower’s Subsidiaries, that lien, estate, right or other interest shall be subordinate in right of payment to the Senior Indebtedness and the lien of the Senior Indebtedness as provided herein, and such Party hereby waives any and all rights it may acquire by subrogation or otherwise to any lien of the Senior Indebtedness or any portion thereof until such time as all Senior Indebtedness has been repaid in full in cash;

E. After request by the Administrative Agent or the Required Senior Creditors, if an Event of Default shall have occurred and be continuing, such Party shall promptly furnish the Senior Creditors with a statement, duly acknowledged and certified setting forth the amount of the Subordinated Intercompany Obligations, the unpaid principal balance, all accrued but unpaid interest and any other sums due and owing thereunder, the rate of interest, the monthly payments and that, to the best knowledge of such Party, there exists no defaults under the Subordinated Intercompany Obligations, or if any such default exists, specifying the defaults and the nature thereof;

F. In any case commenced by or against the Borrower or any of the Borrower’s Subsidiaries under Chapter 11 of the Bankruptcy Code or any similar provision thereof, or any similar federal, foreign, state or local statute (a “Reorganization Proceeding”), the Required Senior Creditors shall have the exclusive right to exercise any voting rights in respect of the claims of such Party against the Borrower or any of the Borrower’s Subsidiaries;

G. If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made (whether by the Borrower, any of the Borrower’s Subsidiaries or any other Person or enforcement of any right of setoff or otherwise) is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Borrower, any of the Borrower’s Subsidiaries or any such other Persons), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made;

H. Such Party shall not object to the entry of any order or orders approving any cash collateral stipulations, adequate protection stipulations or similar stipulations executed by the Senior Creditors in any Reorganization Proceeding or any other proceeding under the Bankruptcy Code; and

I. Such Party waives any marshalling rights with respect to the Senior Creditors in any Reorganization Proceeding or any other proceeding under the Bankruptcy Code.

3. Each Party hereby covenants and agrees that it will not lend, hold or permit to exist any Subordinated Intercompany Obligations owed by it or to it (in accordance with the definition thereof contained herein) unless each obligee, or obligor, as the case may be, with respect to such Subordinated Intercompany Obligations is (or concurrently with such extension becomes) a Party to this Agreement.

4. Any payments made to, or received by, any Party in respect of any guaranty or security in support of the Subordinated Intercompany Obligations shall be subject to the terms of this Agreement and applied on the same basis as payments made directly by the obligor under such Subordinated Intercompany Obligations. To the extent that the Borrower or any of the Borrower’s Subsidiaries (other than the respective obligor or obligors which are already Parties hereto) provides a guaranty or any security in support of any Subordinated Intercompany Obligations, the Party which is the lender of the respective Subordinated Intercompany Obligations will cause each such Person to become a Party hereto (if such Person is not already a Party hereto) not later than the date of the execution and delivery of the respective guarantee or security documentation; provided that any failure to comply with the foregoing requirements of this Section 4 will have no effect whatsoever on the subordination provisions contained herein (which shall apply to all payments received with respect to any guarantee or security for any Subordinated Intercompany Obligations, whether or not the Person furnishings such guarantee or security is a Party hereto) (it being understood that nothing in this Agreement otherwise permits the giving of any such guaranty or the granting of any such security to the extent that same is not permitted by the terms of the documents governing the Senior Indebtedness (including the Credit Agreement)).

5. Definitions. As and in this Agreement, the terms set forth below shall have the respective meanings provided below:

“Enforcement Action” shall mean any acceleration of all or any part of the Subordinated Intercompany Obligations, any foreclosure proceeding, the exercise of any power of sale, the obtaining of a receiver, the seeking of payment of default interest, the suing on, or otherwise taking action to enforce the obligation of the Borrower or any of the Borrower’s Subsidiaries to pay any amounts relating to any Subordinated Intercompany Obligations, the exercising of any banker’s lien or rights of set-off or recoupment, the institution of a Bankruptcy Proceeding against the Borrower or any of the Borrower’s Subsidiaries, or the taking of any other enforcement action against any asset or property of the Borrower or the Borrower’s Subsidiaries.

“Event of Default” shall mean (a) any Event of Default under, and as defined in, the Credit Agreement.

“Required Senior Creditors” shall mean at any time when any Senior Indebtedness or Letters of Credit are outstanding or any Commitments exist, the Requisite Lenders (or, to the extent provided in Section 10.5 of the Credit Agreement, each of the Lenders).

“Senior Creditors” shall mean all holders from time to time of any Senior Indebtedness.

“Senior Indebtedness” shall have the meaning given to the term “Obligations” in the Credit Agreement.

“Subordinated Intercompany Obligations” shall mean the principal of, interest on, and all other amounts owing from time to time in respect of all loans or advances owing by any Guarantor to Borrower or any of its Subsidiaries (including, without limitation, pursuant to guarantees thereof or security therefor).

6. Each Party agrees to be fully bound by all terms and provisions contained in this Agreement, both with respect to any Subordinated Intercompany Obligations (including any guarantees thereof and security therefor) owed to it, and with respect to all Subordinated Intercompany Obligations (including all guarantees thereof and security therefor) owing by it.

7. It is understood and agreed that any Subsidiary of the Borrower that is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of the Credit Agreement or any other Senior Indebtedness shall become a Party hereunder by executing a counterpart hereof (or by executing a Joinder Agreement) and delivering same to the Administrative Agent.

8. No failure or delay on the part of any party hereto or any holder of Senior Indebtedness in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

9. Each Party hereto acknowledges that to the extent that no adequate remedy at law exists for breach of its obligations under this Agreement, in the event any Party fails to comply with its obligations hereunder, the Administrative Agent or the holders of Senior Indebtedness shall have the right to obtain specific performance of the obligations of such defaulting Party, injunctive relief or such other equitable relief as may be available.

10. In the event of any conflict between the terms of this Agreement and those of the Credit Agreement, the terms of the Credit Agreement shall control. Any notice to be given under this Agreement shall be in writing and shall be sent in accordance with the provisions of the Credit Agreement.

11. In the event of any conflict between the provisions of this Agreement and the provisions of any document governing any Subordinated Intercompany Obligation, the provisions of this Agreement shall prevail.

12. No person other than the parties hereto, the Senior Creditors from time to time and their successors and permitted assigns as holders of the Senior Indebtedness and the Subordinated Intercompany Obligations shall have any rights under this Agreement.

13. This Agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14. No amendment, supplement, modification, waiver or termination of this Agreement shall be effective against a party against whom the enforcement of such amendment, supplement, modification, waiver or termination would be asserted, unless such amendment, supplement, modification, waiver or termination was made in a writing signed by such party, provided that amendments hereto (including any termination hereof) shall be effective as against the Senior Creditors if executed and delivered by the Required Senior Creditors at such time.

15. In case any one or more of the provisions confined in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, and any other application thereof, shall not in any way be affected or impaired thereby.

16. All notices, requests, demands or other communications pursuant hereto shall be sent or delivered by mail, facsimile or courier service and all such notices and communications shall, when mailed, facsimiled, or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier, as the case may be, or sent by facsimile, except that notices and communications to the Administrative Agent or any Party shall not be effective until received by the Administrative Agent or such Party, as the case may be. All notices and other communications shall be in writing and addressed to such party at (i) in the case of any Lender, as provided in the Credit Agreement and (ii) in the case of any Party, c/o CIT Group Inc., 1 CIT Drive, Livingston, NJ 07039 Attention: Glenn Votek, Executive Vice President & Treasurer, Facsimile No.: (973) 740-5750; or in any case at such other address or facsimile number as any of the Persons listed above may hereafter notify the others in writing.

17. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFOREMENTIONED COURTS. EACH PARTY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CT CORPORATION SYSTEM, WITH OFFICES ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK, 10011, AS ITS

AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH AUTHORIZED DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH PARTY AGREES TO DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT. EACH PARTY HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY. EACH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY SUCH PARTY AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 17 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE IF IN CONFORMITY WITH THE FOREGOING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY SENIOR CREDITOR TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY IN ANY JURISDICTION.

(b) EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18. This Agreement shall bind and inure to the benefit of the Administrative Agent, the Senior Creditors and each Party and their respective successors, permitted transferees and assigns.

* * *

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

CIT GROUP INC.

By:
Name:
Title:

[SUBSIDIARIES]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:
Name:
Title:

EXHIBIT J TO
REVOLVING CREDIT AND GUARANTY AGREEMENT

COLLATERAL AGREEMENT

[SEE ATTACHED]

EXHIBIT K TO
REVOLVING CREDIT AND GUARANTY AGREEMENT

INTERCREDITOR AGREEMENT JOINDER

[SEE ATTACHED]

EXHIBIT L TO
REVOLVING CREDIT AND GUARANTY AGREEMENT

[OFFICERS’ CERTIFICATE]

To: Bank of America, N.A., as Administrative Agent, and the Lenders party to the Credit Agreement referred to below.

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the Chief Financial Officer of CIT GROUP INC., a Delaware corporation (“Borrower”).

2. I have reviewed the terms of that certain Revolving Credit and Guaranty Agreement, dated as of August 25, 2011 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, certain subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and L/C Issuer.

3. I certify that as of [last day of month], [year], Borrower was in compliance with Section 6.3(c) of the Credit Agreement. Attached hereto as Annex A is a calculation of the ratio described in such section as of such day.

CIT GROUP INC.

By:
Name:
Title: Chief Financial Officer

ANNEX A TO
GUARANTOR ASSET COVERAGE RATIO CERTIFICATE

AS OF [mm/dd/yy] (the “Calculation Date”)

SUMMARY CALCULATION

Carrying Value of Eligible Assets of the Guarantors
Guarantor Asset Coverage Ratio: (A)/(B)=
(A) Sum of Eligible Assets at Guarantors
The CIT Group / Business Credit, Inc.	$[ ]
C.I.T. Leasing Corporation	$[ ]
The CIT Group / Equipment Financing, Inc.	$[ ]
CIT Lending Services Corporation	$[ ]
CIT Technology Financing Services, Inc.	$[ ]
CIT Capital USA Inc.	$[ ]
CIT Financial USA, Inc.	$[ ]
CIT Healthcare LLC	$[ ]
Total	$[ ]

(B) Sum of
(i) Total Commitments under Credit Agreement	$[ ]
(ii) Outstanding Indebtedness of the Guarantors (excluding Subordinated Intercompany Indebtedness)	$[ ]
Total	$[ ]

Actual:
Required:	2.00 : 1.00

SCHEDULE OF GUARANTORS OUTSTANDING INDEBTEDNESS

Name of Guarantor	Description of Indebtedness	Outstanding Indebtedness
$[ ]
$[ ]
$[ ]
$[ ]
$[ ]
$[ ]
$[ ]
$[ ]
Total		$[ ]

DETAIL BY ASSET TYPE

Carrying Value of Eligible Assets of Guarantor
Segment	Name of Guarantor	Carrying Value of All Assets of Guarantor	Under Operating Leases	Finance Receivables	Total Eligible Assets
Air
	The CIT Group / Business Credit, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
	C.I.T. Leasing Corporation	$[ ]	$[ ]	$[ ]	$[ ]
	The CIT Group / Equipment Financing, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
	CIT Lending Services Corporation	$[ ]	$[ ]	$[ ]	$[ ]
	CIT Technology Financing Services, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
	CIT Capital USA Inc.	$[ ]	$[ ]	$[ ]	$[ ]
	CIT Financial USA, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
	CIT Healthcare LLC	$[ ]	$[ ]	$[ ]	$[ ]
	Total Air Assets	$[ ]	$[ ]	$[ ]	$[ ]
Rail
	The CIT Group / Business Credit, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
	C.I.T. Leasing Corporation	$[ ]	$[ ]	$[ ]	$[ ]
	The CIT Group / Equipment Financing, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
	CIT Lending Services Corporation	$[ ]	$[ ]	$[ ]	$[ ]
	CIT Technology Financing Services, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
	CIT Capital USA Inc.	$[ ]	$[ ]	$[ ]	$[ ]
	CIT Financial USA, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
	CIT Healthcare LLC	$[ ]	$[ ]	$[ ]	$[ ]

Total Rail Assets	$[ ]	$[ ]	$[ ]	$[ ]
Corporate Finance
The CIT Group / Business Credit, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
C.I.T. Leasing Corporation	$[ ]	$[ ]	$[ ]	$[ ]
The CIT Group / Equipment Financing, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
CIT Lending Services Corporation	$[ ]	$[ ]	$[ ]	$[ ]
CIT Technology Financing Services, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
CIT Capital USA Inc.	$[ ]	$[ ]	$[ ]	$[ ]
CIT Financial USA, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
CIT Healthcare LLC	$[ ]	$[ ]	$[ ]	$[ ]
Total Corporate Finance Assets	$[ ]	$[ ]	$[ ]	$[ ]
Small Business Lending
The CIT Group / Business Credit, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
C.I.T. Leasing Corporation	$[ ]	$[ ]	$[ ]	$[ ]
The CIT Group / Equipment Financing, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
CIT Lending Services Corporation	$[ ]	$[ ]	$[ ]	$[ ]
CIT Technology Financing Services, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
CIT Capital USA Inc.	$[ ]	$[ ]	$[ ]	$[ ]
CIT Financial USA, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
CIT Healthcare LLC	$[ ]	$[ ]	$[ ]	$[ ]
Total Small Business Lending Assets	$[ ]	$[ ]	$[ ]	$[ ]
Vendor Finance
The CIT Group / Business Credit, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
C.I.T. Leasing Corporation	$[ ]	$[ ]	$[ ]	$[ ]
The CIT Group / Equipment Financing, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
CIT Lending Services Corporation	$[ ]	$[ ]	$[ ]	$[ ]
CIT Technology Financing Services, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
CIT Capital USA Inc.	$[ ]	$[ ]	$[ ]	$[ ]
CIT Financial USA, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
CIT Healthcare LLC	$[ ]	$[ ]	$[ ]	$[ ]
Total Vendor Finance Assets	$[ ]	$[ ]	$[ ]	$[ ]
Trade Finance
The CIT Group / Business Credit, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
C.I.T. Leasing Corporation	$[ ]	$[ ]	$[ ]	$[ ]
The CIT Group / Equipment Financing, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
CIT Lending Services Corporation	$[ ]	$[ ]	$[ ]	$[ ]
CIT Technology Financing Services, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
CIT Capital USA Inc.	$[ ]	$[ ]	$[ ]	$[ ]
CIT Financial USA, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
CIT Healthcare LLC	$[ ]	$[ ]	$[ ]	$[ ]
Total Trade Finance Assets	$[ ]	$[ ]	$[ ]	$[ ]
Student Lending
The CIT Group / Business Credit, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
C.I.T. Leasing Corporation	$[ ]	$[ ]	$[ ]	$[ ]
The CIT Group / Equipment Financing, Inc.	$[ ]	$[ ]	$[ ]	$[ ]

CIT Lending Services Corporation	$[ ]	$[ ]	$[ ]	$[ ]
CIT Technology Financing Services, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
CIT Capital USA Inc.	$[ ]	$[ ]	$[ ]	$[ ]
CIT Financial USA, Inc.	$[ ]	$[ ]	$[ ]	$[ ]
CIT Healthcare LLC	$[ ]	$[ ]	$[ ]	$[ ]
Total Student Lending Assets	$[ ]	$[ ]	$[ ]	$[ ]
Overall Total	$[ ]	$[ ]	$[ ]	$[ ]